Exhibit 10.1

EXECUTION VERSION

CREDIT AGREEMENT

dated as of

October 22, 2014

among

KKR MANAGEMENT HOLDINGS L.P.,
KKR FUND HOLDINGS L.P.,
KKR INTERNATIONAL HOLDINGS L.P.,
KOHLBERG KRAVIS ROBERTS & CO. L.P.,
as Borrowers,

The Guarantors from time to time party hereto,

The Lenders from time to time party hereto,

and

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent

HSBC SECURITIES (USA) INC.,
as Sole Lead Arranger and Sole Bookrunner

i

SCHEDULES:

Schedule 2.01	—	Commitments
Schedule 2.05	—	Existing Letters of Credit
Schedule 3.05	—	Disclosed Matters

EXHIBITS:

Exhibit A	—	Form of Assignment
Exhibit B	—	Form of Compliance Certificate
Exhibit C	—	Form of Loan Party Joinder Agreement
Exhibit D	—	Form of Lender Joinder Agreement
Exhibit E	—	Form of Borrowing Request
Exhibit F	—	Form of Interest Election Request
Exhibit G-1-4	—	Form of U.S. Tax Compliance Certificate
Exhibit H	—	Form of Note

CREDIT AGREEMENT (this “Agreement”) dated as of October 22, 2014 among KKR MANAGEMENT HOLDINGS L.P., KKR FUND HOLDINGS L.P., KKR INTERNATIONAL HOLDINGS L.P. AND KOHLBERG KRAVIS ROBERTS & CO. L.P., as Borrowers, the GUARANTORS party hereto from time to time, the LENDERS party hereto from time to time and HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent.

In consideration of the mutual covenants and agreements herein contained, the parties hereto covenant and agree as follows:

ARTICLE 1
DEFINITIONS

Section 1.01.                          Defined Terms.  As used in this Agreement, the following terms have the meanings specified below:

“ABR”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Alternate Base Rate.

“Additional Group Partnership” means any holding company for entities in the KKR Group (other than the KKR Group Partnerships).

“Administrative Agent” means HSBC Bank USA, National Association, in its capacity as administrative agent under the Loan Documents.

“Administrative Questionnaire” means an Administrative Questionnaire in a form supplied by the Administrative Agent.

“Affiliate” means, with respect to a specified Person, another Person that directly, or indirectly through one or more intermediaries, Controls or is Controlled by or is under common Control with such specified Person; provided that (v) investment funds, investment vehicles or separately managed accounts of any Loan Party or its Subsidiaries, (x) portfolio company or portfolio investment of any such fund, investment vehicle or separately managed account (or any entity Controlled by a portfolio company or portfolio investment), (y) KFN and its subsidiaries and (z) CLOs or other principal investments managed, Controlled or held as investments by any Loan Party or its Subsidiaries shall not be deemed to be an Affiliate for purposes of this Agreement.

“Agreement” means this Credit Agreement dated as of October 22, 2014, as executed and delivered by the parties hereto, and as the same may be amended from time to time.

“Alternative Asset Investment Firm” means any alternative asset investment firm and any fund managed by a firm whose primary purpose is generally understood to be alternative asset investing.

“Alternate Base Rate” means, for any day, a rate per annum equal to the greatest of (a) the Prime Rate in effect on such day, (b) the Federal Funds Effective Rate in effect on such day plus ½ of 1% and (c) the sum of 1% plus the Eurocurrency Rate for Dollars for an Interest Period of one month appearing on the Screen at approximately 11:00 a.m., London time, on such day (or if such day is not a Business Day, on the immediately preceding Business Day); provided that if such Eurocurrency Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this clause (c).  Any change in the Alternate Base Rate due to a change in the Prime Rate or the Federal Funds Effective Rate shall be effective from and including the effective date of such change in the Prime Rate or the Federal Funds Effective Rate, respectively.

“Alternative Currency” means each of Euro, Sterling, Yen, Australian Dollars, Canadian Dollars, Swiss Francs and each other currency (other than U.S. Dollars) that is approved in accordance with Section 1.06.

“Applicable Percentage” means, with respect to any Lender, the percentage of the total Commitments represented by such Lender’s Commitment; provided that in the case of Section 2.20 when a Defaulting Lender shall exist, “Applicable Percentage” shall mean the percentage of the total Commitments (disregarding any Defaulting Lender’s Commitment) represented by such Lender’s Commitment.  If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments most recently in effect, giving effect to any assignments.

“Applicable Rate” means, for any day, with respect to any Eurocurrency Borrowing or ABR Borrowing, as the case may be, or with respect to the facility fees payable hereunder, the applicable rate per annum set forth below under the caption “Applicable Margin (Eurocurrency)”, “Applicable Margin (ABR”) or “Facility Fee”, as the case may be, based upon the Credit Ratings by S&P, Fitch and/or Moody’s, respectively, applicable on such date:

Level	Credit Rating (S&P/Moody’s/Fitch)	Applicable Margin (Eurocurrency)	Applicable Margin (ABR)	Facility Fee
Level I	AA-/Aa3/AA- or higher	0.690%	0.00%	0.060%
Level II	A+/A1/A+	0.795%	0.00%	0.080%
Level III	A/A2/A	0.900%	0.00%	0.100%
Level IV	A-/A3/A-	1.000%	0.00%	0.125%
Level V	BBB+/Baa1/BBB+ or lower	1.200%	0.20%	0.175%

For purposes of the foregoing, the Credit Rating shall be determined as follows:

(a)                        if a Credit Rating is issued by each Rating Agency, and such Credit Ratings fall within different Levels, (i) if two such Rating Agencies have assigned Credit Ratings that fall in the same Level, then the Credit Rating assigned by such two Rating Agencies shall apply and (ii) if the Credit Rating by each Rating Agency that falls in three different

Levels, then the middle of such Credit Ratings shall apply, (b) if a Credit Rating is issued by two Rating Agencies, then the higher of such Credit Ratings shall apply (with Level I being the highest and Level V being the lowest), unless the Credit Ratings differ by two or more Levels, in which case the Level that is one Level higher than the lower Credit Rating shall apply and (c) if a Credit Rating is only issued by one Rating Agency, then such Credit Rating shall apply.  If and for so long as there shall be no Credit Rating from any Rating Agency, then the Credit Rating will be deemed to be at Level V.

“Approved Fund” has the meaning assigned to such term in Section 10.04.

“Arranger” means HSBC Securities (USA) Inc., in its capacity as sole lead arranger and sole bookrunner for the credit facility established under this Agreement.

“Assignment” means an assignment and assumption entered into by a Lender and an assignee (with the consent of any party whose consent is required by Section 10.04), and accepted by the Administrative Agent, in the form of Exhibit A or any other form approved by the Administrative Agent.

“Australian Dollar” means the lawful currency of the Commonwealth of Australia.

“Authorized Officer” shall mean, with respect to any Person, any individual holding the position of the Chief Executive Officer, the Chief Operating Officer, President, the Chief Financial Officer, the Treasurer, the Controller, the General Counsel, Secretary, the Vice President, or any other senior officer with express authority to act on behalf of such Person designated as such by the board of directors, general partner or other managing authority of such Person.

“Availability Period” means the period from and including the Closing Date to but excluding the earlier of the Maturity Date and the date of termination of the Commitments.

“Bankruptcy Event” means, with respect to any Person, such Person becomes the subject of a bankruptcy or insolvency proceeding, or has had a receiver, conservator, trustee, administrator, custodian, assignee for the benefit of creditors or similar Person charged with the reorganization or liquidation of its business appointed for it, or, in the good faith determination of the Administrative Agent, has taken any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any such proceeding or appointment, provided that a Bankruptcy Event shall not result solely by virtue of any ownership interest, or the acquisition of any ownership interest, in such Person by a governmental authority or instrumentality thereof, provided, further, that such ownership interest does not result in or provide such Person with immunity from the jurisdiction of courts within the United States or from the enforcement of judgments or writs of attachment on its assets or permit such Person (or such governmental authority or instrumentality) to reject, repudiate, disavow or disaffirm any contracts or agreements made by such Person.

“Board” means the Board of Governors of the Federal Reserve System of the United States of America.

“Bond Guarantors” means the Public Company and the KKR Group Partnerships.

“Borrowers” means (i) the KKR Group Partnerships, (ii) Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership and (iii) any Additional Group Partnership that becomes a party to this Agreement in accordance with Section 5.09.

“Borrower Group Companies” means the Loan Parties and their Subsidiaries.

“Borrower Representative” has the meaning assigned to such term in Section 9.05.

“Borrowing” means (a) Global Loans of the same Type and in the same currency, made, converted or continued on the same date and, in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, or (b) a Swingline Loan.

“Borrowing Request” means a request for a Borrowing in accordance with Section 2.03 or Section 2.04 and in the form of Exhibit E or any other form reasonably acceptable to the Administrative Agent.

“Business Day” means any day that is not a Saturday, Sunday or other day on which commercial banks in New York City or London are authorized or required by law to remain closed; provided that, (i) when used in connection with a Loan denominated in Euros, the term “Business Day” shall also exclude any day which is not a TARGET Day, and (ii) when used in connection with a Loan denominated in any other currency, the term “Business Day” shall also exclude any day which is not a day on which dealings in such currency can occur in the London interbank market and on which banks are open for business in the principal financial center for that currency.

“Canadian Dollar” means the lawful currency of Canada.

“Capital Lease Obligations” of any Person means the obligations of such Person to pay rent or other amounts under any lease of (or other arrangement conveying the right to use) real or personal property, or a combination thereof, which obligations are required to be classified and accounted for as capital leases on a balance sheet of such Person under GAAP, and the amount of such obligations shall be the capitalized amount thereof determined in accordance with GAAP, in each case as in effect on the Closing Date.

“Cash and Cash Equivalents” means (i) cash, (ii) cash equivalents and (iii) liquid short-term investments in the Specified Cash Management Account, in each case of clauses (i)-(iii), to the extent included in “Cash and Short-Term Investments” as set forth in the Public Company’s segment financial reporting. For the avoidance of doubt, Cash and Cash Equivalents shall exclude cash reflected on the balance sheet of KFN and its subsidiaries.

“Change of Control” means the occurrence of the following:

(a)                        the direct or indirect sale, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the combined assets of the Credit Group taken as a whole to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than to a Continuing KKR Person; (b) the consummation of any transaction (including, without limitation, any merger or consolidation) the result of which is that any “person” (as that term is used in Section 13(d)(3) of the Exchange Act or any successor provision), other than a Continuing KKR Person, becomes the beneficial owner (within the meaning of Rule 13d-3 under the Exchange Act or any successor provision) of a majority of the controlling interests in (i) the Public Company or (ii) one or more Bond Guarantors that together hold all or substantially all of the assets of the Credit Group taken as a whole; or (c) Kohlberg Kravis Roberts & Co. L.P. shall cease to be Controlled by one or more Bond Guarantors.

“Change in Law” means (a) the adoption of any law, rule or regulation after the Closing Date, (b) any change in any law, rule or regulation or in the interpretation or application thereof by any Governmental Authority after the Closing Date or (c) compliance by any Lender or Issuing Bank (or, for purposes of Section 2.14(b), by any lending office of such Lender or by such Lender’s or Issuing Bank’s holding company, if any) with any request, guideline or directive (whether or not having the force of law) of any Governmental Authority made or issued after the Closing Date.  For purposes of this definition, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, regulations, guidelines, or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines, requirements, or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority), or the United States or foreign regulatory authorities pursuant to Basel III, shall in each case described in clauses (i) and (ii) above be deemed to be a Change in Law and have gone into effect after the date hereof, regardless of the date enacted, adopted, issued or implemented.

“Class”, when used in reference to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are Global Loans or Swingline Loans.

“CLO” means a collateralized loan obligation vehicle.

“Closing Date” means the date on which the conditions specified in Section 4.01 are satisfied (or waived in accordance with Section 10.02).

“Code” means the Internal Revenue Code of 1986, as amended from time to time.

“Commitment” means, with respect to each Lender, the commitment of such Lender to make Global Loans and to acquire participations in Letters of Credit and Swingline Loans hereunder, expressed as an amount representing the maximum aggregate amount of such Lender’s Credit Exposure hereunder, as such commitment may be (a) reduced from time to time pursuant to Section 2.08 and (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 10.04.  The amount of each Lender’s Commitment is set forth on Schedule 2.01, or in the Assignment pursuant to which such Lender shall have assumed its Commitment, as applicable.  As of the Closing Date, the aggregate amount of the Lenders’ Commitments is $1,000,000,000.

“Compliance Certificate” means a certificate substantially in the form of Exhibit B, properly completed and signed by an Authorized Officer of the Borrower Representative.

“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

“Constituent Documents” means, with respect to any Person, (a) the articles of incorporation, certificate of incorporation, certificate of limited partnership, constitution or certificate of formation (or the equivalent organizational documents) of such Person and (b) the by-laws, operating agreement or limited partnership agreement (or the equivalent governing documents) of such Person.

“Contingent Obligations” means contingent indemnification and expense reimbursement obligations as to which no claim has been asserted.

“Continuing KKR Person” means, immediately prior to and immediately following any relevant date of determination, (i) an individual who (a) is an executive of the KKR Group, (b) devotes substantially all of his or her business and professional time to the activities of the KKR Group and (c) did not become an executive of the KKR Group or begin devoting substantially all of his or her business and professional time to the activities of the KKR Group in contemplation of a Change of Control, or (ii) any Person in which any one or more of such individuals directly or indirectly, singly or as a group, holds a majority of the controlling interests.

“Control” means possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ability to exercise voting power, by contract or otherwise.  “Controlling” and “Controlled” have meanings correlative thereto.

“Core Interest Expense” means interest expense incurred by the Public Company and its Subsidiaries on a segment basis, excluding interest expense (i) related to debt obligations from investment financing arrangements related to certain of the Public Company’s (x) investment funds, investment vehicles or separately managed accounts, (y) portfolio company or portfolio investment of any such fund, investment vehicle or separately managed account (or any entity Controlled by a portfolio company or portfolio investment) and (z) CLOs or other principal investments managed, Controlled or held as investments by the Public Company or its Subsidiaries and (ii) incurred by KFN and its subsidiaries.

“Credit Exposure” means, with respect to any Lender at any time, the sum of the outstanding principal amount of such Lender’s Global Loans and its LC Exposure and Swingline Exposure at such time.

“Credit Group” means the Loan Parties and the Loan Parties’ direct and indirect Subsidiaries (to the extent of their economic ownership interest in such Subsidiaries) taken as a whole.

“Credit Rating” means (a) in the case of S&P, the issuer credit rating of the Public Company, (b) in the case of Fitch, the long-term “Issuer Default Rating” of the Public Company and (c) in the case of Moody’s, the “Corporate Family Rating”, in each case including any successor or equivalent rating.

“Default” means any event or condition which constitutes an Event of Default or which upon notice, lapse of time or both would, unless cured or waived, become an Event of Default.

“Defaulting Lender” means any Lender that (a) has failed, within two Business Days of the date required to be funded or paid, to (i) fund all or any portion of its Loans, (ii) fund all or any portion of its participations in Letters of Credit or Swingline Loans or (iii) pay over to the Administrative Agent or any Lender any other amount required to be paid by it hereunder, unless, in the case of clause (i) above, such Lender notifies the Administrative Agent and the Borrower Representative in writing that such failure is the result of such Lender’s reasonable determination that a condition precedent to funding (specifically identified and including the particular default, if any) has not been satisfied, (b) has notified the Borrower Representative or the Administrative Agent in writing, or has made a public statement to the effect, that it does not intend or expect to comply with all or any portion of its funding obligations under this Agreement (unless such writing or public statement indicates that such position is based on such Lender’s reasonable determination that a condition precedent (specifically identified and including the particular default, if any) to funding under this Agreement cannot be satisfied) or generally under other agreements in which it commits to extend credit, (c) has failed, within three Business Days after written request by the Administrative Agent, acting in good faith, to provide a certification in writing from an authorized officer of such Lender that it will comply with its obligations to fund Loans and participations in then outstanding Letters of Credit and Swingline Loans under this Agreement, provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon the Administrative Agent’s receipt of such certification in form and substance reasonably satisfactory to it, or (d) has become the subject of a Bankruptcy Event or has a Parent that has become the subject of a Bankruptcy Event.

“Disclosed Matters” means the actions, suits and proceedings and the environmental matters disclosed in Schedule 3.05.

“Domestic Borrower” means a Borrower organized under the laws of the United States or any state or territory thereof or the District of Columbia.

“EMU Legislation” means the legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

“Environmental Laws” means all laws, rules, regulations, codes, ordinances, orders, decrees, judgments, injunctions, notices or binding agreements issued, promulgated or entered into by any Governmental Authority, relating in any way to the environment, the preservation or reclamation of natural resources, the management, release or threatened release of any Hazardous Material or to health and safety matters.

“Environmental Liability” means any liability, contingent or otherwise (including any liability for damages, costs of remediation, fines, penalties or indemnities), of any Loan Party directly or indirectly resulting from or based upon (a) violation of any Environmental Law, (b) the generation, use, handling, transportation, storage, treatment or disposal of any Hazardous Materials, (c) exposure to any Hazardous Materials, (d) the release or threatened release of any Hazardous Materials into the environment or (e) any contract, agreement or other consensual arrangement pursuant to which liability is assumed or imposed with respect to any of the foregoing.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” means any trade or business (whether or not incorporated) that, together with any Loan Party, is treated as a single employer under Section 414(b) or (c) of the Code or, solely for purposes of Section 302 of ERISA and Section 412 of the Code, is treated as a single employer under Section 414 of the Code.

“ERISA Event” means (a) any “reportable event”, as defined in Section 4043 of ERISA or the regulations issued thereunder with respect to a Plan (other than an event for which the 30 day notice period is waived); (b) the failure by any Plan to satisfy the minimum funding standards (within the meaning of Section 412 of the Code or Section 302 of ERISA), whether or not waived; (c) the filing pursuant to Section 412(c) of the Code or Section 302(c) of ERISA of an application for a waiver of the minimum funding standard with respect to any Plan; (d) the incurrence by any ERISA Affiliate of any liability under Title IV of ERISA with respect to the termination of any Plan; (e) the receipt by any ERISA Affiliate from the PBGC or a plan administrator of any notice relating to an intention to terminate any Plan or Plans or to appoint a trustee to administer any Plan; (f) the incurrence by any ERISA Affiliate of any liability with respect to the withdrawal or partial withdrawal from any Plan or Multiemployer Plan; or (g) the receipt by any ERISA Affiliate of any notice, or the receipt by any Multiemployer Plan from any ERISA Affiliate of any notice, concerning the imposition of Withdrawal Liability or a determination that a Multiemployer Plan is, or is expected to be, insolvent or in reorganization, within the meaning of Title IV of ERISA.

“Euro” and “EUR” mean the single currency of the Participating Member States introduced in accordance with the EMU Legislation.

“Eurocurrency”, when used with respect to any Loan or Borrowing, refers to whether such Loan, or the Loans comprising such Borrowing, are bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means, with respect to any Eurocurrency Borrowing for any Interest Period:

(a)                        denominated in a LIBOR Quoted Currency, the rate per annum equal to the ICE Benchmark Administration LIBOR Rate from the relevant page of the Reuters screen (or any successor to or substitute for such screen, providing rate quotations comparable to those currently provided on such page of such screen, as determined by the Administrative Agent from time to time) (the “Screen”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period, as the rate for deposits in the currency of such Eurocurrency Borrowing with a maturity comparable to such Interest Period; provided that if the currency of such Eurocurrency Borrowing is Sterling, such rate shall be determined on the first day of such Interest Period;

(b)                        denominated in Canadian Dollars, the rate per annum equal to the Canadian Dealer Offered Rate (“CDOR”), from the relevant page of the Screen at approximately 10:00 a.m., Toronto, Ontario time, two Business Days prior to the commencement of such Interest Period, with tenor equal to such Interest Period;

(c)                         denominated in Australian Dollars, the rate per annum equal to the Bank Bill Swap Reference Bid Rate (“BBSY”), from the relevant page of the Screen at approximately 10:00 a.m., Melbourne, Australia time, two Business Days prior to the commencement of such Interest Period, with tenor equal to such Interest Period;

in each case, if the Screen shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the Interpolated Rate; provided that if the Interpolated Rate shall not be available at such time for any reason, then the “Eurocurrency Rate” with respect to such Eurocurrency Borrowing for such Interest Period shall be the average (rounded, if necessary, to the next higher 1/100 of 1%) of the rates per annum (the “Reference Rate”) at which deposits in the currency of such Eurocurrency Borrowing are offered to each of the Reference Banks in the applicable interbank market at the applicable times set forth above prior to the commencement of such Interest Period in an amount approximately equal to the principal amount of the Eurocurrency Borrowing of such Reference Bank to which such Interest Period is to apply and for a period of time comparable to such Interest Period; provided that no Reference Bank shall be required to provide a Reference Rate.  Notwithstanding the foregoing, if the applicable rate described above is less than zero, such rate shall be deemed to be zero for purposes of this Agreement.

“Event of Default” has the meaning assigned to such term in Article 7.

“Exchange Act” means the U.S. Securities Exchange Act of 1934 and any statute successor thereto, in each case as amended from time to time.

“Excluded Taxes” means, with respect to any Lender Party or any other recipient of any payment to be made by or on account of any obligation of any Loan Party hereunder, (a) Taxes imposed on (or measured by) its net income (however denominated) or franchise Taxes, in each case (i) imposed as a result of such recipient being organized under the law of, or having its principal office located in or, in the case of any Lender, having its applicable lending office in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) any branch profits Taxes imposed by the United States of America, or any similar Tax described in clauses (a)(i) or (ii) above, (c) in the case of a Lender, any withholding Tax imposed by the United States of America or the Cayman Islands at the time such Lender first becomes a party to this Agreement (other than by an assignment made pursuant to Section 2.18(b)) with respect to amounts payable by any Person that is then a Borrower under this Agreement, except to the extent that such Lender’s assignor (if any) was entitled at the time of assignment to receive additional amounts with respect to withholding Taxes pursuant to Section 2.16(a), (d) any Taxes to the extent attributable to such Lender’s failure to comply with Section 2.16(e), and (e) any U.S. Federal withholding Taxes imposed under FATCA.

“Existing Commitment” has the meaning assigned to such term in Section 2.22(a)(i).

“Existing Credit Agreement” that certain Amended and Restated Credit Agreement dated as of February 22, 2011 among Kohlberg Kravis Roberts & Co. L.P., as the borrower, the other borrowers party thereto from time to time, the lenders party thereto from time to time, HSBC Securities (USA) Inc., as arranger and HSBC Bank plc, as administrative agent.

“Existing Letters of Credit” means those letters of credit outstanding under the Existing Credit Agreement as of the Closing Date and set forth on Schedule 2.05.

“Existing Loans” has the meaning assigned to such term in Section 2.22(a)(i).

“Existing Secured Indebtedness” means Indebtedness incurred under the Amended and Restated Revolving Credit Agreement dated as of March 30, 2012 among KKR Capital Markets Holdings L.P., as borrower, the lenders party thereto, and Mizuho Corporate Bank, Ltd., as administrative agent, and any amendments, supplements, modifications, extensions, renewals, restatements or refundings thereof and any indentures, notes, debentures or credit facilities or commercial paper facilities that replace, refund or refinance any part of the loans, notes, other credit facilities or commitments thereunder, including any such replacement, refunding or refinancing facility or indenture that alters the maturity or interest rate thereof; provided, that the aggregate principal amount of Existing Secured Indebtedness outstanding at any one time shall not exceed $1.0 billion.

“Extended Commitments” has the meaning assigned to such term in Section 2.22(a)(i).

“Extended Loans” has the meaning assigned to such term in Section 2.22(a)(i).

“Extending Lender” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extension Amendment” has the meaning assigned to such term in Section 2.22(a)(iii).

“Extension Date” has the meaning assigned to such term in Section 2.22(a)(iv).

“Extension Election” has the meaning assigned to such term in Section 2.22(a)(ii).

“Extension Request” has the meaning assigned to such term in Section 2.22(a)(i).

“Extension Series” means all Extended Loans and Extended Commitments that are established pursuant to the same Extension Amendment (or any subsequent Extension Amendment to the extent such Extension Amendment expressly provides that the Extended Loans or Extended Commitments, as applicable, provided for therein are intended to be a part of any previously established Extension Series) and that provide for the same interest margins, commitment fees, extension fees, maturity, and amortization schedule.

“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), and any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code.

“Federal Funds Effective Rate” means, for any day, the weighted average (rounded upwards, if necessary, to the next 1/100 of 1%) of the rates on overnight Federal funds transactions with members of the Federal Reserve System arranged by Federal funds brokers, as published on the next succeeding Business Day by the Federal Reserve Bank of New York, or, if such rate is not so published for any day that is a Business Day, the average (rounded upwards, if necessary, to the next 1/100 of 1%) of the quotations for such day for such transactions received by the Administrative Agent from three Federal funds brokers of recognized standing selected by it; provided that if the applicable rate described above shall be less than zero, it shall be deemed to be zero for purposes of this Agreement.

“Fee Letter” means the letter agreement among the Arranger, the Borrower Representative and the KKR Group Partnerships dated as of September 12, 2014.

“Fee and Yield EBITDA” means, for any period, Fee and Yield Earnings, plus, without duplication and to the extent otherwise deducted in the calculation of Fee and

Yield Earnings, (i) depreciation and amortization and (ii) Core Interest Expense, in each case determined on a total reportable segment basis for the Public Company.

For purposes of calculating Fee and Yield EBITDA for any Reference Period, if at any time during such Reference Period the Public Company or any of its Subsidiaries shall have made any Material Acquisition or Material Disposition, the Fee and Yield EBITDA for such Reference Period shall be calculated after giving pro forma effect thereto as if such Material Acquisition or Material Disposition occurred on the first day of such Reference Period.

“Fee and Yield Earnings” means (i) total management, monitoring and transaction fees, net, plus incentive fees, less (ii) cash compensation and benefits, occupancy and related charges and other operating expenses, plus (iii) net interest and dividends, in each case determined on a total reportable segment basis for the Public Company.

“Fee Paying Assets Under Management” means fee paying assets under management as reported in the Public Company’s segment financial reporting.

“Fitch” means Fitch Ratings, Inc.

“Foreign Lender” means, with respect to any Loan, any Lender making such Loan that is organized under the laws of a jurisdiction other than the Relevant Jurisdiction.

“GAAP” means generally accepted accounting principles in the United States of America.

“Global Loan” means a Loan made in U.S. Dollars or in one or more Alternative Currencies pursuant to Section 2.01.

“Governmental Authority” means the government of the United States of America, any other nation or any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

“Guarantor” means, (i) the Public Company and (ii) any other entity (other than the Borrowers) that guarantees the 6.375% Senior Notes due 2020, the 5.500% Senior Notes due 2043 or the 5.125% Senior Notes due 2044, issued, respectively, by KKR Group Finance Co. LLC, KKR Group Finance Co. II LLC and KKR Group Finance Co. III LLC, each a Delaware limited liability company, that becomes party to this Agreement in accordance with Section 11.07.

“Guaranty” of or by any Person (the “guarantor”) means any obligation, contingent or otherwise, of the guarantor guaranteeing or having the economic effect of guaranteeing any Indebtedness of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, and including any obligation of the guarantor, direct or indirect, (a) to purchase or pay (or advance or supply funds for the purchase or payment of) such Indebtedness or to purchase (or to advance or supply funds for the purchase of) any security for the payment thereof, (b) to purchase or lease property, securities or services for the purpose of assuring the owner of such Indebtedness of the payment thereof, (c) to maintain working capital, equity capital or any other financial statement condition or liquidity of the primary obligor so as to enable the primary obligor to pay such Indebtedness or (d) as an account party in respect of any letter of credit or letter of guaranty issued to support such Indebtedness; provided, that the term “Guaranty” shall not include endorsements for collection or deposit in the ordinary course of business.  The term “Guarantee” used as a verb has a corresponding meaning.

“Hazardous Materials”  means all explosive or radioactive substances or wastes and all hazardous or toxic substances, wastes or other pollutants, including petroleum or petroleum distillates, asbestos or asbestos containing materials, polychlorinated biphenyls, radon gas, infectious or medical wastes and all other substances or wastes of any nature regulated pursuant to any Environmental Law.

“Impacted Interest Period” has the meaning assigned to such term in the definition of “Eurocurrency Rate.”

“Incremental Commitments” has the meaning assigned to such term in Section 2.21(a).

“Incremental Effective Date” has the meaning assigned to such term in Section 2.21(a).

“Indebtedness” of any Person means, without duplication, (a) all obligations of such Person for borrowed money or with respect to deposits or advances of any kind, (b) all obligations of such Person evidenced by bonds, debentures, notes or similar instruments, (c) all obligations of such Person under conditional sale or other title retention agreements relating to property acquired by such Person, (d) all obligations of such Person in respect of the deferred purchase price of property or services (excluding accounts payable incurred in the ordinary course of business), (e) all Indebtedness of others secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property owned or acquired by such Person, whether or not the Indebtedness secured thereby has been assumed, (f) all Guaranties by such Person of Indebtedness of others, (g) all Capital Lease Obligations of such Person, (h) all obligations, contingent or otherwise, of such Person as an account party in respect of letters of credit and letters of guaranty, (i) all obligations, contingent or otherwise, of such Person in respect of bankers’ acceptances, and (j) all net obligations of such Person under Swap Contracts; provided that Indebtedness shall not include (i) deferred or prepaid revenue, (ii) purchase price holdbacks in respect of a portion of the purchase price of an asset to satisfy warranty or other unperformed obligations of the respective seller, (iii) any obligations from investment financing arrangements of investment funds, investment vehicles or managed accounts or any of their respective special purpose vehicles that are not obligations of the Loan Parties or their Subsidiaries or (iv) any Indebtedness incurred by KFN or its subsidiaries that are not obligations of the Loan Parties or their Subsidiaries.  The amount of Indebtedness of any person for purposes of clause (e) above shall be deemed to be equal to the lesser of (i) the aggregate unpaid amount of such Indebtedness and (ii) the fair market value of the property encumbered thereby as determined by such person in good faith.  The amount of any net obligation under any Swap Contract on any date shall be deemed to be the Swap Termination Value thereof as of such date.

“Indemnified Taxes” means all Taxes imposed on or with respect to any payment by or on account of any obligation of any Loan Party hereunder or under any other Loan Document, other than Excluded Taxes or Other Taxes.

“Interest Election Request” means a request by the Borrower Representative to change or continue the Type of a Borrowing in accordance with Section 2.07 and in the form of Exhibit F or any other form reasonably acceptable to the Administrative Agent.

“Interest Payment Date” means (a) with respect to any ABR Loan (other than a Swingline Loan), the last day of each March, June, September and December, (b) with respect to any Eurocurrency Loan, the last day of the Interest Period applicable to the Borrowing of which such Loan is a part and, in the case of a Eurocurrency Borrowing with an Interest Period of more than three months’ duration, each day prior to the last day of such Interest Period that occurs at intervals of three months’ duration after the first day of such Interest Period, and (c) with respect to any Swingline Loan, the day that such Loan is required to be repaid.

“Interest Period” means, with respect to any Eurocurrency Borrowing, the period beginning on the date of such Borrowing specified in the applicable Borrowing Request or on the date specified in the applicable Interest Election and ending on the numerically corresponding day in the calendar month that is one, two, three or six months thereafter (or such other period as all of the Lenders may agree), as the Borrower Representative may elect; provided, that (i) if any Interest Period would end on a day other than a Business Day, such Interest Period shall be extended to the next succeeding Business Day unless such next succeeding Business Day would fall in the next calendar month, in which case such Interest Period shall end on the next preceding Business Day, and (ii) any Interest Period that commences on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the last calendar month of such Interest Period) shall end on the last Business Day of the last calendar month of such Interest Period.

“International Plan” means any “defined benefit plan” as such term is defined in Section 3(35) of ERISA, whether or not such employee benefit plan is subject to ERISA or the Code, which is sponsored, maintained, administered, contributed to, extended or arranged by any Borrower or any of its Subsidiaries under which any Borrower or any of its Subsidiaries has any liability (contingent or otherwise) and covers any current or former employee, officer, director or independent contractor of any Borrower or any of its Subsidiaries who is located exclusively outside of the United States.

“Interpolated Rate” means, at any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as the Screen) determined by the Administrative Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) the Screen (for the longest period for which the Screen is available) that is shorter than the Impacted Interest Period; and (b) the Screen for the shortest period (for which that Screen is available) that exceeds the Impacted Interest Period, in each case, at such time.

“Investment Company Act” has the meaning assigned to such term in Section 3.07.

“Issuer Documents” means with respect to any Letter of Credit, the LC Application and any other document, agreement and instrument entered into by the applicable Issuing Bank and the applicable Borrower (and/or the applicable Subsidiary) in favor of such Issuing Bank and relating to such Letter of Credit.

“Issuing Bank” means each of HSBC Bank USA, National Association, in its capacity as an issuer of Letters of Credit hereunder and/or any other Lenders to be designated by the Borrower Representative that agree to issue Letters of Credit hereunder, and in each case any of its successors in such capacity as provided in Section 2.05(f).  Any Issuing Bank may, in its discretion, arrange for one or more Letters of Credit to be issued by Affiliates of such Issuing Bank, in which case the term “Issuing Bank” shall include any such Affiliate with respect to Letters of Credit issued by such Affiliate.

“KFN” means KKR Financial Holdings LLC, a Delaware limited liability company.

“KKR Group” means the KKR Group Partnerships, the direct and indirect parents (including, without limitation, general partners) of the KKR Group Partnerships (the “Parent Entities”), any direct or indirect Subsidiaries of the Parent Entities or the KKR Group Partnerships, the general partner or similar controlling entities of any investment or vehicle that is managed, advised or sponsored by the KKR Group (“KKR Fund”) and any other entity through which any of the foregoing directly or indirectly conduct its business, but shall exclude any company in which a KKR Fund has an investment.

“KKR Group Partnerships” means KKR Management Holdings L.P., a Delaware limited partnership, KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, and KKR International Holdings L.P., a Cayman Islands exempted limited partnership.

“LC Application” means an application and agreement for the issuance or amendment of a Letter of Credit in the form from time to time in use by the relevant Issuing Bank.

“LC Disbursement” means a payment made by an Issuing Bank pursuant to a Letter of Credit.

“LC Exposure” means, at any time, the U.S. Dollar Equivalent of the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Borrowers at such time.  The LC Exposure of any Lender at any time shall be its Applicable Percentage of the total LC Exposure at such time.

“Lender Joinder Agreement” means a joinder agreement in the form of Exhibit D to this Agreement or any other form reasonably acceptable to the Administrative Agent.

“Lender Parties” means the Lenders (including the Swingline Lender), the Issuing Banks and the Administrative Agent.

“Lenders” means the Persons listed on Schedule 2.01 and any other Person that shall have become a party hereto pursuant to an Assignment or pursuant to a Lender Joinder Agreement, other than any such Person that ceases to be a party hereto pursuant to an Assignment.  Unless the context otherwise requires, the term “Lenders” includes the Swingline Lender and any Issuing Bank.

“Letter of Credit” means any letter of credit issued pursuant to this Agreement, including each Existing Letter of Credit.  Pursuant to Section 2.05(a), each Existing Letter of Credit shall be deemed to be a Letter of Credit for all purposes of the Loan Documents.

“Leverage Ratio” means, on any date, the ratio of Total Indebtedness on such date to Fee and Yield EBITDA for the period of four consecutive fiscal quarters ended on such date or most recently ended on or prior to such date, as applicable.

“LIBOR Quoted Currency” means each of the following currencies: U.S. Dollars; Euro; Sterling; Yen; Swiss Franc and any other applicable Alternative Currency); in each case as long as there is a published LIBOR rate with respect thereto.

“Lien” means, with respect to any asset, (a) any mortgage, deed of trust, lien, pledge, hypothecation, encumbrance, charge or security interest in, on or of such asset, (b) the interest of a vendor or a lessor under any conditional sale agreement, capital lease or title retention agreement (or any financing lease having substantially the same economic effect as any of the foregoing) relating to such asset and (c) in the case of securities, any purchase option, call or similar right of a third party with respect to such securities.

“Loan Documents” means this (i) Agreement, (ii) the Lender Joinder Agreements, (iii) the Extension Amendments, (iv) the Loan Party Joinder Agreements, (v) each LC Application and each other Issuer Document, (vi)  any promissory notes issued pursuant to Section 2.09(e) and (vii) the Fee Letter.

“Loan Parties” means the Borrowers and the Guarantors.

“Loan Party Guaranty” means the Guaranty set forth in Article 11.

“Loan Party Joinder Agreement” means a joinder agreement in the form of Exhibit C to this Agreement or any other form reasonably acceptable to the Administrative Agent.

“Loans” means the loans made by the Lenders to the Borrowers pursuant to this Agreement.

“Material Acquisition” means any acquisition or series of related acquisitions of a Subsidiary or business unit with Fee and Yield Earnings which are included in Fee and Yield EBITDA that involves the payment of consideration by the Public Company or any of its Subsidiaries in excess of $25,000,000.

“Material Adverse Effect” means a material adverse effect on (a) the business, results of operations, or financial condition of the Loan Parties taken as a whole, (b) the ability of any Loan Party to perform its obligations under the Loan Documents or (c) the validity or enforceability of the Loan Documents or the rights or remedies of any Lender Party thereunder.

“Material Disposition” means any disposition or series of related dispositions of a Subsidiary or business unit with Fee and Yield Earnings which are included in Fee and Yield EBITDA that yields gross proceeds to the Public Company or any of its Subsidiaries in excess of $25,000,000.

“Material Indebtedness” means any Indebtedness (other than the Loans and Letters of Credit) of any one or more of the Borrower Group Companies in an aggregate principal amount exceeding $75,000,000; provided that in the case of any Subsidiary, Material Indebtedness shall consist solely of Indebtedness of the types described in subclauses (a) and (b) of the definition thereof.

“Material Subsidiary” means any Subsidiary which, together with its own Subsidiaries, (i) accounts for more than 10% of the consolidated assets of the Public Company as of the last day of the most recently ended fiscal quarter of the Public Company, (ii) accounts for more than 10% of the consolidated revenues of the Public Company for the most recently ended period of four consecutive fiscal quarters of the Public Company or (iii) accounts for more than 10% of Fee and Yield Earnings for the most recently ended period of four consecutive fiscal quarters of the Public Company.

“Maturity Date” means the fifth anniversary of the Closing Date.

“Moody’s” means Moody’s Investors Service, Inc., and any successor to its rating agency business.

“Multiemployer Plan” means a multiemployer plan as defined in Section 4001(a)(3) of ERISA.

“New Lender” has the meaning assigned to such term in Section 2.21(b).

“New Loan” has the meaning assigned to such term in Section 2.21(b).

“Non-U.S. Lender” means (a) if the Borrower is a U.S. Person, a Lender, with respect to the Borrower, that is not a U.S. Person, and (b) if the Borrower is not a U.S. Person, a Lender, with respect to the Borrower, that is resident or organized under the laws of a jurisdiction other than that in which the Borrower is resident for tax purposes.

“Obligations” means all advances to, and debts, liabilities, obligations, covenants and duties of, any Loan Party arising under any Loan Document or otherwise with respect to any Loan or Letter of Credit, whether direct or indirect (including those acquired by assumption), absolute or contingent, due or to become due, now existing or hereafter arising, and including interest and fees that accrue after (or would accrue but for) the commencement by or against any Loan Party or any Affiliate thereof of any proceeding under any Federal, state or foreign bankruptcy, insolvency, receivership or similar law naming such Person as the debtor in such proceeding, regardless of whether such interest and fees are allowed claims in such proceeding.

“OFAC” means the Office of Foreign Assets Control of the U.S. Department of the Treasury.

“Other Currency Equivalent” means, at any time, with respect to any amount denominated in U.S. Dollars, the equivalent amount thereof in the applicable Alternative Currency, as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with U.S. Dollars.

“Other Connection Taxes” means with respect to any Lender Party, Taxes imposed as a result of a present or former connection between such Lender Party and the jurisdiction imposing such Tax (other than connections arising from such Lender Party having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to, or enforced, any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

“Other Taxes” means any and all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes or any other excise or property Taxes, charges or similar levies arising from any payment made under any Loan Document or from the execution, performance, delivery or enforcement of, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to Section 2.18(b)).

“Outstanding Amount” means (i) with respect to any Class of Loans on any date, the U.S. Dollar Equivalent of the aggregate outstanding principal amount thereof after giving effect to any borrowings and prepayments or repayments of such Class of Loans occurring on such date; and (ii) with respect to LC Exposure on any date, the U.S.

Dollar Equivalent of the aggregate outstanding amount of such LC Exposure on such date after giving effect to any drawings or reimbursements occurring on such date.

“Parent” means, with respect to any Lender, any Person Controlling such Lender.

“Participant” has the meaning assigned to such term in Section 10.04.

“Participant Register” has the meaning assigned to such term in Section 10.04.

“Participating Member State” means each state so described in any EMU Legislation.

“PBGC” means the Pension Benefit Guaranty Corporation referred to and defined in ERISA and any successor entity performing similar functions.

“Permitted Investments” means:

(a)                        direct obligations of, or obligations the principal of and interest on which are unconditionally guaranteed by, the United States of America (or by any agency thereof to the extent such obligations are backed by the full faith and credit of the United States of America), in each case maturing within one year from the date of acquisition thereof;

(b)                        investments in commercial paper maturing within 270 days from the date of acquisition thereof and having, at such date of acquisition, the highest credit rating obtainable from S&P or from Moody’s;

(c)                         investments in certificates of deposit, banker’s acceptances and time deposits maturing within 180 days from the date of acquisition thereof issued or guaranteed by or placed with, and money market deposit accounts issued or offered by, any domestic office of any commercial bank organized under the laws of the United States of America or any State thereof which has a combined capital and surplus and undivided profits of not less than $500,000,000; and

(d)                        money market funds that (i) comply with the criteria set forth in SEC Rule 2a-7 under the Investment Company Act of 1940, (ii) are rated AAA by S&P and Aaa by Moody’s and (iii) have portfolio assets of at least $5,000,000,000.

“Permitted Liens” means:

(a)                        Liens on voting stock or profit participating equity interests of any Subsidiary existing at the time such entity becomes a direct or indirect Subsidiary of the Public Company or is merged into a direct or indirect Subsidiary of the Public Company (provided such Liens are not created or incurred in connection with such transaction and do not extend to any other Subsidiary),

(b)                        statutory Liens, Liens for taxes or assessments or governmental liens not yet due or delinquent or which can be paid without penalty or are being contested in good faith,

(c)                         other Liens of a similar nature as those described in subclauses (a) and (b) above, and

(d)                        Liens granted under Existing Secured Indebtedness.

“Person” means any natural person, corporation, limited liability company, trust, joint venture, association, company, partnership, Governmental Authority or other entity.

“Plan” means any employee pension benefit plan (other than a Multiemployer Plan) subject to the provisions of Title IV of ERISA or Section 412 of the Code or Section 302 of ERISA, and in respect of which any ERISA Affiliate is (or, if such plan were terminated, would under Section 4069 of ERISA be deemed to be) an “employer” as defined in Section 3(5) of ERISA.

“Prime Rate” means the rate of interest per annum publicly announced from time to time by HSBC Bank USA, National Association, as its prime rate in effect at its office located at 452 Fifth Avenue, New York, New York 10018; each change in the Prime Rate shall be effective from and including the date such change is publicly announced as being effective.

“Public Company” means KKR & Co. L.P., a Delaware limited partnership (or its successor).

“Rating Agency” means S&P, Fitch and Moody’s.

“Reference Period” means any period of four consecutive fiscal quarters.

“Reference Banks” means the applicable principal offices (or any successor offices) of HSBC Bank USA, Citibank, N.A. and Mizuho Bank, Ltd. and any other Lender which has agreed to become a Reference Bank and is reasonably acceptable to the Administrative Agent and the Borrower Representative; provided that any such Reference Bank may resign as a Reference Bank at any time without the consent of any other party so long as any such Reference Bank provides at least 10 days’ notice (unless such Reference Bank is resigning pursuant to court order, regulation or other applicable law, in which case such resignation shall be immediate upon notice) to the Borrower Representative prior to such resignation.

“Reference Rate” has the meaning assigned to such term in the definition of “Eurocurrency Rate”.

“Register” has the meaning assigned to such term in Section 10.04.

“Related Parties” means, with respect to any specified Person, such Person’s Affiliates and the respective directors, officers, employees, agents and advisors of such Person and such Person’s Affiliates.

“Relevant Jurisdiction” means (i) in the case of any Loan to any Domestic Borrower, the United States of America, and (ii) in the case of any Loan to any other Borrower, the jurisdiction imposing (or having the power to impose) withholding tax on payments by such Borrower under this Agreement.

“Required Lenders” means, at any time, Lenders (or, if there are two or more Lenders, at least two Lenders) having Credit Exposures and unused Commitments representing more than 50% of the sum of the total Credit Exposures and unused Commitments at such time, exclusive in each case of the Credit Exposure and unused Commitment of any Defaulting Lender.

“Revaluation Date” means with respect to any Loan or Letter of Credit, each of the following:  (i) each date of receipt by the Administrative Agent of a Borrowing Request, or a request for the issuance of a Letter of Credit, denominated in an Alternative Currency, (ii) each date of receipt by the Administrative Agent of an Interest Election Request (or, if a Borrowing is continued pursuant to Section 2.07(e), each date by which an Interest Election Request would have been due), or a request for the amendment, renewal or extension of a Letter of Credit, denominated in an Alternative Currency and (iii) such additional dates as the Administrative Agent shall determine or the Required Lenders shall require.

“S&P” means Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business, and any successor to its rating agency business.

“Sanctioned Country” means any country or territory that is subject to a comprehensive countrywide trade or investment embargo under any Sanctions.  As of the date of this Agreement, the following are the only “Sanctioned Countries”: Cuba, Iran, North Korea, Sudan and Syria.

“Sanctions” means any sanctions, prohibitions or trade embargoes imposed by any executive order of the U.S. government or by any sanctions program administered by OFAC.

“Sanctions List” means any Sanctions-related list of designated Persons maintained by OFAC at its official website.

“Screen” has the meaning assigned to such term in the definition of Eurocurrency Rate.

“SEC” means the Securities and Exchange Commission, any successor thereto and any analogous Governmental Authority.

“Specified Cash Management Account” means an internally managed account investing in high-grade, short-duration cash management strategies used by the Credit Group to generated additional yield on its excess liquidity.

“Specified Existing Commitment” has the meaning assigned to such term in Section 2.22(a)(i).

“Spot Rate” means, on any day, for any currency, the spot rate quoted by HSBC Bank USA, National Association, in New York at approximately 11:00 a.m. for the purchase of such currency with another currency for delivery two Business Days later.

“Sterling” and “£” mean the lawful currency of the United Kingdom.

“subsidiary” means, with respect to any Person at any date, (a) any corporation more than 50% of whose equity interests of any class or classes having by the terms thereof ordinary voting power to elect a majority of the directors of such corporation (irrespective of whether or not at the time equity interests of any class or classes of such corporation shall have or might have voting power by reason of the happening of any contingency) is at the time owned by such Person directly or indirectly through subsidiaries, or (b) any limited liability company, partnership, association, joint venture or other entity of which such Person directly or indirectly through subsidiaries has more than a 50% equity interest (of either economic interests or ordinary voting power, as applicable) at the time.

“Subsidiary” means subsidiary of the Public Company that is or would be consolidated with the Public Company in the preparation of segment information included in the notes to the consolidated financial statements of the Public Company prepared in accordance with GAAP.  For the avoidance of doubt, a Subsidiary shall not include (a) any investment funds, investment vehicles or separately managed accounts, (b) any portfolio company or portfolio investment of any such fund, investment vehicle or separately managed account (or any entity Controlled by a portfolio company or portfolio investment), (c) KFN and its subsidiaries and (d) CLOs or principal other investments managed, Controlled or held as investments by the Public Company or its Subsidiaries; provided that with respect to Section 3.11 only, clause (c) of the preceding sentence shall be included in the definition of Subsidiary.

“Substantially All Merger” means a merger or consolidation of one or more Loan Parties with or into another Person that would, in one or a series of related transactions, result in the transfer or other disposition, directly or indirectly, of all or substantially all of the combined assets of the Loan Parties taken as a whole to a Person that is not within the Loan Parties immediately prior to such transaction.

“Substantially All Sale” means a sale, assignment, transfer, lease or conveyance to any other Person, in one or a series of related transactions, directly or indirectly, of all or substantially all of the combined assets of the Loan Parties taken as a whole to a Person that is not within the Loan Parties immediately prior to such transaction.

“Swap Contract” means (a) any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement, and (b) any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement (any such master agreement, together with any related schedules, a “Master Agreement”), including any such obligations or liabilities under any Master Agreement.

“Swap Termination Value” means, in respect of any one or more Swap Contracts, after taking into account the effect of any legally enforceable netting agreement relating to such Swap Contracts, (a) for any date on or after the date such Swap Contracts have been closed out and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a), the amount(s) determined as the mark-to-market value(s) for such Swap Contracts, as determined based upon one or more mid-market or other readily available quotations provided by any recognized dealer in such Swap Contracts (which may include a Lender or any Affiliate of a Lender).

“Swingline Exposure” means, at any time, the aggregate principal amount of all Swingline Loans outstanding at such time.  The Swingline Exposure of any Lender at any time shall be its Applicable Percentage of the total Swingline Exposure at such time.

“Swingline Lender” means HSBC Bank USA, National Association, in its capacity as lender of Swingline Loans hereunder.

“Swingline Loan” means a Loan made pursuant to Section 2.04.

“Swiss Francs” means the lawful currency of the Swiss Confederation.

“TARGET Day” means any day on which the Trans-European Automated Real-time Gross Settlement Express Transfer (TARGET) payment system (or, if such payment system ceases to be operative, such other payment system (if any) determined by the Administrative Agent to be a suitable replacement) is open for the settlement of payments in Euro.

“Taxes” means any and all present or future taxes, levies, imposts, duties, deductions, withholdings, assessments, fees or other charges imposed by any

Governmental Authority, including any interest, additions to tax or penalties applicable thereto.

“Total Indebtedness” means, on any date, the total amount of Indebtedness of the Public Company and its Subsidiaries of the types described in clauses (a), (b), (f) (to the extent the underlying Indebtedness is of the types otherwise enumerated in this definition of Total Indebtedness), (g), (h) and (i) (to the extent of drawings thereunder) of the definition thereof; minus unrestricted Cash and Cash Equivalents of the Public Company and its Subsidiaries.

“Transactions” means the execution, delivery and performance by the Loan Parties of this Agreement and the Loan Documents, the borrowing of Loans, the use of the proceeds thereof and the issuance of Letters of Credit hereunder (including each Existing Letter of Credit deemed to be a Letter of Credit pursuant to Section 2.05(a)).

“Type”, when used in reference to any Loan or Borrowing, refers to whether the rate of interest on such Loan, or on the Loans comprising such Borrowing, is determined by reference to the Eurocurrency Rate or the Alternate Base Rate.

“U.S. Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in U.S. Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in U.S. Dollars as determined by the Administrative Agent at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of U.S. Dollars with such Alternative Currency.

“U.S. Dollars” and “$” mean the lawful currency of the United States of America.

“U.S. Person” means a “United States person” within the meaning of Section 7701(a)(30) of the Code.

“USA PATRIOT Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Title III of Pub.L.107-56, signed into law October 26, 2001, as amended.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as such terms are defined in Part I of Subtitle E of Title IV of ERISA.

“Yen” means the lawful currency of Japan.

Section 1.02.                          Classification of Loans and Borrowings.  For purposes of this Agreement, Loans may be classified and referred to by Class (e.g., a “Global Loan”) or by Type (e.g., a “Eurocurrency Loan”) or by Class and Type (e.g., a “Eurocurrency Global Loan”).  Borrowings also may be classified and referred to by Class (e.g., a “Global Borrowing”) or by Type (e.g., a “Eurocurrency Borrowing”) or by Class and Type (e.g., a “Eurocurrency Global Borrowing”).

Section 1.03.                          Terms Generally.  The definitions of terms herein shall apply equally to the singular and plural forms of the terms defined.  Whenever the context may require, any pronoun shall include the corresponding masculine, feminine and neuter forms.  The words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”.  The word “will” shall be construed to have the same meaning and effect as the word “shall”.  Unless the context requires otherwise (a) any definition of or reference to any agreement, instrument or other document herein shall be construed as referring to such agreement, instrument or other document as from time to time amended, supplemented or otherwise modified (subject to any restrictions on such amendments, supplements or modifications set forth herein), (b) any reference herein to any Person shall be construed to include such Person’s successors and assigns, (c) the words “herein”, “hereof” and “hereunder”, and words of similar import, shall be construed to refer to this Agreement in its entirety and not to any particular provision hereof, (d) all references herein to Articles, Sections, Exhibits and Schedules shall be construed to refer to Articles and Sections of, and Exhibits and Schedules to, this Agreement, (e) any reference to any law or regulation herein shall, unless otherwise specified, refer to such law or regulation as amended, modified or supplemented from time to time and (f) the words “asset” and “property” shall be construed to have the same meaning and effect and to refer to any and all tangible and intangible assets and properties, including cash, securities, accounts and contract rights.

Section 1.04.                          Accounting Terms; GAAP.  Except as otherwise expressly provided herein, all terms of an accounting or financial nature shall be construed in accordance with GAAP, as in effect from time to time, with such adjustments thereto as are reflected in and consistent with the financial statements referred to in Section 3.04(a), but in any event without giving effect to principles of consolidation; provided that, if the Borrower Representative notifies the Administrative Agent that the Borrowers request an amendment to any provision hereof to eliminate the effect of any change occurring after the date hereof in GAAP or in the application thereof on the operation of such provision (or if the Administrative Agent notifies the Borrower Representative that the Required Lenders request an amendment to any provision hereof for such purpose), regardless of whether any such notice is given before or after such change in GAAP or in the application thereof, then such provision shall be interpreted on the basis of GAAP as in effect and applied immediately before such change shall have become effective until such notice shall have been withdrawn or such provision amended in accordance herewith.

Section 1.05.                          Exchange Rates; Currency Equivalents.  (a) The Administrative Agent shall determine the Spot Rates as of each Revaluation Date to be used for calculating U.S. Dollar Equivalent amounts of Borrowings and Outstanding Amounts denominated in Alternative Currencies.  Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur.

(b)                       Wherever in this Agreement in connection with a Borrowing, conversion, continuation or prepayment of a Eurocurrency Loan an amount, such as a required minimum or multiple amount, is expressed in U.S. Dollars, but such Borrowing or Loan is denominated in an Alternative Currency, such amount shall be the relevant Other

Currency Equivalent of such U.S. Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Administrative Agent.

Section 1.06.                          Additional Alternative Currencies.  (a) The Borrower Representative may from time to time request that Eurocurrency Loans be made or Letters of Credit be issued in a currency other than those specifically listed in the definition of “Alternative Currency”; provided that such requested currency is a lawful currency (other than U.S. Dollars) that is readily available and freely transferable and convertible into U.S. Dollars.  Any such request shall be subject to the approval of the Administrative Agent, the applicable Issuing Banks and the Lenders.

(b)                       Any such request shall be made to the Administrative Agent not later than 11:00 a.m., ten Business Days prior to the date of the desired Borrowing (or such other time or date as may be agreed by the Administrative Agent, in its sole discretion).  In the case of any such request, the Administrative Agent shall promptly notify each Issuing Bank and each Lender thereof.  Each Issuing Bank and each Lender shall notify the Administrative Agent, not later than 11:00 a.m., five Business Days after receipt of such request, whether it consents, in its sole discretion, to the making of Eurocurrency Loans or issuance of Letters of Credit in such requested currency.

(c)                        Any failure by an Issuing Bank or a Lender to respond to such request within the time period specified in the preceding sentence shall be deemed to be a refusal by such Issuing Bank or such Lender to permit Eurocurrency Loans to be made or Letters of Credit to be issued in such requested currency.  If the Administrative Agent, the applicable Issuing Banks and all the Lenders consent to making Eurocurrency Loans or issuing Letters of Credit in such requested currency, the Administrative Agent shall so notify the Borrower Representative and such currency shall thereupon be deemed for all purposes to be an Alternative Currency hereunder. If the Administrative Agent shall fail to obtain consent to any request for an additional currency under this Section, the Administrative Agent shall promptly so notify the Borrower Representative.

Section 1.07.                          Change of Currency.  (a) Each obligation of any Borrower to make a payment denominated in the national currency unit of any Participating Member State that adopts the Euro as its lawful currency after the date hereof shall be redenominated into Euro at the time of such adoption (in accordance with the EMU Legislation).  If, in relation to the currency of any such Participating Member State, the basis of accrual of interest expressed in this Agreement in respect of that currency shall be inconsistent with any convention or practice in the London interbank market for the basis of accrual of interest in respect of the Euro, such expressed basis shall be replaced by such convention or practice with effect from the date on which such Participating Member State adopts the Euro as its lawful currency; provided that if any Borrowing in the currency of such Participating Member State is outstanding immediately prior to such date, such replacement shall take effect, with respect to such Borrowing, at the end of the then current Interest Period.

(b)                       Each provision of this Agreement shall be subject to such reasonable changes of construction as the Administrative Agent, acting at the direction of the Required Lenders, and the Borrower Representative may from time to time agree to be appropriate to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(c)                        Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Administrative Agent, acting at the direction of the Required Lenders, and the Borrower Representative may from time to time agree to be appropriate to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency.

ARTICLE 2
THE CREDITS

Section 2.01.                          Commitments.  Subject to the terms and conditions set forth herein, each Lender, severally and not jointly, agrees to make Global Loans to the Borrowers in U.S. Dollars or in one or more Alternative Currencies from time to time during the Availability Period in an aggregate principal amount that will not result in (i) such Lender’s Credit Exposure exceeding such Lender’s Commitment, or (ii) the sum of the total Credit Exposures exceeding the total Commitments.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Global Loans.

Section 2.02.                          Loans and Borrowings.  (a) Each Global Loan shall be made as part of a Borrowing consisting of Global Loans made by the Lenders ratably in accordance with their respective Commitments.  The failure of any Lender to make any Loan required to be made by it shall not relieve any other Lender of its obligations hereunder; provided that the Commitments of the Lenders are several and no Lender shall be responsible for any other Lender’s failure to make Loans as required.

(b)                       Subject to Section 2.13, each Global Borrowing shall be comprised entirely of ABR Loans or Eurocurrency Loans, as the Borrower Representative may request in accordance herewith.  All ABR Loans shall be denominated in U.S. Dollars.  Eurocurrency Loans may be denominated in U.S. Dollars or an Alternative Currency.  Each Swingline Loan shall be an ABR Loan.  Each Lender at its option may make any Loan by causing any domestic or foreign branch or Affiliate of such Lender to make such Loan; provided that any exercise of such option shall not affect the obligation of the Borrowers to repay such Loan in accordance with the terms of this Agreement.

(c)                        At the commencement of each Interest Period for any Eurocurrency Borrowing, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000.  At the time that each ABR Borrowing is made, such Borrowing shall be in an aggregate amount that is an integral multiple of $1,000,000 and not less than $5,000,000; provided that an ABR Borrowing may be in an aggregate amount that is equal to the entire unused balance of the total Commitments or that is required to finance the reimbursement of an LC Disbursement as contemplated by Section 2.05(e).  Each Swingline Loan shall be in an amount that is an integral multiple of $100,000 and not less than $1,000,000.  Borrowings of more than one Type and Class may be outstanding at the same time; provided that there shall not at any time be more than a total of ten Eurocurrency Borrowings outstanding.

(d)                       Notwithstanding any other provision of this Agreement, the Borrower Representative shall not be entitled to request, or to elect to convert or continue, any Borrowing if the Interest Period requested with respect thereto would end after the Maturity Date.

Section 2.03.                          Requests for Borrowings.  To request a Borrowing, the Borrower Representative shall notify the Administrative Agent of such request in the form of a Borrowing Request signed by the Borrower Representative not later than 11:00 a.m., New York City time, (a) in the case of a Eurocurrency Borrowing denominated in U.S. Dollars, three Business Days before the date of the proposed Borrowing, (b) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, four Business Days before the date of the proposed Borrowing, or (c) in the case of an ABR Borrowing, on the date of the proposed Borrowing.  Each such Borrowing Request shall be irrevocable.  Each such Borrowing Request shall specify the following information in compliance with Section 2.02:

(i)                                     the name of the Borrower;

(ii)                                  the aggregate amount of the requested Borrowing;

(iii)                               the date of such Borrowing, which shall be a Business Day;

(iv)                              whether such Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing;

(v)                                 in the case of a Eurocurrency Borrowing, the initial Interest Period to be applicable thereto, which shall be a period contemplated by the definition of “Interest Period”;

(vi)                              the location and number of the applicable Borrower’s account to which funds are to be disbursed, which shall comply with the requirements of Section 2.06; and

(vii)                           in the case of a Eurocurrency Borrowing, the currency of such Borrowing.

Promptly following receipt of a Borrowing Request in accordance with this Section, the Administrative Agent shall advise each Lender of the details thereof and of the amount of such Lender’s Loan to be made as part of the requested Borrowing.

Section 2.04.                          Swingline Loans.  (a) Subject to the terms and conditions set forth herein, the Swingline Lender agrees to make Swingline Loans to the Borrowers from time to time during the Availability Period, in an aggregate principal amount at any time outstanding that will not result in (i) the aggregate principal amount of outstanding Swingline Loans exceeding $50,000,000 or (ii) the sum of the total Credit Exposures exceeding the total Commitments; provided that the Swingline Lender shall not be required to make a Swingline Loan to refinance an outstanding Swingline Loan.  Within the foregoing limits and subject to the terms and conditions set forth herein, the Borrowers may borrow, prepay and reborrow Swingline Loans.

(b)                       To request a Swingline Loan, the Borrower Representative shall notify the Administrative Agent of such request by in the form of a Borrowing Request signed by the Borrower Representative, not later than 11:00 a.m., New York City time, on the day of a proposed Swingline Loan.  Each such notice shall be irrevocable and shall specify the requested date (which shall be a Business Day) and amount of the requested Swingline Loan.  The Administrative Agent will promptly advise the Swingline Lender of any such notice received by it.  The Swingline Lender shall make each Swingline Loan available by means of a credit to the general deposit account of the applicable Borrower with the Swingline Lender or disbursement to such other account of the applicable Borrower as the Borrower Representative may specify in its Borrowing Request (or, in the case of a Swingline Loan made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e), by remittance to the Issuing Bank) on the requested date of such Swingline Loan.

(c)                        The Swingline Lender may by written notice given to the Administrative Agent not later than 10:00 a.m., New York City time, on any Business Day require the Lenders to acquire participations on such Business Day in all or a portion of the Swingline Loans outstanding.  Such notice shall specify the aggregate amount of Swingline Loans in which Lenders will participate.  Promptly upon receipt of such notice, the Administrative Agent will give notice thereof to each Lender, specifying in such notice such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender hereby absolutely and unconditionally agrees, upon receipt of notice as provided above, to pay to the Administrative Agent, for the account of the Swingline Lender, such Lender’s Applicable Percentage of such Swingline Loan or Loans.  Each Lender acknowledges and agrees that its obligation to acquire participations in Swingline Loans pursuant to this paragraph is absolute and unconditional and shall not be affected by any circumstance whatsoever, including the occurrence and continuance of a Default or reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.  Each Lender shall comply with its obligation under this paragraph by wire transfer of immediately available funds, in the same manner as provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to the payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the Swingline Lender the amounts so received by it from the Lenders.  The Administrative Agent shall promptly notify the Borrower Representative of any participations in any Swingline Loan acquired pursuant to this paragraph, and thereafter payments in respect of such Swingline Loan shall be made to the Administrative Agent and not to the Swingline Lender.  Any amounts received by the Swingline Lender from the Borrowers in respect of a Swingline Loan after receipt by the Swingline Lender of the proceeds of a sale of participations therein shall be promptly remitted to the Administrative Agent; any such amounts received by the Administrative Agent shall be promptly remitted by the Administrative Agent to the Lenders that shall have made their payments pursuant to this paragraph and to the Swingline Lender, as their interests may appear; provided that any such payment so remitted shall be repaid to the Swingline Lender or to the Administrative Agent, as applicable, if and to the extent such payment is required to be refunded to any Borrower for any reason.  The purchase of participations in a Swingline Loan pursuant to this paragraph shall not relieve the Borrowers of any default in the payment thereof.

Section 2.05.                          Letters of Credit.  (a) General.  Subject to the terms and conditions set forth herein (including without limitation the conditions set forth in Section 4.02), the Borrower Representative may request the issuance of Letters of Credit for the account of the Borrowers (to support obligations of any Borrower or its Subsidiaries), in a form reasonably acceptable to the Administrative Agent and the applicable Issuing Bank, from time to time during the Availability Period.  All Letters of Credit shall be denominated in U.S. Dollars or an Alternative Currency.  In the event of any inconsistency between the terms and conditions of this Agreement and the terms and conditions of any form of letter of credit application or other agreement submitted by the Borrower Representative to, or entered into by any Borrower with, any Issuing Bank relating to any Letter of Credit, the terms and conditions of this Agreement shall control. Notwithstanding the foregoing, each Existing Letter of Credit shall be deemed to be a Letter of Credit under this Agreement and for all purposes of the Loan Documents.

(b)                       Notice of Issuance, Amendment, Renewal or Extension; Certain Conditions.  (i) To request the issuance of a Letter of Credit (or the amendment, renewal or extension of an outstanding Letter of Credit), the Borrower Representative shall hand deliver or telecopy (or transmit by electronic communication, if arrangements for doing so have been approved by the applicable Issuing Bank) to the applicable Issuing Bank and the Administrative Agent (at least five Business Days (or such shorter period of time as may be agreed by the Administrative Agent and such Issuing Bank) in advance of the requested date of issuance, amendment, renewal or extension) a notice (which shall include wording agreed with such Issuing Bank) requesting the issuance of a Letter of Credit, or identifying the Letter of Credit to be amended, renewed or extended, and specifying the name of the account party (which may, at the option of the Borrower Representative, list any Loan Party or one or more Subsidiaries of any Borrower; provided that the listing of such Guarantor or Subsidiaries shall not create any obligations of such entity under this Agreement and the Borrowers shall remain at all times responsible for the obligations and agreements under the Loan Documents with respect to all Letters of Credit), the requested date of issuance, amendment, renewal or extension (which shall be a Business Day), the date on which such Letter of Credit is to expire (which shall comply with Section 2.05(c), the amount of such Letter of Credit, the currency of denomination, the name and address of the beneficiary thereof and such other information as shall be necessary to prepare, amend, renew or extend such Letter of Credit.  If requested by an Issuing Bank, the Borrower Representative also shall submit a letter of credit application on such Issuing Bank’s standard form in connection with any request for a Letter of Credit.  A Letter of Credit shall be issued, amended, renewed or extended only if (and upon issuance, amendment, renewal or extension of each Letter of Credit the Borrower Representative shall be deemed to represent and warrant that), after giving effect to such issuance, amendment, renewal or extension (x) the LC Exposure shall not exceed $250,000,000 and (y) the sum of the total Credit Exposures shall not exceed the total Commitments.

(ii)                                  Promptly after receipt of a notice requesting the issuance, amendment, renewal or extension of a Letter of Credit, the applicable Issuing Bank will confirm with the Administrative Agent (by telephone or in writing) that the Administrative Agent has received a copy of such notice from the Borrower Representative and, if not, such Issuing Bank will provide the Administrative Agent with a copy thereof.  Upon receipt by such Issuing Bank of confirmation from the Administrative Agent that the requested issuance, amendment, renewal or extension is permitted in accordance with the terms hereof, then, subject to the terms and conditions hereof, such Issuing Bank shall, on the requested date, issue a Letter of Credit for the account of the Borrowers or enter into the applicable amendment, renewal or extension, as the case may be, in each case in accordance with such Issuing Bank’s usual and customary business practices.

(c)                        Expiration Date.  Each Letter of Credit shall expire at or before the close of business on the earlier of (i) the date that is one year after the date of the issuance of such Letter of Credit (or, in the case of any renewal or extension thereof, one year after such renewal or extension); provided that any Letter of Credit with a one-year tenor may provide for the renewal thereof for additional one-year periods (which shall in no event extend beyond the date referred to in clause (ii) below) and (ii) the date that is five Business Days prior to the Maturity Date.

(d)                       Participations.  Effective on the issuance of a Letter of Credit (or an amendment to a Letter of Credit increasing the amount thereof) and without any further action on the part of any Issuing Bank or the Lenders, such Issuing Bank hereby grants to each Lender, and each Lender hereby acquires from such Issuing Bank, a participation in such Letter of Credit equal to such Lender’s Applicable Percentage of the aggregate amount available to be drawn under such Letter of Credit.  Pursuant to such participations, each Lender hereby absolutely and unconditionally agrees to pay in U.S. Dollars to the Administrative Agent, for the account of such Issuing Bank, such Lender’s Applicable Percentage of each LC Disbursement made by such Issuing Bank and not reimbursed by the Borrowers on the date due as provided in Section 2.05(e), or of any reimbursement payment required to be refunded to the Borrowers for any reason.  Each Lender’s obligation to acquire participations and make payments pursuant to this subsection is absolute and unconditional and shall not be affected by any circumstance whatsoever, including any amendment, renewal or extension of any Letter of Credit or the occurrence and continuance of a Default or any reduction or termination of the Commitments, and that each such payment shall be made without any offset, abatement, withholding or reduction whatsoever.

(e)                        Reimbursement.  If any Issuing Bank makes any LC Disbursement in respect of a Letter of Credit, it shall promptly notify the Borrower Representative and the Administrative Agent and the Borrowers shall reimburse such LC Disbursement by paying to the Administrative Agent an amount equal to such LC Disbursement not later than 12:00 noon, New York City time, on the next Business Day of such notice; provided that the Borrower Representative may, subject to the conditions to borrowing set forth herein, request in accordance with Section 2.03 or 2.04 that such payment be financed with an ABR Borrowing or Swingline Loan in an equivalent amount and, to the extent so financed, the Borrowers’ obligation to make such payment shall be discharged and replaced by the resulting ABR Borrowing or Swingline Loan.  If the Borrowers fail to make such payment when due, the Administrative Agent shall notify each Lender and the Issuing Bank of the applicable LC Disbursement, the payment then due from the Borrowers in respect thereof and such Lender’s Applicable Percentage thereof.  Promptly following receipt of such notice, each Lender shall pay to the Administrative Agent its Applicable Percentage of the payment then due from the Borrowers, in the same manner as is provided in Section 2.06 with respect to Loans made by such Lender (and Section 2.06 shall apply, mutatis mutandis, to such payment obligations of the Lenders), and the Administrative Agent shall promptly pay to the applicable Issuing Bank the amounts so received by it from the Lenders.  Promptly following receipt by the Administrative Agent of any payment from the Borrowers pursuant to this paragraph, the Administrative Agent shall distribute such payment to the applicable Issuing Bank or, to the extent that Lenders have made payments pursuant to this paragraph to reimburse such Issuing Bank, then to such Lenders and such Issuing Bank as their interests may appear.  Any payment made by a Lender pursuant to this paragraph to reimburse any Issuing Bank for any LC Disbursement (other than the funding of ABR Loans or a Swingline Loan as contemplated above) shall not constitute a Loan and shall not relieve the Borrowers of their obligation to reimburse such LC Disbursement.

(f)                         Obligations Absolute.  The Borrowers’ obligation to reimburse LC Disbursements as provided in Section 2.05(e) shall be absolute, unconditional and irrevocable, and shall be performed strictly in accordance with the terms of this Agreement under any and all circumstances whatsoever and irrespective of (i) any lack of validity or enforceability of any Letter of Credit or this Agreement, or any term or provision therein, (ii) any draft or other document presented under a Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect, (iii) payment by any Issuing Bank under a Letter of Credit against presentation of a draft or other document that does not comply with the terms of such Letter of Credit, or (iv) any other event or circumstance whatsoever, whether or not similar to any of the foregoing, that might, but for the provisions of this Section, constitute a legal or equitable discharge of, or provide a right of setoff against, the Borrowers’ obligations hereunder.  None of the Lender Parties and their respective Related Parties shall have any liability or responsibility by reason of or in connection with the issuance or transfer of any Letter of Credit or any payment or failure to make any payment thereunder (irrespective of (x) any of the circumstances referred to in the preceding sentence or (y) the failure of any Issuing Bank to honor a drawing under any such Letter of Credit as a result of any Sanctions or any act or omission of any Governmental Authority), or any error, omission, interruption, loss or delay in transmission or delivery of any draft, notice or other communication under or relating to any Letter of Credit (including any document required to make a drawing thereunder), any error in interpretation of technical terms or any consequence arising from causes beyond the control of any Issuing Bank; provided that the foregoing shall not excuse any

Issuing Bank from liability to the Borrowers to the extent of any direct damages (as opposed to consequential damages, claims in respect of which are hereby waived by the Borrowers to the extent permitted by applicable law) suffered by the Borrowers that are caused by such Issuing Bank’s failure to exercise care when determining whether drafts and other documents presented under a Letter of Credit comply with the terms thereof.  The parties hereto expressly agree that, in the absence of gross negligence or willful misconduct on the part of such Issuing Bank (as finally determined by a court of competent jurisdiction), such Issuing Bank shall be deemed to have exercised care in each such determination.  In furtherance of the foregoing and without limiting the generality thereof, the parties agree that, with respect to documents presented which appear on their face to be in substantial compliance with the terms of a Letter of Credit, each Issuing Bank may, in its sole discretion, either accept and make payment upon such documents without responsibility for further investigation, regardless of any notice or information to the contrary, or refuse to accept and make payment upon such documents if such documents do not strictly comply with the terms of such Letter of Credit.

(g)                        Disbursement Procedures.  Each Issuing Bank shall, promptly following its receipt thereof, examine all documents purporting to represent a demand for payment under a Letter of Credit.  Such Issuing Bank shall promptly notify the Administrative Agent and the Borrower Representative by telephone (confirmed by telecopy) of such demand for payment and whether such Issuing Bank has made or will make an LC Disbursement pursuant thereto; provided that any failure to give or delay in giving such notice shall not relieve the Borrowers of their obligation to reimburse such Issuing Bank and the Lenders with respect to any such LC Disbursement.

(h)                       Interim Interest.  Unless the Borrowers reimburse an LC Disbursement in full on the date an LC Disbursement is made, the unpaid amount thereof shall bear interest, for each day from and including the day on which such LC Disbursement is made to but excluding the day on which the Borrowers reimburse such LC Disbursement, at the rate per annum then applicable to ABR Loans; provided that, if the Borrowers fail to reimburse such LC Disbursement when due pursuant to Section 2.05(e), then Section 2.12(c) and Section 2.12(d) shall apply.  Interest accrued pursuant to this subsection shall be for the account of the applicable Issuing Bank, except that a pro rata share of interest accrued on and after the day that any Lender pursuant to Section 2.05(e) shall be for the account of such Lender.

(i)                           Issuing Banks.  Any Issuing Bank may be replaced at any time by written agreement among the Borrower Representative, the Administrative Agent, the replaced Issuing Bank and the successor Issuing Bank.  The Administrative Agent shall notify the Lenders of any such replacement.  At the time any such replacement becomes effective, the Borrowers shall pay all unpaid fees accrued for the account of the replaced Issuing Bank pursuant to Section 2.11(b).  On and after the effective date of any such replacement, (A) the successor Issuing Bank shall have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit to be issued thereafter and (B) references herein to the term “Issuing Bank” shall be deemed to refer to such successor or to any previous Issuing Bank, or to such successor and all previous Issuing Banks, as the context shall require.  After an Issuing Bank is replaced, it will remain a party hereto and shall continue to have all the rights and obligations of an Issuing Bank under this Agreement with respect to Letters of Credit issued by it before such replacement, but shall not be required to issue additional Letters of Credit.

(j)                          Cash Collateralization.  If an Event of Default shall occur and be continuing, on the Business Day that the Borrower Representative receives notice from the Administrative Agent or the Required Lenders (or, if the maturity of the Loans has been accelerated, Lenders with LC Exposure representing more than 50% of the total LC Exposure) demanding the deposit of cash collateral pursuant to this subsection, the Borrowers shall deposit in an account with the Administrative Agent, in the name of the Administrative Agent and for the benefit of the Lenders, an amount in cash equal to 101% of the LC Exposure as of such date plus any accrued and unpaid interest thereon; provided that the obligation to deposit such cash collateral shall become effective immediately, and such deposit shall become immediately due and payable, without demand or other notice of any kind, upon the occurrence of any Event of Default with respect to a Borrower described in clause (h) or (i) of Article 7.  Such deposit shall be held by the Administrative Agent as collateral for the payment and performance of the obligations of the Borrowers under this Agreement.  The Administrative Agent shall have exclusive dominion and control, including the exclusive right of withdrawal, over such account.  The Administrative Agent shall invest and reinvest funds held by it on deposit in one or more Permitted Investments in accordance with the written instructions of the Required Lenders; provided that, in the absence of such written instructions, all funds shall remain uninvested on deposit in a non-interest bearing account in the commercial department of HSBC Bank USA, N.A.  Investment instructions, which may be standing instructions, must be received by the Administrative Agent by 11:00 a.m. New York City time on the Business Day when such funds are to be invested.  Instructions received after 11:00 a.m. New York City time will be treated as if received on the following Business Day.  The Administrative Agent shall have no obligation to invest or reinvest any funds deposited with or received by the Administrative Agent after 11:00 a.m. New York City time on such day of deposit. Other than any interest earned on the investment of such deposits, which investments shall be made pursuant to the preceding sentence and at the Borrowers’ risk and expense, such deposits shall not bear interest.  Interest or profits, if any, on such investments shall accumulate in such account.  Moneys in such account shall be applied by the Administrative Agent to reimburse any Issuing Bank for LC Disbursements for which it has not been reimbursed and, to the extent not so applied, shall be held for the satisfaction of the reimbursement obligations of the Borrowers for the LC Exposure at such time or, if the maturity of the Loans has been accelerated (but subject to the consent of Lenders with LC Exposure representing more than 50% of the total LC Exposure), be applied to satisfy other obligations of the Borrowers under this Agreement.  If the Borrowers are required to provide an amount of cash collateral hereunder as a result of the occurrence of an Event of Default, such amount (to the extent not applied as aforesaid) shall be returned to the Borrowers within three Business Days after all Events of Default (including such Event of Default) have been cured or waived.

(k)                       Applicability of ISP 98.  Unless otherwise agreed by the Borrower Representative and the applicable Issuing Bank, each Borrower agrees that any Issuing Bank may issue Letters of Credit hereunder subject to the International Standby Practices

1998, ICC Publication No. 590 or, at such Issuing Bank’s option, such later revision thereof in effect at the time of issuance of any such Letter of Credit (“ISP 98”).  Any Issuing Bank’s privileges, rights and remedies under such ISP 98 shall be in addition to, and not in limitation of, its privileges, rights and remedies expressly provided for herein.

(l)                            Independence.  Each Borrower acknowledges that the rights and obligations of each Issuing Bank under each Letter of Credit is independent of the existence, performance or nonperformance of any contract or arrangement underlying such Letter of Credit, including contracts or arrangements between any Issuing Bank and any Borrower and between such Borrower and the beneficiary.

Section 2.06.                          Funding of Borrowings.  (a) Each Lender shall make each Loan to be made by it hereunder on the proposed date thereof by wire transfer of immediately available funds by 12:00 noon, New York City time (in the case of fundings to an account in New York City), or 12:00 noon, local time (in the case of fundings to an account in another jurisdiction), in each case to the account of the Administrative Agent most recently designated by it for such purpose by notice to the Lenders; provided that (x) ABR Loans shall be made available by 2:00 p.m. New York City or local time, as the case may be, and (y) Swingline Loans shall be made as provided in Section 2.04.  The Administrative Agent will make such funds available to the Borrowers by promptly crediting the amounts so received, in like funds, to an account of the applicable Borrower maintained in New York City or London or in the financial center of the country of the currency of such Loans and designated by the Borrower Representative in the applicable Borrowing Request; provided that ABR Loans made to finance the reimbursement of an LC Disbursement as provided in Section 2.05(e) shall be remitted by the Administrative Agent to the applicable Issuing Bank.

(b)                        Unless the Administrative Agent receives notice from a Lender before the proposed date of any Borrowing that such Lender will not make its share of such Borrowing available to the Administrative Agent, the Administrative Agent may assume that such Lender has made such share available on such date in accordance with Section 2.06(a) and may, in reliance on such assumption, make available to the Borrowers a corresponding amount in the required currency.  In such event, if a Lender has not in fact made its share of the applicable Borrowing available to the Administrative Agent, then the applicable Lender and the Borrowers severally agree to pay to the Administrative Agent forthwith on demand such corresponding amount with interest thereon, for each day from and including the date such amount is made available to the Borrowers to but excluding the date of payment to the Administrative Agent, at (i) in the case of such Lender, if such Borrowing is denominated in U.S. Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and if such Borrowing is denominated in an Alternative Currency, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error), or (ii) in the case of the Borrowers, the interest rate applicable to such Borrowing (provided that in the case of a Borrowing denominated in U.S. Dollars, the interest rate applicable to ABR Loans).  If such Lender pays such amount to the Administrative Agent, then such amount shall constitute such Lender’s Loan included in such Borrowing.

Section 2.07.                          Interest Elections.  (a) Each Borrowing initially shall be of the Type specified in the applicable Borrowing Request and, in the case of a Eurocurrency Borrowing, shall have an initial Interest Period as specified in such Borrowing Request.  Thereafter, the Borrower Representative may elect to convert such Borrowing to a different Type or to continue such Borrowing and, in the case of a Eurocurrency Borrowing, may elect Interest Periods therefor, all as provided in this Section.  The Borrower Representative may elect different options with respect to different portions of the affected Borrowing, in which case each such portion shall be allocated ratably among the Lenders holding the Loans comprising such Borrowing, and the Loans comprising each such portion shall be considered a separate Borrowing.  Notwithstanding the foregoing, the Borrower Representative may not (i) elect to convert the currency in which any Loans are denominated, (ii) elect an Interest Period for Eurocurrency Loans that does not comply with Section 2.02(d), (iii) elect to convert any ABR Loans to Eurocurrency Loans that would result in the number of Eurocurrency Borrowings exceeding the maximum number of Eurocurrency Borrowings permitted under Section 2.02(c), or (iv) elect an Interest Period for Eurocurrency Loans unless the aggregate outstanding principal amount of Eurocurrency Loans (including any Eurocurrency Loans in the same currency made on the date that such Interest Period is to begin) to which such Interest Period will apply complies with the requirements as to minimum principal amount set forth in Section 2.02(c).  This Section shall not apply to Swingline Borrowings, which may not be converted or continued.

(b)                        To make an election pursuant to this Section, the Borrower Representative shall notify the Administrative Agent of such election in the form of an Interest Election Request signed by the Borrower Representative by the time that a Borrowing Request would be required under Section 2.03 if the Borrower Representative were requesting a Borrowing of the Type resulting from such election to be made on the effective date of such election; provided that in the case of a conversion of Eurocurrency Loans to ABR Loans, notice of such election must be delivered not later than 11:00 a.m., New York City time, three Business Days before the end of the current Interest Period for such Eurocurrency Loans.  Each such Interest Election Request shall be irrevocable.

(c)                         Each Interest Election Request shall specify the following information in compliance with Section 2.02 and Section 2.07(e):

(i)                                     the Borrowing to which such Interest Election Request applies and, if different options are being elected with respect to different portions thereof, the portions thereof to be allocated to each resulting Borrowing (in which case the information to be specified pursuant to clauses (iii) and (iv) below shall be specified for each resulting Borrowing);

(ii)                                  the effective date of the election made pursuant to such Interest Election Request, which shall be a Business Day;

(iii)                               whether the resulting Borrowing is to be an ABR Borrowing or a Eurocurrency Borrowing; and

(iv)                              if the resulting Borrowing is to be a Eurocurrency Borrowing, the Interest Period to be applicable thereto after giving effect to such election, which shall be a period contemplated by the definition of “Interest Period”.

If an Interest Election Request requests a Eurocurrency Borrowing but does not specify an Interest Period, then the Borrower Representative shall be deemed to have selected an Interest Period of one month’s duration.

(d)                        Promptly following receipt of an Interest Election Request, the Administrative Agent shall advise each Lender of the details thereof and of such Lender’s portion of each resulting Borrowing.

(e)                         If the Borrower Representative fails to deliver a timely Interest Election Request with respect to a Eurocurrency Borrowing before the end of the Interest Period applicable thereto, then, unless such Borrowing is repaid as provided herein, at the end of such Interest Period such Borrowing shall be continued as a Eurocurrency Loan having an Interest Period of one month.  Notwithstanding any contrary provision hereof, if an Event of Default has occurred and is continuing and the Administrative Agent, at the request of the Required Lenders, so notifies the Borrower Representative, then, so long as an Event of Default is continuing, no outstanding ABR Borrowing may be converted to a Eurocurrency Borrowing.

Section 2.08.                          Termination and Reduction of Commitments.  (a) Unless previously terminated, the Commitments shall terminate on the Maturity Date.

(b)                        The Borrowers may at any time terminate, or from time to time reduce, the Commitments; provided that (i) each reduction of the Commitments shall be in an amount that is an integral multiple of $1,000,000 and not less than $5,000,000 and (ii) the Borrowers shall not terminate or reduce the Commitments if, after giving effect to any concurrent prepayment of the Loans in accordance with Section 2.10, the sum of the Credit Exposures would exceed the total Commitments.

(c)                         The Borrower Representative shall notify the Administrative Agent of any election to terminate or reduce the Commitments under paragraph (b) of this Section at least three Business Days before the effective date of such termination or reduction, specifying such election and the effective date thereof.  Promptly following receipt of any notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each notice delivered by the Borrower Representative pursuant to this Section shall be irrevocable; provided that a notice of termination or reduction of the Commitments may state that such termination or reduction is conditioned upon the effectiveness of a refinancing or other events, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Any termination or reduction of the Commitments shall be permanent and will be made ratably among the Lenders in accordance with their respective Commitments.

Section 2.09.                          Repayment of Loans; Evidence of Debt.  (a) Each Borrower hereby unconditionally promises to pay (i) to the Administrative Agent for the account of each Lender the then unpaid principal amount of each Global Loan on the Maturity Date and (ii) to the Swingline Lender the then unpaid principal amount of each Swingline Loan on the earlier of the Maturity Date and the first date after such Swingline Loan is made that is the 15th or last day of a calendar month and is at least two Business Days after such Swingline Loan is made; provided that on each date that a Global Borrowing is made, the Borrowers shall repay all Swingline Loans then outstanding.

(b)                        Each Lender shall maintain in accordance with its usual practice an account or accounts evidencing the indebtedness of each Borrower to such Lender resulting from each Loan made by such Lender, including the amounts of principal and interest payable and paid to such Lender from time to time hereunder.

(c)                         The Administrative Agent shall maintain accounts in which it shall record (i) the amount of each Loan made hereunder, the currency, Class and Type thereof and the Interest Period (if any) applicable thereto, (ii) the amount of any principal or interest due and payable or to become due and payable from the Borrowers to each Lender hereunder and (iii) the amount of any sum received by the Administrative Agent hereunder for the account of the Lenders and each Lender’s share thereof.

(d)                        The entries made in the accounts maintained pursuant to Section 2.09(b) or 2.09(c) shall be prima facie evidence of the existence and amounts of the obligations recorded therein; provided that any failure by any Lender or the Administrative Agent to maintain such accounts or any error therein shall not affect the obligation of any Borrower to repay the Loans in accordance with the terms of this Agreement.

(e)                         Any Lender may request that Loans of any Class made by it be evidenced by a promissory note.  In such event, each Borrower shall prepare, execute and deliver promptly to such Lender a promissory note payable to the order of such Lender (or, if requested by such Lender, to such Lender and its registered assigns) substantially in the form of Exhibit H.  Thereafter, the Loans evidenced by such promissory note and interest thereon shall at all times (including after assignment pursuant to Section 10.04) be represented by one or more promissory notes in such form payable to the order of the payee named therein (or, if such promissory note is a registered note, to such payee and its registered assigns).

Section 2.10.                          Prepayment of Loans; Collateralization of LC Exposure.  (a) Each Borrower shall have the right at any time to prepay any Borrowing in whole or in part, subject to the provisions of this Section.

(b)                        If the Administrative Agent notifies the Borrower Representative at any time that the aggregate Outstanding Amount of all Credit Exposure at such time exceeds an amount equal to 105% of the Commitments then in effect, then, within seven Business Days after receipt of such notice, the Borrowers shall prepay Loans or cash collateralize LC Exposure in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Commitments then in effect.  The Administrative Agent may, at any time and from time to time after the initial deposit of such cash collateral, request that additional cash collateral be provided in order to protect against the results of further exchange rate fluctuations.

(c)                         The Borrower Representative shall notify the Administrative Agent (and, in the case of prepayment of a Swingline Loan, the Swingline Lender) by telephone (confirmed by telecopy) of any prepayment hereunder (i) in the case of prepayment of a Eurocurrency Borrowing denominated in U.S. Dollars, not later than 11:00 a.m., New York City time, three Business Days before the date of prepayment, (ii) in the case of a Eurocurrency Borrowing denominated in an Alternative Currency, not later than 11:00 a.m., New York City time, three Business Days before the date of payment, (iii) in the case of prepayment of an ABR Borrowing, not later than 11:00 a.m., New York City time, on the date of prepayment, or (iv) in the case of prepayment of a Swingline Loan, not later than 11:00 a.m., New York City time, on the date of prepayment.  Each such notice shall be irrevocable and shall specify the prepayment date and the principal amount of each Borrowing or portion thereof to be prepaid; provided that such notice may state that the prepayment is conditioned upon the effectiveness of a refinancing or other events, in which case such notice may be revoked (by notice to the Administrative Agent on or prior to the specified effective date) if such condition is not satisfied.  Promptly following receipt of any such notice, the Administrative Agent shall advise the Lenders of the contents thereof.  Each partial prepayment of any Borrowing shall be in an amount that would be permitted in the case of an advance of a Borrowing of the same Type as provided in Section 2.02.  Each prepayment of a Borrowing shall be applied ratably to the Loans included in the prepaid Borrowing.  Prepayments shall be accompanied by accrued interest to the extent required by Section 2.12.

Section 2.11.                          Fees.  (a) The Borrowers agree to pay to the Administrative Agent for the account of each Lender a facility fee, which shall accrue at the Applicable Rate on the daily amount of the Commitment of such Lender (whether used or unused) during the period from and including the Closing Date to but excluding the date on which such Commitment terminates; provided that, if such Lender continues to have any Credit Exposure after its Commitment terminates, then such facility fee shall continue to accrue on the daily amount of such Lender’s Credit Exposure from and including the date on which its Commitment terminates to but excluding the date on which such Lender ceases to have any Credit Exposure.  Accrued facility fees shall be payable in arrears on the last day of March, June, September and December of each year and on the date on which the Commitments terminate, commencing on the first such date to occur after the date hereof; provided that any facility fees accruing after the date on which the Commitments terminate shall be payable on demand.  All facility fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(b)                        The Borrowers agree to pay (i) to the Administrative Agent for the account of each Lender a participation fee with respect to its participations in Letters of Credit, which shall accrue at the same Applicable Rate used to determine the interest rate applicable to Eurocurrency Loans on the average daily amount of such Lender’s LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements)

during the period from and including the Closing Date to but excluding the later of the date on which such Lender’s Commitment terminates and the date on which such Lender ceases to have any LC Exposure, and (ii) to each Issuing Bank a fronting fee, which shall accrue at the rate of 0.125% per annum on the average daily amount of the LC Exposure (excluding any portion thereof attributable to unreimbursed LC Disbursements) during the period from and including the Closing Date to but excluding the later of the date of termination of the Commitments and the date on which there ceases to be any LC Exposure, as well as each Issuing Bank’s standard fees with respect to the issuance, amendment, renewal or extension of any Letter of Credit or processing of drawings thereunder.  Participation fees and fronting fees accrued through and including the last day of March, June, September and December of each year shall be payable on the third Business Day following such last day, commencing on the first such date to occur after the Closing Date; provided that all such fees shall be payable on the date on which the Commitments terminate and any such fees accruing after the date on which the Commitments terminate shall be payable on demand.  Any other fees payable to each Issuing Bank pursuant to this subsection shall be payable within 30 days after demand.  All participation fees and fronting fees shall be computed on the basis of a year of 360 days and shall be payable for the actual number of days elapsed (including the first day but excluding the last day).

(c)                         The Borrowers agree to pay to the Administrative Agent, for its own account, fees payable in the amounts and at the times separately agreed upon in writing by the Borrower Representative and the Administrative Agent.

(d)                        All fees payable hereunder shall be paid on the dates due, in immediately available funds in U.S. Dollars, to the Administrative Agent (or to the applicable Issuing Bank, in the case of fees payable to it) for distribution, in the case of facility fees and participation fees, to the Lenders.  Fees paid shall not be refundable under any circumstances.

Section 2.12.                          Interest.  (a) The Loans comprising each ABR Borrowing (including each Swingline Loan) shall bear interest at the Alternate Base Rate plus the Applicable Rate.

(b)                        The Loans comprising each Eurocurrency Borrowing shall bear interest at the Eurocurrency Rate for the Interest Period in effect for such Borrowing plus the Applicable Rate.

(c)                         Notwithstanding the foregoing, if any principal of or interest on any Loan or any fee or other amount payable by the Borrowers hereunder is not paid when due, whether at stated maturity, upon acceleration or otherwise, such overdue amount shall bear interest, after as well as before judgment, at a rate per annum equal to (i) in the case of overdue principal of any Loan, 2% plus the rate otherwise applicable to such Loan as provided in the preceding subsections of this Section or (ii) in the case of any other amount, 2% plus the rate applicable to ABR Loans.

(d)                        Accrued interest on each Loan shall be payable in arrears on each Interest Payment Date for such Loan and upon termination of the Commitments; provided that (i) interest accrued pursuant to Section 2.12(c) shall be payable on demand, (ii) upon any repayment or prepayment of any Loan (other than a prepayment of an ABR Loan prior to the end of the Availability Period), accrued interest on the principal amount repaid or prepaid shall be payable on the date of such repayment or prepayment and (iii) upon any conversion of any Eurocurrency Loan prior to the end of the current Interest Period therefor, accrued interest on such Loan shall be payable on the effective date of such conversion.

(e)                         All interest hereunder shall be computed on the basis of a year of 360 days, except that interest computed by reference to the Alternate Base Rate at times when the Alternate Base Rate is based on the Prime Rate shall be computed on the basis of a year of 365 days (or 366 days in a leap year) and interest in respect of Loans denominated in Alternative Currencies as to which market practice differs from the foregoing shall be computed in accordance with such market practice, and in each case shall be payable for the actual number of days elapsed (including the first day but excluding the last day).  The applicable Alternate Base Rate or Eurocurrency Rate shall be determined by the Administrative Agent, and such determination shall be conclusive absent manifest error.

Section 2.13.                          Alternate Rate of Interest.  If before the commencement of any Interest Period for a Eurocurrency Borrowing:

(a)                        the Administrative Agent determines (which determination shall be conclusive absent manifest error) that adequate and reasonable means do not exist for ascertaining the Eurocurrency Rate for such Interest Period;

(b)                        the Administrative Agent is advised by the Required Lenders that the Eurocurrency Rate for such Interest Period will not adequately and fairly reflect the cost to such Lenders of making or maintaining such Loans for such Interest Period; or

(c)                         the Administrative Agent determines (which determination shall be conclusive absent manifest error) that deposits in the principal amounts of the Loans comprising such Borrowing and in the currency in which such Loans are to be denominated are not generally available in the relevant market;

then the Administrative Agent shall give notice thereof to the Borrower Representative and the Lenders by telephone or telecopy as promptly as practicable thereafter and, until the Administrative Agent notifies the Borrower Representative and the Lenders that the circumstances giving rise to such notice no longer exist, (i) any request by a Borrower for a Eurocurrency Borrowing of the affected currency or a conversion to or continuation of a Eurocurrency Borrowing in the affected currency, pursuant to Section 2.03 or 2.07, shall be deemed rescinded, and (ii) if any Borrowing Request requests a Eurocurrency Borrowing denominated in U.S. Dollars, such Borrowing shall be made as an ABR Borrowing.

Section 2.14.                          Increased Costs.  (a) If any Change in Law shall:

(i)                                     impose, modify or deem applicable any reserve, special deposit or similar requirement against assets of, deposits with or for the account of, or credit extended by, any Lender (except any reserve requirement contemplated by Section 2.14(e)) or Issuing Bank;

(ii)                                  subject any Lender Party to any Taxes (other than (A) Indemnified Taxes, (B) Excluded Taxes and (C) Other Taxes) with respect to Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein (including on its deposits, reserves, other liabilities or capital attributable thereto); or

(iii)                               impose on any Lender or such Issuing Bank or the London interbank market any other condition, cost or expense affecting this Agreement or Eurocurrency Loans made by such Lender or any Letter of Credit or participation therein;

and the result of any of the foregoing shall be to increase the cost to such Lender of making, continuing, converting to or maintaining any Eurocurrency Loan (or of maintaining its obligation to make any such Loan) or to increase the cost to such Lender or such Issuing Bank of participating in, issuing or maintaining any Letter of Credit or to reduce the amount of any sum received or receivable by such Lender or such Issuing Bank hereunder (whether of principal, interest or otherwise), then the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate it for such additional costs incurred or reduction suffered, but only to the extent such Lender or such Issuing Bank is imposing such charges on borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities.

(b)                        If any Lender or any Issuing Bank determines that any Change in Law regarding capital or liquidity requirements has or would have the effect of reducing the rate of return on such Lender’s or such Issuing Bank’s capital or on the capital of such Lender’s or such Issuing Bank’s holding company, if any, as a consequence of this Agreement or the Loans made by, or participations in Letters of Credit held by, such Lender, or the Letters of Credit issued by such Issuing Bank, to a level below that which such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company could have achieved but for such Change in Law (taking into consideration such Lender’s or such Issuing Bank’s policies and the policies of such Lender’s or such Issuing Bank’s holding company with respect to capital adequacy), then from time to time the Borrowers will pay to such Lender or such Issuing Bank, as the case may be, such additional amount or amounts as will compensate such Lender or such Issuing Bank or such Lender’s or such Issuing Bank’s holding company for any such reduction suffered, but only to the extent such Lender or such Issuing Bank is imposing such charges on borrowers (similarly situated to the Borrowers hereunder) under comparable syndicated credit facilities.

(c)                         A certificate of a Lender or an Issuing Bank setting forth the amount or amounts necessary to compensate such Lender or such Issuing Bank or its holding company, as the case may be, as specified in Section 2.14(a) or 2.14(b) shall be delivered to the Borrower Representative and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender or such Issuing Bank, as the case may be, the amount shown as due on any such certificate within 30 days after receipt thereof.

(d)                        Failure or delay by any Lender or any Issuing Bank to demand compensation pursuant to this Section shall not constitute a waiver of such Lender’s or such Issuing Bank’s right to demand such compensation; provided that the Borrowers shall not be required to compensate a Lender or such Issuing Bank pursuant to this Section for any increased costs or reductions incurred more than 180 days before the date that such Lender or any Issuing Bank, as the case may be, notifies the Borrower Representative of the Change in Law giving rise to such increased cost or reduction and of such Lender’s or such Issuing Bank’s intention to claim compensation therefor; provided further that, if the Change in Law giving rise to such increased cost or reduction is retroactive, then the 180-day period referred to above shall be extended to include the period of retroactive effect thereof.

(e)                         The Borrowers shall pay to each Lender,(i) as long as such Lender shall be required to maintain reserves with respect to liabilities or assets consisting of or including Eurocurrency funds or deposits (currently known as “Eurocurrency liabilities”), additional interest on the unpaid principal amount of each Eurocurrency Loan equal to the actual costs of such reserves allocated to such Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), and (ii) as long as such Lender shall be required to comply with any reserve ratio requirement or analogous requirement of any other central banking or financial regulatory authority imposed in respect of the maintenance of the Commitments or the funding of the Eurocurrency Loans, such additional costs (expressed as a percentage per annum and rounded upwards, if necessary, to the nearest five decimal places) equal to the actual costs allocated to such Commitment or Loan by such Lender (as determined by such Lender in good faith, which determination shall be conclusive), which in each case shall be due and payable on each date on which interest is payable on such Loan, provided the Borrower Representative shall have received at least 10 days’ prior notice (with a copy to the Administrative Agent) of such additional interest or costs from such Lender.  If a Lender fails to give notice 10 days prior to the relevant Interest Payment Date, such additional interest or costs shall be due and payable 30 days from receipt of such notice.

(f)                          Except in the case of Section 2.14(a)(ii), this Section 2.14 shall not apply to matters covered by Section 2.16 relating to Taxes, including any Excluded Taxes.

Section 2.15.                          Break Funding Payments.  In the event of (a) the payment of any principal of any Eurocurrency Loan other than on the last day of an Interest Period applicable thereto (including as a result of an Event of Default), (b) the conversion of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto, (c) the failure to borrow, convert, continue or prepay any Eurocurrency Loan on the date specified in any notice delivered pursuant hereto (regardless of whether such notice may be revoked under Section 2.10(c) and is revoked in accordance therewith) or (d) the assignment of any Eurocurrency Loan other than on the last day of the Interest Period applicable thereto as a result of a request by the Borrower Representative pursuant to Section 2.18, then, in any such event, the Borrowers shall compensate each Lender for the loss, cost and expense directly attributable to such event.  Such loss, cost and expense to any Lender shall be deemed to include an amount determined by such Lender to be the excess, if any, of (i) the amount of interest which would have accrued on the principal amount of such Loan had such event not occurred, at the Eurocurrency Rate that would have been applicable to such Loan, for the period from the date of such event to the last day of the then current Interest Period therefor (or, in the case of a failure to borrow, convert or continue, for the period that would have been the Interest Period for such Loan), over (ii) the amount of interest which would accrue on such principal amount for such period at the interest rate which such Lender would bid were it to bid, at the commencement of such period, for deposits in the relevant currency of a comparable amount and period from other banks in the relevant market.  A certificate of any Lender setting forth any amount or amounts that such Lender is entitled to receive pursuant to this Section shall be delivered to the Borrowers and shall be conclusive absent manifest error.  The Borrowers shall pay such Lender the amount shown as due on any such certificate within 30 days after receipt thereof.

Section 2.16.                          Taxes.  (a) Any and all payments by or on account of any obligation of any Loan Party under the Loan Documents shall be made free and clear of and without deduction or withholding for any Indemnified Taxes or Other Taxes; provided that if a Loan Party shall be required to deduct or withhold any Indemnified Taxes or Other Taxes from such payments, then (i) the sum payable by such Loan Party shall be increased as necessary so that after making all required deductions and withholdings (including, for the avoidance of doubt, deductions and withholdings applicable to additional sums payable under this Section) each Lender Party receives an amount equal to the sum it would have received had no such deductions or withholdings been made, (ii) such Loan Party shall make such deductions and withholdings and (iii) such Loan Party shall pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with applicable law.

(b)                        Without limiting the provisions of subsection (a) above, the Loan Parties shall pay any Other Taxes to the relevant Governmental Authority in accordance with applicable law.

(c)                         Without limiting the provisions of subsection (a) above, each Loan Party shall, jointly and severally, indemnify each Lender Party, within 30 days after written demand therefor, for the full amount of any Indemnified Taxes imposed on or with respect to any payment made by or on account of any obligation of any Loan Party under the Loan Documents or Other Taxes (together with any penalties, interest and reasonable expenses) payable or paid by such Lender Party or required to be withheld or deducted from a payment to such Lender Party, whether or not such Indemnified Taxes or Other Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority.  A certificate as to the amount of such payment or liability delivered to such Loan Party by a Lender Party on its own behalf, or by the Administrative Agent on behalf of a Lender Party, shall be conclusive absent manifest error.

(d)                        As soon as practicable after any payment of Indemnified Taxes or Other Taxes by any Loan Party to a Governmental Authority, such Loan Party shall deliver to the Administrative Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Administrative Agent.

(e)                         (i) Any Lender that is entitled to an exemption from or reduction of withholding tax (including FATCA) under the law of a Relevant Jurisdiction, or any treaty to which such jurisdiction is a party, or under any law or treaty of any other jurisdiction in which payments may be made by a Borrower pursuant to this Agreement, with respect to payments under this Agreement, shall deliver to the Borrower Representative (with a copy to the Administrative Agent), at the time or times reasonably requested by the Borrower Representative or the Administrative Agent, such properly completed and executed documentation prescribed by applicable law or reasonably requested by the Borrower Representative as will permit such payments to be made without withholding or at a reduced rate.  Each Lender shall promptly notify the Administrative Agent of any change in circumstances which would modify or render invalid any such claimed exemption or reduction.  Notwithstanding anything to the contrary herein, the completion, execution and submission of such documentation (other than such documentation set forth in clauses (ii) and (iii) of this Section 2.16(e)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

(ii)                                  If a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Borrower Representative and the Administrative Agent at the time or times prescribed by law and at such time or times reasonably requested by the Borrower Representative or the Administrative Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Borrower Representative or the Administrative Agent as may be necessary for the Borrower Representative or the Administrative Agent to comply with its obligations under FATCA, to determine that such Lender has or has not complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment.  Solely for the purposes of this Section 2.16(e), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

(iii)                               Without limiting the generality of the foregoing, in the event that the Borrower is a U.S. Person,

(A)                              any Lender that is a U.S. Person shall deliver to the Borrower Representative and the Administrative Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), executed originals of IRS Form W-9 certifying that such Lender is exempt from U.S. Federal backup withholding tax;

(B)                              any Non-U.S. Lender shall, to the extent it is legally entitled to do so, deliver to the Borrower Representative and the Administrative Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Non-U.S. Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Borrower Representative or the Administrative Agent), whichever of the following is applicable:

(1)                                      in the case of a Non-U.S. Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed originals of IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. Federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(2)                                      executed originals of IRS Form W-8ECI;

(3)                                      in the case of a Non-U.S. Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit G-1 to the effect that such Non-U.S. Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Borrower Representative within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed originals of IRS Form W-8BEN or W-8BEN-E; or

(4)                                      to the extent a Non-U.S. Lender is not the beneficial owner, executed originals of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-2 or Exhibit G-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Non-U.S. Lender is a partnership and one or more direct or indirect partners of such Non-U.S. Lender are claiming the portfolio interest exemption, such Non-U.S. Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit G-4 on behalf of each such direct and indirect partner.

(f)                          If a Lender Party determines, in its sole discretion, that it has received a refund of any Taxes or Other Taxes as to which it has been indemnified by a Loan Party or with respect to which a Loan Party has paid additional amounts pursuant to this Section that in the good faith judgment of such Lender Party is allocable to such indemnity or additional amounts and is not subject to return, reassessment or other repayment, it shall pay to such Loan Party an amount equal to such refund (but only to the extent of indemnity payments made, or additional amounts paid, by such Loan Party under this Section with respect to the Taxes or Other Taxes giving rise to such refund), net of such Lender Party’s out-of-pocket expenses and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund); provided, that such Loan Party, upon the request of such Lender Party, agrees to repay the amount paid over to such Loan Party (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) to such Lender Party in the event such Lender Party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this paragraph (f), in no event will a Lender Party be required to pay any amount to a Loan Party pursuant to this paragraph (f) the payment of which would place the Lender Party in a less favorable net after-tax position than the Lender Party would have been in if the Tax giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid.  This Section shall not be construed to require any Lender Party to make available its tax returns (or any other information relating to its taxes which it deems confidential) to any Loan Party or any other Person.

(g)                         Each Lender shall severally indemnify the Administrative Agent for any Taxes, including Indemnified or Other Taxes imposed or asserted on or attributable to amounts payable under this Section (but only to the extent that the Loan Parties have not already indemnified the Administrative Agent for such Taxes and without limiting the obligation, if any, of the Loan Parties to do so), in each case attributable to such Lender that are paid or payable by the Administrative Agent in connection with any Loan Document, whether or not such Taxes were correctly or legally imposed or asserted, and any reasonable expenses arising therefrom or with respect thereto.  This indemnification shall be made within 15 days from the date the Administrative Agent makes demand therefor.

(h)                        For purposes of this Section 2.16, the term “applicable law” includes FATCA.

Section 2.17.                          Payments Generally; Pro Rata Treatment; Sharing of Set-offs.  (a) Each Borrower shall make each payment required to be made by it under the Loan Documents (whether of principal, interest, fees or reimbursement of LC Disbursements, or of amounts payable under Section 2.14, 2.15 or 2.16, or otherwise)

before the time expressly required under the relevant Loan Document for such payment (or, if no such time is expressly required, before 12:00 noon, local time at the place of payment), on the date when due, in immediately available funds, without set off or counterclaim.  Any amount received after such time on any day may, in the discretion of the Administrative Agent, be deemed to have been received on the next succeeding Business Day for purposes of calculating interest thereon.  All such payments shall be made to such account of the Administrative Agent as the Administrative Agent shall specify by notice to the Borrower Representative, except payments to be made directly to any Issuing Bank or the Swingline Lender as expressly provided herein and except that payments pursuant to Sections 2.14, 2.15, 2.16 and 10.03 shall be made directly to the Persons entitled thereto and payments pursuant to other Loan Documents shall be made to the Persons specified therein.  The Administrative Agent shall distribute any such payment received by it for the account of any other Person to the appropriate recipient promptly following receipt thereof.  If any payment under any Loan Document shall be due on a day that is not a Business Day, the date for payment shall be extended to the next succeeding Business Day, and, if such payment accrues interest, interest thereon shall be payable for the period of such extension.  All payments hereunder of principal and interest in respect of any Loan (or of any breakage indemnity or payment under Section 2.15 in respect of any Loan) shall be made in the currency of such Loan; all other payments under each Loan Document shall be made in U.S. Dollars.

(b)                        If at any time insufficient funds are received by and available to the Administrative Agent to pay fully all amounts of principal, unreimbursed LC Disbursements, interest and fees then due hereunder, such funds shall be applied (i) first, to pay ratably any unpaid fees, costs and expenses of the Administrative Agent, (ii) second, to pay interest and fees then due hereunder, ratably among the other Lender Parties entitled thereto in accordance with the amounts of interest and fees then due to such parties, and (iii) third, to pay principal and unreimbursed LC Disbursements then due hereunder, ratably among the parties entitled thereto in accordance with the amounts of principal and unreimbursed LC Disbursements then due to such parties.

(c)                         If any Lender shall, by exercising any right of set off or counterclaim or otherwise, obtain payment in respect of any principal of or interest on any of its Global Loans or participations in LC Disbursements or Swingline Loans resulting in such Lender receiving payment of a greater proportion of the aggregate amount of its Global Loans or participations in LC Disbursements and Swingline Loans and accrued interest thereon than the proportion received by any other applicable Lender, then the Lender receiving such greater proportion shall purchase (for cash at face value) participations in the Global Loans, LC Disbursements or Swingline Loans of other Lenders to the extent necessary so that the benefit of all such payments shall be shared by the Lenders ratably in accordance with the aggregate amount of principal of and accrued interest on their respective Global Loans and participations in LC Disbursements and Swingline Loans; provided that (x) if any such participations are purchased and all or any portion of the payment giving rise thereto is recovered, such participations shall be rescinded and the purchase price restored to the extent of such recovery, without interest, and (y) the provisions of this subsection shall not be construed to apply to any payment made by any Borrower pursuant to and in accordance with the express terms of this Agreement or any payment obtained by a Lender as consideration for the assignment of or sale of a participation in any of its Loans or participations in LC Disbursements to any assignee or participant, other than to any Borrower or any Subsidiary or Affiliate thereof (as to which the provisions of this subsection shall apply).  Each Borrower consents to the foregoing and agrees, to the extent it may effectively do so under applicable law, that any Lender acquiring a participation pursuant to the foregoing arrangements may exercise against such Borrower rights of set-off and counterclaim with respect to such participation as fully as if such Lender were a direct creditor of such Borrower in the amount of such participation.

(d)                        Unless the Administrative Agent shall have received notice from the Borrower Representative prior to the date on which any payment is due to the Administrative Agent for the account of one or more Lender Parties hereunder that such payment will not be made, the Administrative Agent may assume that such payment has been made on such date in accordance herewith and may, in reliance upon such assumption, distribute to each relevant Lender Party the amount due.  In such event, if such payment has not in fact been made, then each of Lender Party severally agrees to repay to the Administrative Agent forthwith on demand the amount so distributed to such Lender Party with interest thereon, for each day from and including the date such amount is distributed to it to but excluding the date of payment to the Administrative Agent, at, if such payment is denominated in U.S. Dollars, the greater of the Federal Funds Effective Rate and a rate determined by the Administrative Agent in accordance with banking industry rules on interbank compensation, and, if such payment is denominated in an Alternative Currency, a rate determined by the Administrative Agent to represent its cost of overnight or short-term funds in the relevant currency (which determination shall be conclusive absent manifest error).

(e)                         If any Lender shall fail to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d), 2.05(e), 2.06(b), 2.17(d) or 10.03(b), then the Administrative Agent may, in its discretion (notwithstanding any contrary provision hereof), apply any amounts thereafter received by the Administrative Agent for the account of such Lender to satisfy such Lender’s obligations under such Sections until all such unsatisfied obligations are fully paid.

Section 2.18.                          Mitigation Obligations; Replacement of Lenders.  (a) If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, then such Lender shall use reasonable efforts to designate a different lending office for funding or booking its Loans hereunder or to assign its rights and obligations hereunder to another of its offices, branches or affiliates, if, in the judgment of such Lender, such designation or assignment (i) would eliminate or reduce amounts payable pursuant to Section 2.14 or 2.16, as the case may be, in the future and (ii) would not subject such Lender to any unreimbursed cost or expense and would not otherwise be disadvantageous to such Lender.  The Borrowers agree to pay all reasonable costs and expenses incurred by any Lender in connection with any such designation or assignment.

(b)                        If any Lender requests compensation under Section 2.14, or if any Borrower is required to pay any additional amount to any Lender or any Governmental Authority for the account of any Lender pursuant to Section 2.16, or if any Lender becomes a Defaulting Lender, or if a Lender does not consent to a proposed amendment, waiver, consent or release with respect to any Loan Document that requires the consent of each Lender and has been approved by the Required Lenders, then the Borrower Representative may, at its sole expense and effort, upon notice to such Lender and the Administrative Agent, require such Lender to assign, without recourse (in accordance with and subject to the restrictions contained in Section 10.04), all its interests, rights and obligations under this Agreement to an assignee that shall assume such obligations (which assignee may be another Lender, if a Lender accepts such assignment); provided that (i) to the extent required under Section 10.04, the Borrower Representative shall have received the prior written consent of the Administrative Agent and the Issuing Banks, which consent shall not unreasonably be withheld, (ii) such Lender shall have received payment of an amount equal to the outstanding principal of its Loans and participations in LC Disbursements and Swingline Loans, accrued interest thereon, accrued fees and all other amounts payable to it hereunder, from the assignee (to the extent of such outstanding principal and accrued interest and fees) or the Borrowers (in the case of all other amounts) and (iii) in the case of any such assignment resulting from a claim for compensation under Section 2.14 or payments required to be made pursuant to Section 2.16, such assignment will result in a material reduction in such compensation or payments.  A Lender shall not be required to make any such assignment if, prior thereto, as a result of a waiver by such Lender or otherwise, the circumstances entitling the Borrower Representative to require such assignment cease to apply.  At any time prior to the effectiveness of such assignment, the Borrower Representative, in its sole discretion, may revoke the notice requiring such assignment.

Section 2.19.                          [Reserved].

Section 2.20.                          Defaulting Lenders.  If any Lender becomes a Defaulting Lender, then the following provisions shall apply for so long as such Lender is a Defaulting Lender:

(a)                        fees shall cease to accrue on the unused portion of the Commitment of such Defaulting Lender pursuant to Section 2.11(a);

(b)                        the Commitment and Credit Exposure of such Defaulting Lender shall not be included in determining whether the Required Lenders have taken or may take any action hereunder (including any consent to any amendment, waiver or other modification permitted to be effected by the Required Lenders pursuant to Section 10.02);

(c)                         if any Swingline Exposure or LC Exposure exists at the time such Lender becomes a Defaulting Lender then:

(i)                                     so long as no Event of Default has occurred and is continuing, the Swingline Exposure and LC Exposure of such Defaulting Lender shall be automatically reallocated among the non-Defaulting Lenders in accordance with their respective Applicable Percentages but only to the extent the sum of all non-Defaulting Lenders’ Credit Exposures plus such Defaulting Lender’s Swingline Exposure and LC Exposure does not exceed the total of all non-Defaulting Lenders’ Commitments;

(ii)                                  if the reallocation described in clause (i) above cannot, or can only partially, be effected, the Borrowers shall within three Business Days following notice by the Administrative Agent (a) first prepay such Swingline Exposure and (b) either (x) procure the reduction or termination of the Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) or (y) if requested in writing by the applicable Issuing Bank, cash collateralize for the benefit of such Issuing Bank only the Borrowers’ obligations corresponding to such Defaulting Lender’s LC Exposure (after giving effect to any partial reallocation pursuant to clause (i) above) in accordance with the procedures set forth in Section 2.05(j) for so long as such LC Exposure is outstanding;

(iii)                               if the Borrowers cash collateralizes any portion of such Defaulting Lender’s LC Exposure pursuant to clause (ii) above, the Borrowers shall not be required to pay any fees to such Defaulting Lender pursuant to Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure during the period such Defaulting Lender’s LC Exposure is cash collateralized;

(iv)                              to the extent that the LC Exposures of the non-Defaulting Lenders are adjusted pursuant to clause (i) above, then the letter of credit fees payable to the Lenders pursuant to Section 2.11(b) shall to the same extent be adjusted in accordance with such non-Defaulting Lenders’ Applicable Percentages; and

(v)                                 if all or any portion of such Defaulting Lender’s LC Exposure is not reallocated, reduced, terminated nor cash collateralized pursuant to clause (i) or (ii) above, then, without prejudice to any rights or remedies of any Issuing Bank or any other Lender hereunder, all letter of credit fees payable under Section 2.11(b) with respect to such Defaulting Lender’s LC Exposure shall be payable to such Issuing Bank until and to the extent that such LC Exposure is reallocated, reduced, terminated and/or cash collateralized; and

(d)                        so long as such Lender is a Defaulting Lender, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit, unless it is satisfied that the related exposure and the Defaulting Lender’s then outstanding LC Exposure after giving effect thereto will be 100% covered by the Commitments of the non-Defaulting Lenders and/or prepaid, reduced, terminated and/or cash collateralized to the extent requested by the applicable Issuing Bank in accordance with Section 2.20(c), and participating interests in any newly made Swingline Loan or newly issued or increased Letter of Credit shall be allocated among non-Defaulting Lenders in a manner consistent with Section 2.20(c)(i) (and such Defaulting Lender shall not participate therein).

If the Swingline Lender or any Issuing Bank has a good faith belief that any Lender has defaulted in fulfilling its funding obligations under one or more other agreements in which such Lender commits to extend credit, the Swingline Lender shall not be required to fund any Swingline Loan and no Issuing Bank shall be required to issue, extend, renew or increase any Letter of Credit, unless the Swingline Lender or such Issuing Bank, as the case may be, shall have entered into arrangements with the Borrowers or such Lender, reasonably satisfactory to the Swingline Lender or such Issuing Bank, as the case may be, to defease any risk to it in respect of such Lender hereunder.

In the event that the Administrative Agent, the Borrower Representative, the Swingline Lender and the applicable Issuing Bank each agrees that a Defaulting Lender has adequately remedied all matters that caused such Lender to be a Defaulting Lender, then the Swingline Exposure and the LC Exposure of the Lenders shall be readjusted to reflect the inclusion of such Lender’s Commitment and on such date such Lender shall purchase at par such of the Loans of the other Lenders other than the Swingline Loans as the Administrative Agent shall determine is necessary in order for such Lender to hold such Loans in accordance with its Applicable Percentage; provided that there shall be no retroactive effect on fees adjusted or reallocated pursuant to Section 2.20(a) and Section 2.20(c)(iii), (iv) and (v).

Section 2.21.                          Incremental Facilities.

(a)                        The Borrower Representative may by written notice to the Administrative Agent elect to request the establishment of one or more increases in Commitments (the “Incremental Commitments”), by an aggregate amount that is an integral multiple of $5,000,000 and not less than $10,000,000 individually (or such lesser amount as may be approved by the Administrative Agent); provided that at no time shall the aggregate amount of Commitments, after giving effect to such Incremental Commitments effected pursuant to this Section, exceed $1,250,000,000.  Each such notice shall specify the date (each, an “Incremental Effective Date”) on which the Borrower Representative proposes that the Incremental Commitments shall be effective.  The Borrowers may approach any Lender or any other Person (other than a natural person) to provide all or a portion of the Incremental Commitments; provided that any Lender may elect or decline, in its sole discretion, to provide such Incremental Commitment.  Each Incremental Commitment shall become effective as of the applicable Incremental Effective Date; provided that (i) the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Incremental Commitments) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer, (ii) the Incremental Commitments shall be effected pursuant to one or more Lender Joinder Agreements executed and delivered by the Borrower Representative and the Administrative Agent, (iii) the Administrative Agent, the Swingline Lender and the Issuing Bank shall have consented (not to be unreasonably withheld or delayed) to any New Lender (as defined below) to the extent such consent, if any, would be required under Section 10.04 for an assignment of Loans or Commitments to such Person and (iv) the Borrowers shall make any payments required pursuant to Section 2.15 in connection with the Incremental Commitments, as applicable.

(b)                        On any Incremental Effective Date, subject to the satisfaction of the foregoing terms and conditions, (i) each of the Lenders with existing Commitments shall assign to each Lender with an Incremental Commitment (each, a “New Lender”) and each of the New Lenders shall purchase from each of the Lenders with existing Commitments, at the principal amount thereof, such interests in the Loans outstanding on such Incremental Effective Date as shall be necessary in order that, after giving effect to all such assignments and purchases, the Loans will be held by existing Lenders and New Lenders ratably in accordance with their Commitments after giving effect to the addition of such Incremental Commitments to the Commitments, (ii) each Incremental Commitment shall be deemed for all purposes a Commitment and, each Loan made under an Incremental Commitment (a “New Loan”) shall be deemed, for all purposes, Loans and (iii) each New Lender shall become a Lender with respect to the Incremental Commitment and all matters relating thereto.

(c)                         Incremental Commitments and New Loans shall be identical to the Commitments and the Loans.

(d)                        Each Lender Joinder Agreement may, without the consent of any other Lenders, effect technical and corresponding amendments to this Agreement and the other Loan Documents as may be necessary or appropriate, in the opinion of the Administrative Agent, to effect the provision of this Section 2.21.

Section 2.22.                          Extended Commitments and Extended Loans.

(a)                        (i)                                              The Borrower Representative may at any time and from time to time request that all or a portion of the Commitments, and/or any Extended Commitments, each existing at the time of such request (each, an “Existing Commitment” and any related revolving credit loans thereunder, “Existing Loans”) be converted to extend the termination date thereof and the scheduled maturity date(s) of any payment of principal with respect to all or a portion of any principal amount of Loans related to such Existing Commitments (any such Existing Commitments which have been so extended, “Extended Commitments” and any related Loans, “Extended Loans”) and to provide for other terms consistent with this Section 2.22(a).  In order to establish any Extended Commitments, the Borrower Representative shall provide a notice (an “Extension Request”) to the Administrative Agent (who shall provide a copy of such notice to each of the Lenders) setting forth the proposed terms of the Extended Commitments to be established, which shall not be materially more restrictive to the Loan Parties (as determined in good faith by the Borrower Representative), when taken as a whole, than the terms of the applicable Existing Commitments (the “Specified Existing Commitment”) unless (x) the Lenders providing Existing Loans receive the benefit of such more restrictive terms or (y) any such provisions apply after the Maturity Date, in each case, to the extent provided in the applicable Extension Amendment; provided, however, that (x) (A) the interest margins with respect to the Extended Commitments may be higher or lower than the interest margins for the Specified Existing Commitments and/or (B) additional fees and premiums may be payable to the Lenders providing such Extended Commitments in addition to or in lieu of any increased margins contemplated by the preceding clause (A) and (y) the facility fee with respect to the Extended Commitments may be higher or lower than the facility fee for the Specified Existing Commitment; provided that, notwithstanding anything to the contrary in this Section 2.22(a) or otherwise, (1) the borrowing and repayment of Extended Loans shall be made on a pro rata basis with all other Existing Loans so long as the Existing Commitments are outstanding and (2) assignments and participations of Extended Commitments and Extended Loans shall be governed by the same assignment and participation provisions applicable to Existing Commitments and Existing Loans as set forth in Section 10.04.  Any Extension Request by the Borrower Representative shall be made to all Lenders holding the applicable Existing Commitments and Existing Loans, but no Lender shall have any obligation to agree to have any of its Loans or Commitments converted into Extended Loans or Extended Commitments pursuant to such Extension Request.  Any Extended Commitments of any Extension Series shall constitute a separate series of revolving credit commitments from the Specified Existing Commitments and from any other Existing Commitments (together with any other Extended Commitments so established on such date).

(ii)                                  Any Lender (an “Extending Lender”) wishing to have all or a portion of its Existing Commitments subject to such Extension Request converted into Extended Commitments shall notify the Administrative Agent (an “Extension Election”) on or prior to the date specified in such Extension Request of the amount of its Existing Commitments that it has elected to convert into Extended Commitments.  Such Extended Commitment shall be treated identically to all other Commitments for purposes of the obligations of a Lender in respect of Swingline Loans under Section 2.04 and Letters of Credit under Section 2.05, except that the applicable Extension Amendment may provide that the maturity dates for Swingline Loans and Letters of Credit, as applicable, may be extended and the related obligations to make Swingline Loans and issue Letters of Credit may be continued so long as the Swingline Lender and/or the applicable Issuing Bank, as applicable, have consented to such extensions in their sole discretion (it being understood that no consent of any other Lender shall be required in connection with any such extension).

(iii)                               Extended Commitments, as applicable, shall be established pursuant to an amendment (an “Extension Amendment”) to this Agreement executed by the Borrower Representative, the Administrative Agent and the Extending Lenders (and not any other Lenders).  No Extension Amendment shall provide for any tranche of Extended Commitments in an aggregate principal amount that is less than $10,000,000.

(iv)                              Notwithstanding anything to the contrary contained in this Agreement, (A) on any date on which any Existing Commitment or Existing Loan is converted to extend the related scheduled maturity date(s) in accordance with clause (i) above (an “Extension Date”), in the case of the Specified Existing Commitments of each Extending Lender, the aggregate principal amount of such

Specified Existing Commitments shall be deemed reduced by an amount equal to the aggregate principal amount of Extended Commitments so converted by such Lender on such date, and such Extended Commitments shall be established as a separate series of revolving credit commitments from any Existing Commitments and (B) if, on any Extension Date, any Loans of any Extending Lender are outstanding under the applicable Specified Existing Commitments, such Loans (and any related participations) shall be deemed to be allocated as Extended Loans (and related participations) and Existing Loans (and related participations) in the same proportion as such Extending Lender’s Specified Existing Commitments to Extended Commitments.  Each Extended Commitment shall become effective as of the applicable Extension Date; provided that the conditions set forth in Section 4.02 shall be satisfied (with all references in such Section to a Borrowing being deemed to be references to such Extension Request) and the Administrative Agent shall have received a certificate to that effect dated such date and executed by an Authorized Officer,

(b)                        The Administrative Agent and the Lenders (other than the Swingline Lender and the Issuing Bank to the extent such consent is expressly required by this Section 2.22) hereby consent to the consummation of the transactions contemplated by this Section 2.22 (including, for the avoidance of doubt, payment of any interest, fees, or premium in respect of any Extended Commitments set forth in the relevant Extension Amendment) and hereby waive the requirements of any provision of this Agreement (including, without limitation, any pro rata payment or amendment section) or any other Loan Document that may otherwise prohibit or restrict any such extension or any other transaction contemplated by this Section 2.22.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement, to make the Loans and issue or participate in Letters of Credit as provided for herein, each Loan Party makes the following representations and warranties to the Lenders, all of which shall survive the execution and delivery of this Agreement and the making of the Loans and the issuance of the Letters of Credit:

Section 3.01.                          Organization; Powers.  Each Loan Party (a) is duly organized, validly existing and in good standing (if applicable) under the laws of the jurisdiction of its organization, has all requisite power and authority to carry on its business as now conducted and (b), except where the failure to do so, individually or in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, is qualified to do business in, and is in good standing (if applicable) in, every jurisdiction where such qualification is required.

Section 3.02.                          Authorization; Enforceability.  The Transactions to be entered into by each Loan Party are within its organizational powers and have been duly authorized by all necessary organizational action.  This Agreement has been duly executed and delivered by each Loan Party and constitutes, and each other Loan

Document to which any Loan Party is to be a party, when executed and delivered by such Loan Party, will constitute, a legal, valid and binding obligation of such Loan Party, as the case may be, in each case enforceable in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium or other laws affecting creditors’ rights generally and subject to general principles of equity, regardless of whether considered in a proceeding in equity or at law.

Section 3.03.                          Governmental Approvals; No Conflicts.  The Transactions (a) do not require any consent or approval of, registration or filing with, or any other action by, any Governmental Authority, except (i) such as have been obtained or made and are in full force and effect or (ii) where the failure to obtain or make them would not reasonably be expected to have a Material Adverse Effect, (b) will not violate (i) the Constituent Documents of any Borrower Group Company or (ii) except where such violation would not reasonably be expected to have a Material Adverse Effect, any law or regulation applicable to any Borrower Group Company or any order of any Governmental Authority, (c) will not violate or result in a default under any indenture, agreement or other instrument binding upon any Borrower Group Company or its assets, or give rise to a right thereunder to require any Borrower Group Company to make any payment except where the failure to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, and (d) will not result in the creation or imposition of any Lien on any asset of any Borrower Group Company, except where the failure to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.04.                          Financial Condition; No Material Adverse Change.  (a) The Borrower Representative has heretofore furnished to the Administrative Agent statements of financial condition, results of operations, changes in equity and cash flows of the Public Company as of and for the (i) fiscal years ended December 31, 2011, December 31, 2012 and December 31, 2013 and (ii) fiscal quarter ended June 30, 2014.  Such financial statements present fairly, in all material respects, the financial position and results of operations and cash flows of the Public Company, as of such dates and for such periods on a consolidated basis and in accordance with GAAP, except to the extent provided in the notes to said financial statements and in the case of the statements referred to in clause (ii) above, subject to year-end adjustments and the absence of footnotes.

(b)                        Except as disclosed in the financial statements referred to above or the notes thereto and except for the Disclosed Matters, after giving effect to the Transactions, none of the Loan Parties has, as of the Closing Date, any liabilities and obligations, that, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

(c)                         As of the Closing Date, there has been no material adverse change in the business, results of operations or financial condition of the Loan Parties, taken as a whole, since December 31, 2013.

Section 3.05.                          Litigation and Environmental Matters.  (a) As of the Closing Date, there are no actions, suits or proceedings by or before any arbitrator or Governmental Authority pending against or, to the knowledge of any Loan Party, threatened in writing against or affecting any Borrower Group Company (i) as to which there is a reasonable possibility of adverse determinations that, in the aggregate, would reasonably be expected to result in a Material Adverse Effect (other than the Disclosed Matters) or (ii) that involve any of the Loan Documents or the Transactions.

(b)                        Except for any matters that, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect, no Borrower Group Company (i) has failed to comply with any Environmental Law or to obtain, maintain or comply with any permit, license or other approval required under any Environmental Law, (ii) is subject to any Environmental Liability, (iii) has received written notice of any claim with respect to any Environmental Liability or (iv) knows of any basis for any Environmental Liability.

Section 3.06.                          Compliance with Laws.  Each Borrower Group Company is in compliance with all laws, regulations and orders of any Governmental Authority applicable to it or its property, except where the failure to do so, in the aggregate, would not reasonably be expected to result in a Material Adverse Effect.

Section 3.07.                          Investment Company Status; Regulatory Restrictions on Borrowing.  No Loan Party is required to be registered as an “investment company” under the Investment Company Act of 1940, as amended (the “Investment Company Act”).

Section 3.08.                          Taxes.  Each Borrower Group Company has timely filed or caused to be filed all Tax returns required to have been filed by it and has paid or caused to be paid all Taxes required to have been paid by it, except (a) Taxes that are being contested in good faith by appropriate proceedings and for which the relevant Borrower Group Company has set aside on its books adequate reserves in accordance with GAAP or (b) to the extent that failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.  There is no proposed tax assessment against any Borrower Group Company that, if made, could reasonably be expected to have a Material Adverse Effect.

Section 3.09.                          ERISA.  (a) No ERISA Event has occurred or is reasonably expected to occur that, when taken together with all other ERISA Events for which liability is reasonably expected to occur, could reasonably be expected to result in a Material Adverse Effect.  Each Borrower Group Company and its ERISA Affiliates are in compliance with those provisions of ERISA and the regulations and published interpretations thereunder which are applicable to it, except where noncompliance could not reasonably be expected to result in a Material Adverse Effect.

(b)                        Each International Plan has been maintained in compliance with its terms and with the requirements prescribed by applicable law (including any special provisions relating to qualified plans where such International Plan was intended to so qualify) and has been maintained in good standing with the applicable regulatory authorities, except where noncompliance would not result in a Material Adverse Effect.  No unfunded liabilities, determined on the basis of actuarial assumptions which are reasonable in the aggregate, exist under all of the International Plans in the aggregate that could reasonably be expected to result in a Material Adverse Effect.

(c)                         No Plan or International Plan is a Multiemployer Plan and no Plan or International Plan is a multiple employer welfare arrangement as defined in Section 3(40) of ERISA which is subject to ERISA.

Section 3.10.                          Disclosure.  None of the written information and written data furnished by or on behalf of any Loan Party to the Administrative Agent or any Lender in connection with the negotiation of this Agreement or any other Loan Document or delivered hereunder or thereunder (as modified or supplemented by other information so furnished), when taken as a whole, contains any material misstatement of fact or omits to state any material fact necessary to make the statements therein (taken as a whole), in the light of the circumstances under which they were made, not materially misleading at such time, it being understood and agreed that for purposes of this Section 3.10, such factual information and data shall not include pro forma information, projections, estimates (including financial estimates, forecasts, and other forward-looking information) or other forward-looking information and information of a general economic or general industry nature; provided that, with respect to any pro forma information or any projected financial information (including financial estimates, forecasts and other forward-looking information), each Loan Party represents only that such information was prepared in good faith based upon assumptions believed to be reasonable at the time made, it being recognized by the Lenders that such projections as to future events are not to be viewed as facts and that actual results during the period or periods covered by any such projections may differ from the projected results and such differences may be material.

Section 3.11.                          Compliance with Sanctions.  No Borrower, Guarantor or any of their respective Subsidiaries is a Person identified on a Sanctions List.

ARTICLE 4
CONDITIONS

Section 4.01.                          Effectiveness.  This Agreement shall become effective on the date that each of the following conditions shall have been satisfied (or waived in accordance with Section 10.02):

(a)                        The Administrative Agent (or its counsel) shall have received from each party hereto either (i) a counterpart of this Agreement signed on behalf of such party or (ii) written evidence reasonably satisfactory to the Administrative Agent (which may include telecopy transmission of a signed signature page of this Agreement) that such party has signed a counterpart of this Agreement.

(b)                        The Administrative Agent shall have received written opinions (addressed to the Administrative Agent and the Lenders party to this Agreement as of the Closing

Date and dated the Closing Date) of each of Simpson Thacher & Bartlett LLP, counsel to the Loan Parties, Maples and Calder, special Cayman Islands counsel to KKR Fund Holdings L.P. and KKR International Holdings L.P., Willkie Farr & Gallagher LLP, special Investment Company Act counsel to the Loan Parties, and David J. Sorkin, general counsel of the Public Company, in form and substance reasonably satisfactory to the Administrative Agent and covering such matters relating to the Loan Parties, the Loan Documents and the Transactions as the Administrative Agent shall reasonably request.  The Borrower Representative hereby requests such counsel to deliver such opinions.

(c)                         The Administrative Agent shall have received such documents and certificates as the Administrative Agent may reasonably request relating to the organization, existence and good standing of each Loan Party, the authorization of the Transactions and any other legal matters relating to such Loan Party, the Loan Documents or the Transactions, all in form and substance reasonably satisfactory to the Administrative Agent.

(d)                        The Administrative Agent shall have received or shall concurrently receive reasonably satisfactory evidence that the Existing Credit Agreement shall have been terminated and all amounts thereunder shall have been paid in full.

(e)                         The Administrative Agent shall have received a certificate, dated the Closing Date and signed by an Authorized Officer of the Borrower Representative, confirming compliance with the conditions set forth in clauses (a) and (b) of Section 4.02.

(f)                          The Administrative Agent shall have received payment in full of (i) fees due on the Closing Date pursuant to the Fee Letter, and (ii) to the extent invoiced in reasonable detail at least three Business Days prior to the Closing Date, reimbursement or payment of all out of pocket expenses required to be reimbursed or paid by any Loan Party hereunder.

(g)                         The Lenders shall have received, to the extent requested by the Lenders at least ten (10) days prior to the Closing Date, on or before the date which is five (5) Business Days prior to the Closing Date, all documentation and other information with respect to the Loan Parties required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act.

The Administrative Agent shall notify the Borrower Representative and the Lenders of the Closing Date, and such notice shall be conclusive and binding.

Section 4.02.                          Each Credit Event.  The obligation of each Lender to make any Loan, and of each Issuing Bank to issue, amend, renew or extend any Letter of Credit, is subject to the satisfaction of the following conditions:

(a)                        The representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of such Borrowing or the date of issuance, amendment, renewal or extension of such Letter of Credit, as applicable (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.

(b)                        At the time of and immediately after giving effect to such Borrowing or the issuance, amendment, renewal or extension of such Letter of Credit, as applicable, no Default shall have occurred and be continuing.

(c)                         In the case of a Borrowing to be denominated in an Alternative Currency, there shall not have occurred any significant change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Administrative Agent and the Required Lenders would make it impracticable for such Borrowing to be denominated in the relevant Alternative Currency.

Each Borrowing and each issuance, amendment, renewal or extension of a Letter of Credit shall be deemed to constitute a representation and warranty by the Borrowers, on the date thereof as to the matters specified in clauses (a) and (b) of this Section.

ARTICLE 5
AFFIRMATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and any other amounts payable under the Loan Documents (other than Contingent Obligations) have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, each of the Loan Parties covenants and agrees with the Lenders that:

Section 5.01.                          Financial Statements; Other Information.  The Borrower Representative will furnish to the Administrative Agent:

(a)                        as soon as available and in any event on or before the date that is five (5) days after the date on which consolidated financial statements of the Public Company are required to be filed with the SEC (after giving effect to any permitted extensions; and if such consolidated financial statements are not required to be filed with the SEC, on or before the date that is 120 days after the end of each fiscal year of the Public Company), (i) the consolidated statements of financial condition, operations, changes in equity and cash flows as of the end of and for such year, in each case for the Public Company and (ii) management’s segment financial information as set forth in the consolidated financial statements and notes thereto of the Public Company, setting forth in each case in comparative form the figures for the previous fiscal year, all in reasonable detail and prepared in accordance with GAAP, and, in each case, certified by independent certified public accountants of recognized national standing whose opinion shall not be qualified as to the scope of audit or as to the status of the Public Company or any of the Material Subsidiaries (or group of Subsidiaries that together would constitute a Material

Subsidiary) as a going concern (other than any exception, explanatory paragraph or qualification, that is expressly solely with respect to, or expressly resulting solely from, (i) an upcoming maturity date under any Indebtedness occurring within one year from the time such opinion is delivered or (ii) any potential inability to satisfy a financial maintenance covenant on a future date or in a future period);

(b)                        as soon as available and in any event on or before the date that is five (5) days after the date on which consolidated financial statements of the Public Company are required to be filed with the SEC with respect to each of the first three fiscal quarters (commencing with the fiscal quarter ending September 30, 2014) of each fiscal year of the Public Company (after giving effect to any permitted extensions; and if such consolidated financial statements are not required to be filed with the SEC, on or before the date that is 60 days after the end of each of the first three fiscal quarters of each fiscal year of the Public Company), (i) the consolidated statements of financial condition, operations, changes in equity and cash flows as of the end of and for such fiscal quarter and the then elapsed portion of the fiscal year, in each case for the Public Company and (ii) management’s segment financial information as set forth in the consolidated financial statements and notes thereto of the Public Company, setting forth in each case in comparative form the figures for the corresponding period or periods of the previous fiscal year;

(c)                         no later than the date that the financial statements or other information is required to be delivered under clause (a) or (b) above, a duly completed Compliance Certificate of an Authorized Officer of the Borrower Representative (i) certifying as to whether a Default has occurred and, if a Default has occurred, specifying the details thereof and any action taken or proposed to be taken with respect thereto, (ii) setting forth reasonably detailed calculations demonstrating compliance with Section 6.05 (and for the period ending September 30, 2014, setting forth reasonably detailed calculations for the Fee Paying Assets Under Management and the Leverage Ratio as of September 30, 2014) and (iii) stating whether any change in GAAP or in the application thereof has occurred since the date of the financial statements referred to in Section 3.04 and, if any such change has occurred, specifying the effect of such change on the financial statements accompanying such certificate; and

(d)                        promptly following any request therefor, such other information regarding the operations, business affairs and financial condition of any Borrower Group Company, or compliance with the terms of any Loan Document, as the Administrative Agent (or the Administrative Agent on behalf of the Required Lenders) may reasonably request.

Documents required to be delivered pursuant to Section 5.01 (other than Section 5.01(c)) may be delivered electronically and, if so delivered, shall be deemed to have been delivered on the earliest date on which (i) such documents are posted on the Public Company’s behalf on an Internet or intranet website, if any, to which each Lender and the Administrative Agent have access (whether a commercial, third-party website or whether sponsored by the Administrative Agent) or (ii) such financial statements and/or other documents are posted on the SEC’s EDGAR website on the Internet; provided that the Borrower Representative shall notify the Administrative Agent (by telecopier or electronic mail) of the posting of any such documents on any website described in this paragraph and upon request by the Administrative Agent, provide to the Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. The Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by the Borrowers with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

Each Borrower hereby acknowledges that (a) the Administrative Agent may make available to the Lenders and the Issuing Banks materials and/or information provided by or on behalf of the Borrowers hereunder (collectively, “Borrower Materials”) by posting the Borrower Materials on IntraLinks or another similar electronic system (the “Platform”), so long as the access to such Platform (i) is limited to the Administrative Agent, the Lenders and assignees or prospective assignees and their respective advisors and (ii) remains subject to the confidentiality requirements set forth in Section 10.12, and (b) certain of the Lenders may be “public-side” Lenders (i.e., Lenders that do not wish to receive material non-public information with respect to the Loan Parties or their securities) (each, a “Public Lender”).  The Borrower Representative hereby agrees that (w) all Borrower Materials that are to be made available to Public Lenders shall be clearly and conspicuously marked “PUBLIC” which, at a minimum, shall mean that the word “PUBLIC” shall appear prominently on the first page thereof; (x) by marking Borrower Materials “PUBLIC,” the Borrower Representative shall be deemed to have authorized the Administrative Agent, the Issuing Banks and the Lenders to treat such Borrower Materials as not containing any material non-public information with respect to the Borrowers or their respective securities for purposes of United States federal and state securities laws (provided, however, that to the extent such Borrower Materials constitute Information, they shall be treated as set forth in Section 10.12); (y) all Borrower Materials marked “PUBLIC” are permitted to be made available through a portion of the Platform designated “Public Investor;” and (z) the Administrative Agent shall be entitled to treat any Borrower Materials that are not marked “PUBLIC” as being suitable only for posting on a portion of the Platform not designated “Public Investor.”  Notwithstanding the foregoing, the Borrower Representative shall be under no obligation to mark any Borrower Materials “PUBLIC.”

Section 5.02.                          Notices of Material Events.  The Borrower Representative will furnish to the Administrative Agent (which will promptly thereafter furnish to the Lenders) prompt written notice of the following:

(a)                        the occurrence of any Default or Event of Default;

(b)                        the filing or commencement of any action, suit or proceeding by or before any arbitrator or Governmental Authority against or affecting any Borrower Group Company or any Affiliate thereof that could reasonably be expected to be adversely determined and, if so determined, would reasonably be expected to result in a Material Adverse Effect; and

(c)                         any other development that results in, or would reasonably be expected to result in, a Material Adverse Effect.

Each notice delivered under this Section shall be accompanied by a statement of the Authorized Officer of the Borrower Representative setting forth the details of the event or development requiring such notice and any action taken or proposed to be taken with respect thereto.

Section 5.03.                          Existence; Conduct of Business.  Each Loan Party will, and will cause each of its Material Subsidiaries to, take all actions necessary to preserve, renew and keep in full force and effect its legal existence and the rights, licenses, permits, privileges and franchises material to the conduct of its business except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect; provided that the foregoing shall not prohibit any merger, consolidation, liquidation or dissolution permitted under Section 6.02.

Section 5.04.                          Payment of Taxes.  Each Loan Party will pay and discharge, and will cause each of its Subsidiaries to pay and discharge, all tax obligations before the same shall become delinquent or in default and before penalties accrue thereon, except where (a) (i) the validity or amount thereof is being contested in good faith by appropriate proceedings, (ii) such Loan Party has set aside on its books adequate reserves with respect thereto (in the good faith judgment of the management of such Loan Party) in accordance with GAAP, and (iii) such contest effectively suspends collection of the contested obligation and the enforcement of any Lien securing such obligation or (b) the failure to make payment pending such contest would not reasonably be expected to result in a Material Adverse Effect.

Section 5.05.                          Maintenance of Properties; Insurance.  Each Loan Party will, and will cause each of its Subsidiaries to, (a) keep and maintain all property material to the conduct of its business in good working order and condition, ordinary wear and tear excepted, except to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect and (b) maintain insurance in such amounts and against such risks as, in the good faith judgment of the management of such Loan Party, is reasonable and prudent to be maintained by companies of the same size and nature of business operating in the same or similar locations and in light of the availability of insurance on a cost-effective basis.

Section 5.06.                          Books and Records; Inspection Rights.  Each Loan Party will, and will cause each of its Subsidiaries to, keep books of record and account with respect to its assets and business and will permit any representatives designated by the Administrative Agent or the Required Lenders, upon reasonable prior notice, to visit and inspect its properties, to examine its books and records, and to discuss its affairs, finances and condition with its officers, all at such reasonable times and as often as reasonably requested; provided that (x) excluding any such visits and inspections during the continuation of an Event of Default, (i) only the Administrative Agent on behalf of the Required Lenders may exercise the rights of the Administrative Agent and the Lenders under this Section and (ii) the Administrative Agent may not exercise such rights more than once in any calendar year, and (y) when an Event of Default exists, the Administrative Agent or any representative of the Required Lenders (or any of its respective representatives or independent contractors) may do any of the foregoing at the expense of the applicable Borrower Group Company at any time during normal business hours and upon reasonable advance notice.  Notwithstanding anything to the contrary in this Section 5.06, none of the Loan Parties will be required to disclose, permit the inspection, examination or making copies or abstracts of, or discuss, any document, information or other matter that (a) constitutes non-financial trade secrets or non-financial proprietary information, (b) in respect of which disclosure to the Administrative Agent or any Lender (or their respective representatives or agents) is prohibited by law or any agreement binding on a third party (not created in contemplation thereof) or (c) in any Loan Party’s reasonable judgment, would compromise any attorney-client privilege, privilege afforded to attorney work product or similar privilege, provided that such Borrower Group Company shall make available redacted versions of requested documents or, if unable to do so consistent with the preservation of such privilege, shall make commercially reasonable efforts to disclose information responsive to the requests of the Administrative Agent, any Lender or any of their respective representatives and agents, in a manner that will protect such privilege.

Section 5.07.                          Compliance with Laws.  Each Loan Party will, and will cause each Subsidiary to, comply with all laws, rules, regulations and orders of any Governmental Authority (including, without limitation, Environmental Laws and applicable laws administered by OFAC, and the Foreign Corrupt Practices Act of 1977, as amended, and the rules and regulations promulgated thereunder) applicable to it or its property, except where failures to do so, in the aggregate, could not reasonably be expected to result in a Material Adverse Effect.

Section 5.08.                          Use of Proceeds and Letters of Credit.  The proceeds of the Loans and Letters of Credit will be used for general corporate purposes (including any transaction not prohibited by the Loan Documents); provided that no part of the proceeds of any Loan, and no Letter of Credit, will be used, whether directly or indirectly, for any purpose that entails a violation of Regulation U or X of the Board.

Section 5.09.                          Further Assurances.  If any Person (i) becomes an Additional Group Partnership after the Closing Date, the Borrower Representative will, within 60 days after such Person becomes an Additional Group Partnership (or such longer period of time as reasonably agreed by the Administrative Agent) notify the Administrative Agent (on behalf of the Lenders) thereof and, with the approval of (x) the Administrative Agent acting at the direction of the Required Lenders (not to be unreasonably withheld or conditioned) for any Additional Group Partnership organized under the laws of the United States or any state thereof, Cayman Islands or Luxembourg and (y) the Administrative Agent and each Lender for any Additional Group Partnership organized in any foreign jurisdiction other than Cayman Islands or Luxembourg, deliver to the Lenders all documentation and other information with respect to such Additional Group Partnership required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act and cause such Additional Group Partnership to become a Borrower by delivering to the Administrative Agent a Loan Party Joinder Agreement executed by such Additional Group Partnership and the Borrower Representative, and upon such delivery (and the delivery in connection therewith of written opinions of counsel and documents and certificates as the Administrative Agent may reasonably require), such Additional Group Partnership shall for all purposes of this Agreement be a Borrower and a party to this Agreement or (ii) is required to be a Guarantor after the Closing Date pursuant to clause (b) of the definition thereof, the Borrower Representative will cause such Person to become a Guarantor pursuant to the terms of Section 11.07.  For the avoidance of doubt, the Borrower Representative shall not be required to comply with this Section 5.09 in case the Administrative Agent acting at the direction of the Required Lenders or each Lender, as the case may be, does not approve such Additional Group Partnership to become a Borrower under this Agreement.

ARTICLE 6
NEGATIVE COVENANTS

Until the Commitments have expired or terminated and the principal of and interest on each Loan and all fees and any other amounts payable under the Loan Documents (other than Contingent Obligations) have been paid in full and all Letters of Credit have expired or been cancelled and all LC Disbursements have been reimbursed, each of the Loan Parties covenants and agrees with the Lenders that:

Section 6.01.                          Liens.  The Loan Parties shall not create, assume, incur or guarantee any Indebtedness for money borrowed that is secured by a Lien (other than Permitted Liens) on any voting stock or profit participating equity interests of their respective Subsidiaries (to the extent of their ownership of such voting stock or profit participating equity interests) or any entity that succeeds (whether by merger, consolidation, sale of assets or otherwise) to all or any substantial part of the business of any of such Subsidiaries, without providing that the Obligations hereunder (together with, if the Loan Parties shall so determine, any other Indebtedness of (including any Guarantee of Indebtedness by) the Loan Parties ranking equally with the Obligations and existing as of the Closing Date or thereafter incurred) will be secured equally and ratably with or prior to all other Indebtedness secured by such Lien on the voting stock or profit participating equity interests of any such entities.  This Section 6.01 shall not limit the ability of the Loan Parties to incur Indebtedness or other obligations secured by Liens on assets other than the voting stock or profit participating equity interests of their respective Subsidiaries.

Section 6.02.                          Fundamental Changes.  No Loan Party shall be a party to a Substantially All Merger or participate in a Substantially All Sale, unless:

(i)                                     such Loan Party is the surviving Person, or the Person formed by or surviving such Substantially All Merger or to which such Substantially All Sale has been made (the “Successor Person”) is organized under the laws of the United States or any state thereof, Cayman Islands or Luxembourg (collectively, the “Permitted Jurisdictions”), and has expressly assumed, by a Loan Party

Joinder Agreement, all of the obligations of such Loan Party under the Loan Documents;

(ii)                                  immediately after giving effect to such transaction, no Default or Event of Default has occurred and is continuing;

(iii)                               the Lenders shall have received all documentation and other information with respect to the Successor Person required by bank regulatory authorities under applicable “know your customer” and anti-money laundering rules and regulations including the USA PATRIOT Act; and

(iv)                              such Loan Party shall have delivered to the Administrative Agent a customary opinion of counsel with respect to the Successor Person and the Loan Party Joinder Agreement and a certificate on behalf of such Loan Party signed by one of its Responsible Officers stating that all conditions provided in this Section 6.02 relating to such transaction have been satisfied.

Section 6.03.                          Use of Proceeds; OFAC.  No Borrower will use the proceeds of the Loans, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other Person which uses such proceeds, in each case for the purpose of directly, or to its knowledge indirectly, funding activities or business (i) of any Person, that at the time of such funding is (A) identified on a Sanctions List, (B) owned, directly or indirectly, 50% or more by one or more Persons identified on a Sanctions List, or (C) located, organized or resident in a Sanctioned Country or (ii) in any country, that at the time of such funding, is a Sanctioned Country, in each case of clauses (i) and (ii), in violation of applicable Sanctions or if such use of proceeds would be in violation of applicable Sanctions if conducted by a U.S. Person.

Section 6.04.                          Fiscal Year.  The Public Company shall not change its fiscal year-end from December 31.

Section 6.05.                          Financial Covenants.

(a)                        Fee Paying Assets Under Management, calculated on the last day of any fiscal quarter, commencing December 31, 2014, shall not be less than $40,000,000,000; and

(b)                        The Leverage Ratio, calculated on the last day of any fiscal quarter, commencing December 31, 2014, shall not be greater than 4.0 to 1.0.

ARTICLE 7
EVENTS OF DEFAULT

If any of the following events (“Events of Default”) shall occur:

(a)                        the Borrowers shall fail to pay any principal of any Loan when the same shall become due and payable;

(b)                        the Borrowers shall fail to pay any interest on any Loan or any fee, any reimbursement obligation in respect of any LC Disbursement or any other amount (other than an amount referred to in (a) of this Article) payable under any Loan Document, when and as the same shall become due and payable, and such failure shall continue unremedied for a period of five days;

(c)                         any representation, warranty, or certification made or deemed made by or on behalf of any Loan Party in any Loan Document or any certificate furnished pursuant to any Loan Document, shall prove to have been incorrect in any material respect when made or deemed made;

(d)                        the Borrowers shall fail to observe or perform any covenant, condition or agreement contained in Section 5.02(a), 5.03 (with respect to the existence of any Loan Party), 5.08 or in Article 6;

(e)                         any Loan Party shall fail to observe or perform any covenant, condition or agreement contained in any Loan Document (other than those specified in clause (a), (b) or (d) of this Article), and such failure shall continue unremedied for a period of 30 days after written notice thereof from the Administrative Agent or the Required Lenders to the Borrower Representative;

(f)                          any Borrower Group Company shall fail to make any payment in respect of any Material Indebtedness (whether of principal or interest or, in the case of Swap Contracts, payment required as a result of termination events of such Swap Contracts and that is not otherwise being contested in good faith), when the same shall become due and payable (after giving effect to all applicable grace period and delivery of all required notices, if any, provided in the instrument or agreement under which such Material Indebtedness was created), whether at the due date thereof or at a date fixed for prepayment thereof or otherwise;

(g)                         any event or condition occurs (other than, with respect to Indebtedness in respect of Swap Contracts, termination events (such as illegality, force majeure or tax events) or equivalent events that are not events of default pursuant to the terms of such Swap Contracts) (after giving effect to all applicable grace period and delivery of all required notices) that results in any Material Indebtedness becoming due before its scheduled maturity or that enables or permits the holder or holders of such Material Indebtedness or any trustee or agent on its or their behalf to cause Material Indebtedness to become due, or to require the prepayment, repurchase, redemption or defeasance thereof, before its scheduled maturity; provided that this clause (g) shall not apply to secured Indebtedness that becomes due as a result of the sale, transfer or other disposition (including as a result of the casualty or condemnation event) of the property securing such Indebtedness;

(h)                        an involuntary proceeding shall be commenced or an involuntary petition shall be filed seeking (i) liquidation, reorganization or other relief in respect of any Loan Party or Material Subsidiary or its debts, or of a substantial part of its assets, under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect or (ii) the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for a substantial part of its assets, and, in any such case, such proceeding or petition shall continue undismissed for 60 days or an order or decree approving or ordering any of the foregoing shall be entered;

(i)                            any Loan Party or Material Subsidiary shall (i) voluntarily commence any proceeding or file any petition seeking liquidation, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, receivership or similar law now or hereafter in effect, (ii) consent to the institution of, or fail to contest in a timely and appropriate manner, any proceeding or petition described in clause (h) of this Article, (iii) apply for or consent to the appointment of a receiver, trustee, custodian, sequestrator, conservator or similar official for any Loan Party or Material Subsidiary or for a substantial part of its assets, (iv) file an answer admitting the material allegations of a petition filed against it in any such proceeding, (v) make a general assignment for the benefit of creditors or (vi) take any action for the purpose of effecting any of the foregoing;

(j)                           any Loan Party shall admit in writing its inability or fail generally to pay its debts as they become due;

(k)                        one or more judgments for the payment of money in an aggregate amount in excess of $75,000,000 (after giving effect to amounts payable by insurance) shall be rendered against any Loan Party or Material Subsidiary and shall remain undischarged for a period of 60 consecutive days during which execution shall not be effectively stayed, or any action shall be legally taken by a judgment creditor to attach or levy upon any asset of any Loan Party or Material Subsidiary to enforce any such judgment;

(l)                            an ERISA Event shall have occurred that, in the opinion of the Required Lenders, when taken together with all other ERISA Events that have occurred, would reasonably be expected to result in a Material Adverse Effect;

(m)                    an International Plan shall fail to comply with applicable local law, which, in the aggregate, would reasonably be expected to result in a Material Adverse Effect;

(n)                        a Change of Control shall occur; or

(o)                        the Loan Party Guaranty shall at any time fail to constitute a valid and binding agreement of (i) the Public Company or (ii) any other Guarantor party thereto (in the case of clause (ii), in any material respects) or any party shall so assert in writing;

then, and in every such event (other than an event with respect to any Borrower described in clause (h) or (i) of this Article), and at any time thereafter during the continuance of such event, the Administrative Agent shall, at the request of the Required Lenders, by notice to the Borrower Representative, take either or both of the following actions, at the same or different times:  (i) terminate the Commitments, and thereupon the Commitments shall terminate immediately, and (ii) declare the Loans then outstanding to be due and payable in whole (or in part, in which case any principal not so declared to be due and payable may thereafter be declared to be due and payable), and thereupon the principal of the Loans so declared to be due and payable, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall become due and payable immediately, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower to the extent permitted by applicable law; and in case of any event with respect to any Borrower described in clause (h) or (i) of this Article, the Commitments shall automatically terminate and the principal of the Loans then outstanding, together with accrued interest thereon and all fees and other obligations of the Borrowers accrued hereunder, shall automatically become due and payable, without presentment, demand, protest or other notice of any kind, all of which are waived by each Borrower to the extent permitted by applicable law.

ARTICLE 8
THE ADMINISTRATIVE AGENT

Section 8.01.                          Appointment and Authorization.  Each Lender Party hereby irrevocably appoints the Administrative Agent as its agent and authorizes the Administrative Agent to take such actions on its behalf and to exercise such powers as are delegated to the Administrative Agent by the terms of the Loan Documents, together with such actions and powers as are reasonably incidental thereto.

Section 8.02.                          Rights and Powers as a Lender.  The bank serving as the Administrative Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Administrative Agent, and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated or unless the context otherwise requires, include the person serving as the Administrative Agent hereunder in its individual capacity.  Such bank and its Affiliates may accept deposits from, lend money to, act as financial advisor or in any other advisory capacity for, and generally engage in any kind of business with, any Loan Party or Affiliate thereof as if it were not the Administrative Agent hereunder and without duty to account therefor to the Lenders or the Issuing Banks.

Section 8.03.                          Limited Parties and Responsibilities.  The Administrative Agent shall not have any duties or obligations except those expressly set forth in the Loan Documents.  Without limiting the generality of the foregoing, (a) the Administrative Agent shall not be subject to any fiduciary or other implied duties, regardless of whether a Default has occurred and is continuing, (b) the Administrative Agent shall not have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated by the Loan Documents that the Administrative Agent is required in writing to exercise as directed by the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02); provided that the Administrative Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose such Administrative Agent to liability, if the Administrative Agent is not indemnified to its satisfaction, or that is contrary to any Loan Document or applicable law, and (c) except as expressly set forth in the Loan Documents, the Administrative Agent shall not have any duty to disclose, and shall not be liable for any failure to disclose, any information relating to any Loan Party that is communicated to or obtained by the bank serving as Administrative Agent or any of its Affiliates in any capacity.  The Administrative Agent shall not be liable for any action taken or not taken by it (x) with the consent or at the request of the Required Lenders (or such other number or percentage of the Lenders as shall be necessary under the circumstances as provided in Section 10.02), (y) in the absence of its own gross negligence or willful misconduct (as finally determined by a court of competent jurisdiction) or (z) by reason of any occurrence beyond the control of the Administrative Agent (including but not limited to any act or provision of any present or future law or regulation of any Governmental Authority, any act of God or war, civil unrest, local or national disturbance or disaster, any act of terrorism, or the unavailability of the Federal Reserve Bank wire or facsimile or other wire or communication facility).  The Administrative Agent shall be deemed not to have knowledge of any Default unless and until written notice thereof is given to the Administrative Agent by the Borrower Representative or a Lender, and the Administrative Agent shall not be responsible for or have any duty to ascertain or inquire into (i) any statement, warranty or representation made in or in connection with any Loan Document, (ii) the contents of any certificate, report or other document delivered thereunder or in connection therewith, (iii) the performance or observance of any of the covenants, agreements or other terms or conditions set forth in any Loan Document, (iv) the validity, enforceability, effectiveness or genuineness of any Loan Document or any other agreement, instrument or document, or (v) the satisfaction of any condition set forth in Article 4 or elsewhere in any Loan Document, other than to confirm receipt of items expressly required to be delivered to the Administrative Agent.  Nothing in this Agreement shall oblige the Administrative Agent to carry out any “know your customer” or other checks in relation to any person on behalf of any Lender and each Lender confirms to the Administrative Agent that it is solely responsible for any such checks it is required to carry out and that it may not rely on any statement in relation to such checks made by the Administrative Agent.

Section 8.04.                          Authority to Rely on Certain Writings, Statements and Advice.  The Administrative Agent shall be entitled to rely on, and shall not incur any liability for relying on, any notice, request, certificate, consent, statement, instrument, document or other writing believed by it to be genuine and to have been signed or sent by the proper Person.  The Administrative Agent also may rely on any statement made to it orally or by telephone and believed by it to be made by the proper Person, and shall not incur any liability for relying thereon.  The Administrative Agent may consult with legal counsel (who may be counsel for a Loan Party), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

Section 8.05.                          Sub-Agents and Related Parties.  The Administrative Agent may perform any and all its duties and exercise its rights and powers by or through any one or more sub-agents appointed by it.  The Administrative Agent and any such sub-agent may perform any and all its duties and exercise its rights and powers through their respective Related Parties.  The exculpatory provisions of the preceding Sections of this Article shall apply to any such sub-agent and to the Related Parties of the Administrative Agent and any such sub-agent, and shall apply to their respective activities in connection with the syndication of the credit facilities provided for herein as well as activities as Administrative Agent.

Section 8.06.                          Resignation; Successor Administrative Agent.  (a) Subject to the appointment and acceptance of a successor Administrative Agent as provided in this Section, the Administrative Agent may resign at any time by notifying the Lenders, the Issuing Banks and the Borrower Representative.  Upon any such resignation, the Required Lenders shall have the right, in consultation with the Borrower Representative, to appoint a successor.  If no successor shall have been so appointed by the Required Lenders and shall have accepted such appointment within 30 days after the retiring Administrative Agent gives notice of its resignation, then the retiring Administrative Agent may, on behalf of the Lenders and the Issuing Banks, appoint a successor Administrative Agent which shall be a bank with an office in New York, New York, or an Affiliate of any such bank.  Upon acceptance of its appointment as Administrative Agent hereunder by a successor, such successor shall succeed to and become vested with all the rights, powers, privileges and duties of the retiring Administrative Agent, and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder.  The fees payable by the Borrower Representative to a successor Administrative Agent shall be the same as those payable to its predecessor unless otherwise agreed by the Borrower Representative and such successor.  After the Administrative Agent’s resignation hereunder, the provisions of this Article and Section 10.03 shall continue in effect for the benefit of such retiring Administrative Agent, its sub-agents and their respective Related Parties in respect of any actions taken or omitted to be taken by any of them while the retiring Administrative Agent was acting as Administrative Agent.

(b)                        Notwithstanding clause (a) above, any entity into which the Administrative Agent in its individual capacity may be merged or converted or with which it may be consolidated, or any corporation resulting from any merger, conversion or consolidation to which the Administrative Agent in its individual capacity shall be a party, or any corporation to which substantially all of the corporate trust business of the Administrative Agent in its individual capacity may be transferred, shall succeed the Administrative Agent and assume the obligations of the Administrative Agent, without any further action; provided that the Administrative Agent shall notify the Borrower Representative and the Lenders of such merger, conversion, consolidation or transfer.

Section 8.07.                          Credit Decisions by Lenders.  Each Lender acknowledges that it has, independently and without reliance on the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement.  Each Lender also acknowledges that it will, independently and without reliance on the Administrative Agent, the Arranger or any other Lender and based on such documents and information as it shall from time to time deem appropriate, continue to make its own decisions in taking or not taking action under or based on this Agreement, any other Loan Document or related agreement or any document furnished hereunder or thereunder.

Section 8.08.                          Arranger.  The Arranger shall have no duty or obligation whatsoever under this Agreement.

Section 8.09.                          Withholding Taxes.  To the extent required by any applicable law, the Administrative Agent shall be entitled to deduct withholding from any payment to any Lender as required under FATCA and shall have no obligation to gross-up any payment hereunder or to pay any additional amount as a result of such FATCA withholding.  If the Internal Revenue Service or any other Governmental Authority asserts a claim that the Administrative Agent did not properly withhold Tax from amounts paid to or for the account of any Lender because the appropriate form was not delivered or was not properly executed or because such Lender failed to notify the Administrative Agent of a change in circumstance which rendered the exemption from, or reduction of, withholding Tax ineffective or for any other reason, or if Administrative Agent reasonably determines that a payment was made to a Lender pursuant to this Agreement without deduction of applicable withholding Tax from such payment, such Lender shall indemnify the Administrative Agent fully for all amounts paid, directly or indirectly, by the Administrative Agent as Tax or otherwise, including any penalties or interest and together with all expenses (including legal expenses, allocated internal costs and out-of-pocket expenses) incurred.

ARTICLE 9
MULTIPLE BORROWERS

Section 9.01.                          Joint and Several.  Each Borrower agrees that the representations and warranties made by, and the liabilities, obligations and covenants of and applicable to, any and all of the Borrowers under this Agreement, shall be in every case (whether or not specifically so stated in each such case herein) joint and several in all circumstances; provided that the maximum liability of each Borrower hereunder and under the other Loan Documents shall in no event exceed the amount which can be incurred by such Borrower under applicable laws relating to the insolvency of debtors.  Each Borrower accepts, as co-debtor and not merely as surety, such joint and several liability with the other Borrowers and hereby waives any and all suretyship defenses that it might otherwise have hereunder.  If and to the extent that any of the Borrowers shall fail to make any payment with respect to any of the Obligations as and when due or to perform any of the Obligations in accordance with the terms thereof, then in each such event the other Borrowers will make such payment with respect to, or perform, such Obligation.  Without limiting the generality of the foregoing, each Borrower agrees that the obligations of such Borrower hereunder and under the other Loan Documents shall be enforceable against such Borrower notwithstanding that this Agreement or any other Loan Document may be unenforceable in any respect against any other Borrower or that any other Borrower may have commenced bankruptcy, reorganization, liquidation or similar proceedings.

Section 9.02.                          No Subrogation.  Notwithstanding any payment or payments made by any of the Borrowers hereunder or any set-off or application of funds of any of the Borrowers by any Lender, the Borrowers shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any

Borrower or any Guarantor or other guarantor or any collateral security or guaranty or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Borrowers seek or be entitled to seek any contribution or reimbursement from any Borrower or any Guarantor or other guarantor in respect of payments made by any Borrower hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations (other than Contingent Obligations) are paid in full and the Commitments are terminated.  If any amount shall be paid to any Borrower on account of such subrogation or contribution rights at any time when all of the Obligations shall not have been paid in full or the Commitments shall not have been terminated, such amount shall be held by such Borrower in trust for the Administrative Agent and the Lenders, segregated from other funds of such Borrower, and shall, promptly upon receipt by such Borrower, be turned over to the Administrative Agent in the exact form received by such Borrower (duly indorsed by such Borrower to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 9.03.                          Full Knowledge.  Each Borrower acknowledges, represents and warrants that such Borrower has had a full and adequate opportunity to review the Loan Documents.  Each Borrower represents and warrants that such Borrower fully understands the remedies the Administrative Agent (on behalf of the Lenders) may pursue against such Borrower and each other Borrower in the event of a default under the Loan Documents and such Borrower’s and each other Borrower’s financial condition and ability to perform under the Loan Documents.  Each Borrower agrees to keep itself fully informed regarding all aspects of such Borrower’s and each other Borrower’s financial condition and the performance of such Borrower’s and each other Borrower’s obligations under this Agreement and the other Loan Documents.  Each Borrower agrees that neither the Administrative Agent nor any Lender has any duty, whether now or in the future, to disclose to any Borrower any information pertaining to such Borrower, any other Borrower, any Guarantor or other guarantor or any collateral security or guaranty.

Section 9.04.                          Reinstatement.  Each Borrower’s obligations hereunder shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, administration, dissolution, liquidation or reorganization of any Borrower or any Guarantor or other guarantor, or upon or as a result of the appointment of a receiver, administrative receiver, administrator, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or other guarantor or any substantial part of the property of such Borrower, Guarantor or other guarantor, or otherwise, all as though such payments had not been made.

Section 9.05.                          Borrower Representative.  Each Loan Party and, if applicable, the general partners (or general partners of those general partners, as the case may be) of such Loan Party, hereby designates Kohlberg Kravis Roberts & Co. L.P. as its representative and agent (in such capacity, the “Borrower Representative”) for all purposes under the Loan Documents, including requests for Loans and Letters of Credit, designation of interest rates, delivery or receipt of communications, preparation and delivery of financial reports, requests for waivers, amendments or other accommodations, actions under the Loan Documents (including in respect of compliance with covenants), and all other dealings with the Administrative Agent, any Issuing Bank, the Swingline Lender or any Lender.  Kohlberg Kravis Roberts & Co. L.P. hereby accepts such appointment as Borrower Representative. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders shall be entitled to rely upon, and shall be fully protected in relying upon, any notice or communication (including any notice of borrowing) delivered by the Borrower Representative on behalf of any Borrower. The Administrative Agent, the Issuing Banks, the Swingline Lender and the Lenders may give any notice or communication with a Borrower hereunder to the Borrower Representative on behalf of such Borrower.  Each of the Administrative Agent, Issuing Banks, the Swingline Lender and the Lenders shall have the right, in its discretion, to deal exclusively with the Borrower Representative for any or all purposes under the Loan Documents.  Each Borrower agrees that any notice, election, communication, representation, agreement or undertaking made on its behalf by the Borrower Representative shall be binding upon and enforceable against it.

ARTICLE 10
MISCELLANEOUS

Section 10.01.                   Notices.  (a) Unless otherwise expressly provided herein, all notices and other communications provided for herein or under any other Loan Document shall be in writing (including by facsimile transmission) and shall be delivered by hand or overnight courier service, mailed by certified or registered mail, sent by telecopy or sent by electronic mail, as follows:

(i)                                     If to any Loan Party, to it in care of the Borrower Representative at 9 West 57th Street, Suite 4200, New York, New York 10019 (Telecopy No. (212) 750-0003; Attention: Chief Financial Officer; provided that a copy of all such notices and other communications shall be delivered to (x) Borrower Representative at 9 West 57th Street, Suite 4200, New York, New York 10019 (Telecopy No. (212) 750-0003), Attention: General Counsel and (y) Simpson Thacher & Bartlett LLP, 425 Lexington Avenue, New York, New York 10017 (Telecopy No. (212) 455-2502), Attention: Justin Lungstrum.

(ii)                                  If to the Administrative Agent, to HSBC Bank USA, National Association, Corporate Trust and Loan Agency, 452 5th Avenue (8E6), New York, New York 10018, Attention of Corporate Trust and Loan Agency (Telecopy No. (917) 229-6659; Electronic Mail Address: ctlany.loanagency@us.hsbc.com, CTLANY.TransactionManagement@us.hsbc.com).

(iii)                               If to HSBC Bank USA, National Association, in its capacity as the Issuing Bank, to HSBC Bank USA, National Association, 2 Hanson Place — 14th Floor, Brooklyn, New York, Attention of Global Trade and Receivable Finance (Telecopy No. (718) 488-4902; Electronic Mail Address: sharon.adamo@us.hsbc.com, loly.marte@us.hsbc.com, stella.fung@us.hsbc.com).

(iv)                              If to the Swingline Lender, to HSBC Bank USA, National Association, 452 5th Avenue (8E6), New York, New York 10018, Attention of Corporate Trust and Loan Agency (Telecopy No. (917) 229-6659; Electronic Mail Address: ctlany.loanagency@us.hsbc.com, CTLANY.TransactionManagement@us.hsbc.com).

(v)                                 If to any other Lender, to it at its address (or telecopy number or electronic mail address) set forth in its Administrative Questionnaire.

(b)                        Notices and other communications to the Lenders hereunder may be delivered or furnished by electronic communications pursuant to procedures approved by the Administrative Agent; provided that the foregoing shall not apply to notices pursuant to Article 2 unless otherwise agreed by the Administrative Agent and the applicable Lender.  The Administrative Agent or any Borrower may, in its discretion, agree to accept notices and other communications to it or in its care hereunder by electronic communications pursuant to procedures approved by it; provided that approval of such procedures may be limited to particular notices or communications.

(c)                         Any party hereto may change its address, telecopy number or electronic mail address for notices and other communications hereunder by notice to the other parties hereto.  All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt, which shall be deemed to occur in the case of courier service, mail, telecopy or electronic mail as follows:

(i)                                     if by way of courier service or mail, when it has been received at the relevant address in an envelope addressed to such party at that address; or

(ii)                                  if by way of telecopy, when received in legible form;

(iii)                               if by way of electronic mail, when received;

and, if a particular department or officer is specified as part of its address details provided pursuant to this Section, if addressed to that department or officer; provided that (x) any communication to be made or delivered to the Administrative Agent will be effective only when actually received by the Administrative Agent and then only if it is expressly marked for the attention of the department or officer specified by the Administrative Agent for this purpose, and (y) it is understood that any communication made or delivered to the Borrower Representative in accordance with this Section will be deemed to have been made or delivered to each of the Loan Parties.

Section 10.02.                   Waivers; Amendments.  (a) No failure or delay by any Lender Party in exercising any right or power hereunder or under any other Loan Document shall operate as a waiver thereof, nor shall any single or partial exercise of any such right or power, or any abandonment or discontinuance of steps to enforce such a right or power, preclude any other or further exercise thereof or the exercise of any other right or power.  The rights and remedies of the Lender Parties under the Loan Documents are cumulative and are not exclusive of any rights or remedies that they would otherwise have.  No waiver of any provision of any Loan Document or consent to any departure by any Loan Party therefrom shall in any event be effective unless the same shall be permitted by Section 10.02(b), and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given.

(b)                        No Loan Document or provision thereof may be waived, amended or modified except pursuant to an agreement or agreements in writing entered into by the Borrower Representative and the Required Lenders or by the Borrower Representative and the Administrative Agent with the consent of the Required Lenders; provided that no such agreement shall

(i)                                     increase the Commitment without the written consent of each Lender directly and adversely affected thereby,

(ii)                                  reduce the principal amount of any Loan or LC Disbursement or reduce the rate of interest thereon, or reduce any fee payable hereunder, without the written consent of each Lender Party directly and adversely affected thereby,

(iii)                               postpone the scheduled date of payment of the principal amount of any Loan or LC Disbursement, or any date for the payment of any interest or any fee payable hereunder, or reduce the amount of, waive or excuse any such payment, or postpone the scheduled date of expiration of any Commitment, without the written consent of each Lender Party directly and adversely affected thereby,

(iv)                              change Section 2.17(b) or (c) in a manner that would alter the pro rata sharing of payments required thereby, without the written consent of each Lender directly and adversely affected thereby,

(v)                                 change any provision of this Section or the definition of “Required Lenders” or any other provision of any Loan Document specifying the number or percentage of Lenders required to take any action thereunder, without the written consent of each Lender,

(vi)                              release all or substantially all of the Guarantors from the Loan Party Guaranty (except as expressly provided hereunder or under such Loan Document), or limit the liability of all or substantially all of the Guarantors in respect thereof, without the written consent of each Lender, or

(vii)                           amend Section 1.06 or the definition of “Alternative Currency” without the written consent of each Lender;

provided further that no such agreement shall amend, modify or otherwise affect the rights or duties of the Administrative Agent, the Issuing Bank or the Swingline Lender hereunder without the prior written consent of the Administrative Agent, the Issuing Bank or the Swingline Lender, as the case may be.

Notwithstanding the foregoing, in addition to any credit extensions and related Lender Joinder Agreement(s) effectuated without the consent of Lenders in accordance with Section 2.21 or Section 2.22, this Agreement may be amended (or amended and restated) with the written consent of the Required Lenders, the Administrative Agent and the Borrower Representative (a) to add one or more additional credit facilities to this Agreement and to permit the extensions of credit from time to time outstanding thereunder and the accrued interest and fees in respect thereof to share ratably in the benefits of this Agreement and the other Loan Documents with the Loans and the accrued interest and fees in respect thereof and (b) to include appropriately the Lenders holding such credit facilities in any determination of the Required Lenders and other definitions related to such new Loans.

Notwithstanding anything in this Agreement (including, without limitation, this Section 10.02) or any other Loan Document to the contrary, (i) this Agreement and the other Loan Documents may be amended to effect an incremental facility pursuant to Section 2.21 or extension facility pursuant to Section 2.22 (and the Administrative Agent and the Borrower Representative may effect such amendments to this Agreement and the other Loan Documents without the consent of any other party as may be necessary or appropriate, in the reasonable opinion of the Administrative Agent and the Borrower Representative, to effect the terms of any such incremental facility or extension facility) and (ii) any provision of this Agreement or any other Loan Document may be amended by an agreement in writing entered into by the Borrower Representative and the Administrative Agent, in accordance with the procedures described below in this clause to (x) cure any ambiguity, omission, mistake, defect or inconsistency (as reasonably determined by the Administrative Agent and the Borrower Representative) and (y) effect administrative changes of a technical or immaterial nature (including to effect changes to the terms and conditions applicable solely to an Issuing Bank in respect of issuances of Letters of Credit) and such amendment shall be deemed approved by the Lenders if the Lenders shall have received at least five Business Days’ prior written notice of such change and the Administrative Agent shall not have received, within five Business Days of the date of such notice to the Lenders, a written notice from the Required Lenders stating that the Required Lenders object to such amendment.

Section 10.03.                   Expenses; Indemnity; Damage Waiver.  (a) The Borrowers shall, on a joint and several basis, pay (i) all reasonable and documented out-of-pocket expenses incurred by the Administrative Agent and its Affiliates, including the reasonable fees, charges and disbursements of counsel for the Administrative Agent, in connection with the syndication of the credit facilities provided for herein, the preparation and administration of the Loan Documents and any amendments, supplements, modifications or waivers of the provisions thereof (whether or not the transactions contemplated hereby or thereby shall be consummated), (ii) all reasonable and documented out-of-pocket expenses incurred by any Issuing Bank in connection with the issuance, amendment, renewal or extension of any Letter of Credit or any demand for payment thereunder and (iii) all reasonable and documented out-of-pocket expenses incurred by any Lender Party, including the fees, charges and disbursements of any counsel for any Lender Party (which shall be limited to one counsel for all Lender Parties, except (x) solely in the case of an actual or perceived conflict of interest where the

Indemnitee affected by such conflict notifies the Borrower Representative of any existence of such conflict, one additional counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions) and (y) to the extent that the Administrative Agent notifies the Borrower Representative of the need for specialized legal skills and thereafter, after receipt of the consent of the Borrower Representative (which consent shall not be unreasonably withheld or delayed) has retained its own counsel), in connection with the enforcement or protection of its rights in connection with the Loan Documents, including its rights under this Section, or in connection with the Loans made or Letters of Credit issued hereunder, including all such out-of pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans or Letters of Credit.

(b)                        The Borrowers shall, on a joint and several basis, indemnify each of the Lender Parties and their respective Related Parties (without duplication) (each such Person being called an “Indemnitee”) against, and hold each Indemnitee harmless from, any and all losses, claims, damages, liabilities and related expenses, including the reasonable and documented fees, charges and disbursements of any counsel for any Indemnitee (which shall be limited to one counsel for all Indemnitees, except (x) solely in the case of an actual or perceived conflict of interest where the Indemnitee affected by such conflict notifies the Borrower Representative of any existence of such conflict, one additional counsel in each relevant jurisdiction (which may include a single special counsel acting in multiple jurisdictions and (y) to the extent that the Indemnitee notifies the Borrower Representative of the need for specialized legal skills and thereafter, after receipt of the consent of the Borrower Representative (which consent shall not be unreasonably withheld or delayed) has retained its own counsel), incurred by or asserted against any Indemnitee arising out of, in connection with, or as a result of (i) the execution or delivery of any Loan Document or any other agreement or instrument contemplated hereby, the performance by the parties to the Loan Documents of their respective obligations thereunder or the consummation of the Transactions or any other transactions contemplated hereby, (ii) any Loan or Letter of Credit or the use of the proceeds therefrom (including any refusal by the Issuing Bank to honor a demand for payment under a Letter of Credit if the documents presented in connection with such demand do not strictly comply with the terms of such Letter of Credit), (iii) any actual or prospective claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether any Indemnitee or any Loan Party is a party thereto or whether or not such claim, litigation, investigation or proceeding is brought by any Loan Party or any other Person; provided that such indemnity shall not be available to any Indemnitee to the extent that such losses, claims, damages, liabilities or related expenses (x) are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s or any of its Related Parties’ bad faith, gross negligence or willful misconduct or from a material breach of the obligations of such Indemnitee or any of its Related Parties under the Credit Agreement or (y) arise out of, or in connection with, any actual or threatened litigation, investigation or proceeding that does not involve an act or omission by the any Loan Party or any of its Affiliates and that is brought by one Indemnitee against another Indemnitee.

(c)                         To the extent that the Borrowers fail to pay any amount required to be paid by it to the Administrative Agent, the Issuing Banks or the Swingline Lender under Section 10.03(a) or (b), each Lender severally agrees to pay to the Administrative Agent, the Issuing Banks or the Swingline Lender, as the case may be, such Lender’s Applicable Percentage (determined as of the time that the applicable unreimbursed expense or indemnity payment is sought) of such unpaid amount; provided that the unreimbursed expense or indemnified loss, claim, damage, liability or related expense, as the case may be, was incurred by or asserted against the Administrative Agent, the Issuing Banks or the Swingline Lender in its capacity as such.  For purposes hereof, a Lender’s “pro rata share” shall be determined based on its share of the sum of the total Credit Exposures and unused Commitments at the time.

(d)                        To the extent permitted by applicable law, no Loan Party nor any Indemnitee shall have any liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the Transactions, any Loan or Letter of Credit or the use of the proceeds thereof; provided that nothing contained in this Section 10.03(d) shall limit any Borrower’s indemnity obligations with respect to third party claims.  No Indemnitee referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby, except to the extent that such damages are determined by a court of competent jurisdiction by final and nonappealable judgment to have resulted from such Indemnitee’s or any of its Related Parties’ willful misconduct or gross negligence.

(e)                         Each Indemnitee shall provide prompt notice of any claim; provided that the failure to give such notice shall not affect any Indemnitee’s rights to indemnity under this Section 10.03.  All amounts due under this Section shall be payable within thirty (30) days after written demand therefor; provided, however, that any Indemnitee shall promptly refund an indemnification payment received hereunder to the extent that there is a final judicial determination that such Indemnitee was not entitled to indemnification with respect to such payment pursuant to this Section 10.03.

(f)                          The Borrower Representative is entitled to assume and control the defense and settlement of any claim so long as the Borrowers confirm their obligation to indemnify such Indemnitee in accordance with this Section 10.03.  No such Indemnitee may settle a claim without the prior written consent of the Borrower Representative, which may not be unreasonably withheld or delayed; provided that without the prior written consent of an Indemnitee (which consent shall not be unreasonably withheld or delayed), the Borrower Representative shall not effect any settlement of any pending or threatened proceeding against an Indemnitee in respect of which indemnity could have been sought hereunder by such Indemnitee unless (i) such settlement includes an unconditional release of such Indemnitee from all liability or claims that are the subject matter of such proceeding and (ii) such settlement does not include any statement as to any admission of fault, culpability, wrongdoing or failure to act by such Indemnitee.

(g)                         This Section 10.03 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims, damages, liabilities, obligations, penalties, actions, judgments, suits, costs, expenses or disbursements arising from any non-Tax claim.

Section 10.04.                   Successors and Assigns.  (a) The provisions of this Agreement shall be binding on and inure to the benefit of the parties hereto and their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), except that (i) except as permitted under Section 6.02, no Borrower or Guarantor may assign or otherwise transfer any of its rights or obligations hereunder without the prior written consent of each Lender (and any attempted assignment or transfer by any Borrower or Guarantor without such consent shall be null and void), and (ii) no Lender may assign or otherwise transfer its rights or obligations hereunder except in accordance with this Section.  Nothing in this Agreement, expressed or implied, shall be construed to confer upon any Person (other than the parties hereto, their respective successors and assigns permitted hereby (including any Affiliate of any Issuing Bank that issues any Letter of Credit), Participants (to the extent provided in paragraph (c) of this Section) and, to the extent expressly contemplated hereby, the Related Parties of the Lender Parties) any legal or equitable right, remedy or claim under or by reason of this Agreement.

(b)                        (i) Subject to the conditions set forth in paragraph (b)(ii) below, any Lender may assign to one or more assignees all or a portion of its rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans at the time owing to it) with the prior written consent of:

(A)                                   the Borrower Representative (such consent not to be unreasonably withheld or delayed if the assignee is a bank or other depositary institution), provided that no consent of the Borrower Representative shall be required for an assignment to a Lender, an Affiliate of a Lender, an Approved Fund or, if an Event of Default under Section 7(a), (b), (h) or (i) has occurred and is continuing, any other assignee, unless, in each case, such assignment is to an Alternative Asset Investment Firm, in which case such assignment shall require the consent of the Borrower Representative in its sole discretion;

(B)                                   the Administrative Agent (such consent not to be unreasonably withheld or delayed), provided that no consent of the Administrative Agent shall be required for an assignment of any Commitment to an assignee that is a Lender with a Commitment immediately prior to giving effect to such assignment;

(C)                                   the Issuing Bank (such consent not to be unreasonably withheld or delayed); and

(D)                                   the Swingline Lender (such consent not to be unreasonably withheld or delayed).

Notwithstanding the foregoing, no such assignment shall be made to a natural Person, to any Borrower or any Affiliate of any Borrower or Defaulting Lender.

(ii)                                  Assignments shall be subject to the following additional conditions:

(A)                                   except in the case of an assignment to a Lender or an Affiliate of a Lender or an assignment of the entire remaining amount of the assigning Lender’s Commitment or Loans, the amount of the Commitment or Loans of the assigning Lender subject to each such assignment (determined as of the date the Assignment with respect to such assignment is delivered to the Administrative Agent) shall not be less than $10,000,000 unless each of the Borrower Representative and the Administrative Agent otherwise consent, provided that no such consent of the Borrower Representative shall be required if an Event of Default under Section 7(a), (b), (h) or (i) has occurred and is continuing;

(B)                                   each partial assignment shall be made as an assignment of a proportionate part of all the assigning Lender’s rights and obligations under this Agreement;

(C)                                   the parties to each assignment shall execute and deliver to the Administrative Agent an Assignment, together with a processing and recordation fee of $3,500;

(D)                                   the assignee, if it shall not be a Lender, shall deliver to the Administrative Agent tax forms required pursuant to Section 2.16(e) and a completed Administrative Questionnaire in which the assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their related parties or their respective securities) will be made available and who may receive such information in accordance with the assignee’s compliance procedures and applicable laws, including federal and state securities laws; and

(E)                                    the Administrative Agent shall not be obligated to consent to an assignment hereunder until it is satisfied it has complied with all necessary “know your customer” or other similar checks under all applicable laws and regulations in relation to the assignment to the assignee, and an assignment will only be effective after performance by the Administrative Agent of all “know your customer” or other checks relating to any Person that it is required to carry out in relation to such assignment, the completion of which the Administrative Agent shall promptly notify to the assigning Lender and the assignee.

For the purposes of this Section 10.04(b), the term “Approved Fund” has the following meaning:

“Approved Fund” means any Person (other than a natural person) that is engaged in making, purchasing, holding or investing in bank loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

(iii)                               Subject to acceptance and recording thereof pursuant to subsection (b)(iv) of this Section, from and after the effective date specified in each Assignment the assignee thereunder shall be a party hereto and, to the extent of the interest assigned by such Assignment, have the rights and obligations of a Lender under this Agreement, and the assigning Lender thereunder shall, to the extent of the interest assigned by such Assignment, be released from its obligations under this Agreement (and, in the case of an Assignment covering all of the assigning Lender’s rights and obligations under this Agreement, such Lender shall cease to be a party hereto but shall continue to be entitled to the benefits of Sections 2.14, 2.15, 2.16 and 10.03).  Any assignment or transfer by a Lender of rights or obligations under this Agreement that does not comply with this Section shall be treated for purposes of this Agreement as a sale by such Lender of a participation in such rights and obligations in accordance with subsection (c) of this Section.

(iv)                              The Administrative Agent, acting for this purpose as a non-fiduciary agent of the Borrowers, shall maintain at one of its offices a copy of each Assignment delivered to it and a register for the recordation of the names and addresses of the Lenders, and the Commitment of, and principal amounts of the Loans and LC Disbursements owing to, each Lender pursuant to the terms hereof from time to time (the “Register”).  The entries in the Register shall be conclusive, absent manifest error, and the parties hereto may treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender for all purposes of this Agreement, notwithstanding notice to the contrary.  The Register shall be available for inspection by any party hereto, at any reasonable time and from time to time upon reasonable prior notice.

(v)                                 Upon its receipt of a duly completed Assignment executed by an assigning Lender and an assignee, the assignee’s completed Administrative Questionnaire and applicable tax forms (unless the assignee shall already be a Lender hereunder), the processing and recordation fee referred to in subsection (b)(ii)(C) of this Section and any written consent to such assignment required by subsection (b) of this Section, the Administrative Agent shall accept such Assignment and record the information contained therein in the Register; provided that if either the assigning Lender or the assignee shall have failed to make any payment required to be made by it pursuant to Section 2.04(c), 2.05(d) or (e), 2.06(b), 2.17(d) or 10.03(b), the Administrative Agent shall have no obligation to accept such Assignment and record the information therein in the

Register unless and until such payment shall have been made in full, together with all accrued interest thereon.  No assignment, whether or not evidenced by a promissory note, shall be effective for purposes of this Agreement unless it has been recorded in the Register as provided in this subsection.

(c)                         (i) Any Lender may, without the consent of any Loan Party or other Lender Party, sell participations to one or more banks or other entities (other than a natural Person, any Borrower or any Affiliate or Subsidiary of any Borrower) (a “Participant”) in all or a portion of such Lender’s rights and obligations under this Agreement (including all or a portion of its Commitment and the Loans owing to it); provided that (A) such Lender’s obligations under this Agreement shall remain unchanged, (B) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (C) the Borrowers and the other Lender Parties shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement.  Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce the Loan Documents and to approve any amendment, modification or waiver of any provision of the Loan Documents; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, modification or waiver described in the first proviso to Section 10.02(b) that affects such Participant.  Subject to subsection (c)(ii) of this Section, each Borrower agrees that each Participant shall be entitled to the benefits of Sections 2.14, 2.15 and 2.16 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to subsection (b) of this Section.  Each Lender that sells a participation, acting solely for this purpose as a non-fiduciary agent of the Borrower, shall maintain a register on which it enters the name and address of each Participant and the principal amounts (and stated interest) of each Participant’s interest in the Loans or other obligations under this Agreement (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (including the identity of any Participant or any information relating to a Participant’s interest in any Commitments, Loans or its other obligations under any Loan Document) except to the extent that such disclosure is necessary to establish that such Commitment, Loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive, and such Lender, each Loan Party and the Administrative Agent shall treat each person whose name is recorded in the Participant Register pursuant to the terms hereof as the owner of such participation for all purposes of this Agreement, notwithstanding notice to the contrary.

(ii)                                  A Participant shall not be entitled to receive any greater payment under Section 2.14 or Section 2.16 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant (except to the extent that such entitlement to receive greater payments results from a Change in Law that occurs after the Participant acquired the applicable participation), unless the sale of the participation to such Participant is made with the Borrower Representative’s prior written consent.  A Participant that would be a Foreign Lender if it were a Lender shall not be entitled to the benefits of Section

2.16 unless the Borrower Representative is notified of the participation sold to such Participant and such Participant agrees, for the benefit of the Borrowers, to comply with Section 2.16(e) as though it were a Lender.

(d)                        Any Lender may at any time pledge or assign a security interest in all or any portion of its rights under this Agreement to secure obligations of such Lender, including without limitation any pledge or assignment to secure obligations to a Federal Reserve Bank or other central bank having jurisdiction over such Lender, and this Section shall not apply to any such pledge or assignment of a security interest; provided that no such pledge or assignment of a security interest shall release a Lender from any of its obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto.

Section 10.05.                   Survival.  All covenants, agreements, representations and warranties made by the Loan Parties in the Loan Documents and in the certificates or other instruments delivered in connection with or pursuant to the Loan Documents shall be considered to have been relied upon by the other parties hereto and shall survive the execution and delivery of the Loan Documents and the making of any Loans and issuance of any Letters of Credit, regardless of any investigation made by any such other party or on its behalf and notwithstanding that any Lender Party may have had notice or knowledge of any Default or incorrect representation or warranty at the time any credit is extended hereunder, and shall continue in full force and effect as long as any principal of or accrued interest on any Loan or any fee or any other amount payable under the Loan Documents (other than Contingent Obligations) is outstanding and unpaid or any Letter of Credit is outstanding or any Commitment has not expired or terminated.  The provisions of Sections 2.14, 2.15, 2.16 and 10.03 and Article 8 shall survive and remain in full force and effect regardless of the consummation of the transactions contemplated hereby, the repayment of the Loans, the expiration or termination of the Letters of Credit and the Commitments or the termination of this Agreement or any provision hereof.

Section 10.06.                   Counterparts; Integration; Effectiveness.  This Agreement may be executed in counterparts (and by different parties hereto on different counterparts), each of which shall constitute an original, but all of which when taken together shall constitute a single contract.  The Loan Documents and any separate letter agreements with respect to fees payable to the Administrative Agent constitute the entire contract among the parties relating to the subject matter hereof and supersede any and all previous agreements and understandings, oral or written, relating to the subject matter hereof.  Except as provided in Section 4.01, this Agreement shall become effective when it shall have been executed by the Administrative Agent and when the Administrative Agent shall have received counterparts hereof which, when taken together, bear the signatures of each of the other parties hereto, and thereafter shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.  Delivery of an executed counterpart of a signature page of this Agreement by telecopy or electronic transmission shall be effective as delivery of a manually executed counterpart of this Agreement.

Section 10.07.                   Severability.  If any provision of any Loan Document is invalid, illegal or unenforceable in any jurisdiction then, to the fullest extent permitted by law, (i) such provision shall, as to such jurisdiction, be ineffective to the extent (but only to the extent) of such invalidity, illegality or unenforceability, (ii) the other provisions of the Loan Documents shall remain in full force and effect in such jurisdiction and (iii) the invalidity, illegality or unenforceability of any such provision in any jurisdiction shall not affect the validity, legality or enforceability of such provision in any other jurisdiction.

Section 10.08.                   Right of Setoff.  If an Event of Default shall have occurred and be continuing, each Lender Party and each Affiliate of the Administrative Agent is authorized at any time and from time to time, to the fullest extent permitted by law, to set off and apply any and all deposits (general or special, time or demand, provisional or final) at any time held and other obligations at any time owing by such Lender Party or Affiliate of the Administrative Agent to or for the credit or the account of a Loan Party against any of and all the obligations of a Loan Party now or hereafter existing under this Agreement held by such Lender Party, irrespective of whether or not such Lender Party shall have made any demand under this Agreement and although such obligations may be unmatured.  The rights of each Lender Party under this Section are in addition to other rights and remedies (including other rights of setoff) which such Lender Party may have. Each Lender Party agrees promptly to notify the Loan Parties and the Administrative Agent after any such set-off and application made by such Lender Party or Affiliate of the Administrative Agent; provided that the failure to give such notice shall not affect the validity of such set-off and application.

Section 10.09.                   Governing Law; Jurisdiction; Consent to Service of Process.  (a) This Agreement and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the State of New York.

(b)                        Each party hereto irrevocably and unconditionally submits, for itself and its property, to the exclusive jurisdiction of any court of the State of New York and of any Federal court, in each case located in the Borough of Manhattan in connection with any action or proceeding arising out of or relating to any Loan Document, and each party hereto irrevocably and unconditionally agrees that all claims in respect of any such action or proceeding shall be heard and determined in such New York State or, to the extent permitted by law, in such Federal court.

(c)                         Each party hereto irrevocably and unconditionally waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to any Loan Document in any court referred to Section 10.09(b).  Each party hereto irrevocably waives, to the fullest extent permitted by law, the defense of an inconvenient forum to the maintenance of any such suit, action or proceeding in any such court.

(d)                        Each party hereto irrevocably consents to service of process in the manner provided for notices in Section 10.01.  Nothing in any Loan Document will affect the right of any party to this Agreement to serve process in any other manner permitted by law.

Each Loan Party irrevocably appoints the Borrower Representative (the “Process Agent”) as its agent to receive on behalf of such Loan Party and its properties service of copies of the summon and complaint and any other process which may be served in any such action or proceeding. Such service may be made by mailing or delivering a copy of such process to such Loan Party in care of the Process Agent at the Process Agent’s above address, and each such Loan Party hereby irrevocably authorizes and directs the Process Agent to accept such service on its behalf.

Section 10.10.                   Waiver of Jury Trial.  EACH PARTY HERETO IRREVOCABLY AND UNCONDITIONALLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY IN ANY LEGAL PROCEEDING DIRECTLY OR INDIRECTLY ARISING OUT OF OR RELATING TO ANY LOAN DOCUMENT OR ANY TRANSACTION CONTEMPLATED THEREBY (WHETHER BASED ON CONTRACT, TORT OR ANY OTHER THEORY) AND FOR ANY COUNTERCLAIM THEREIN.  EACH PARTY HERETO (a) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVER AND (b) ACKNOWLEDGES THAT IT AND THE OTHER PARTIES HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION.

Section 10.11.                   Headings.  Article and Section headings and the Table of Contents herein are for convenience of reference only, are not part of this Agreement and shall not affect the construction of, or be taken into consideration in interpreting, this Agreement.

Section 10.12.                   Confidentiality.  (a) Each Lender Party agrees to maintain the confidentiality of the Information (as defined below), except that Information may be disclosed (i) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel, other advisors and any sub-agent appointed pursuant to Section 8.05 (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such Information and instructed to keep such Information confidential), (ii) to the extent requested by any regulatory authority (in which case such Lender Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower Representative promptly thereof prior to disclosure), (iii) to the extent required by applicable laws or regulations or by any subpoena or similar legal process (in which case such Lender Party agrees (except with respect to any routine or ordinary course audit or examination conducted by bank accountants or any governmental or bank regulatory authority exercising examination or regulatory authority), to the extent practicable and not prohibited by applicable law, rule or regulation, to inform the Borrower Representative promptly thereof prior to disclosure), (iv) to any other party to this Agreement, (v) in connection with the exercise of any remedies hereunder or any suit, action or proceeding relating to any Loan Document or the enforcement of any right thereunder, (vi) subject to an agreement containing provisions substantially the same as those of this Section, to (x) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights or obligations under this Agreement or (y) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to any Loan Party and its obligations, provided that (i) the disclosure of any such Information to any assignee or Participant, or any prospective assignee or Participant, or any actual or prospective counterparty (or its advisors) referred to above shall only be made after the acknowledgment and acceptance by such assignee, Participant, prospective assignee or Participant, or any actual or prospective counterparty (or its advisors) that such Information is being disseminated on a confidential basis (on substantially the terms set forth in this Section 10.12 or confidentiality provisions at least as restrictive as those set forth in this Section 10.12), in each case for the benefit of the Loan Parties, in accordance with the standard syndication processes of such Lender Party or customary market standards for dissemination of such type of information, which shall in any event require “click through” or other affirmative actions on the part of recipient to access such Information, (vii) with the consent of the Borrower Representative, (viii) to the extent such Information (x) becomes publicly available other than as a result of a breach of this Section or (y) becomes available to any Lender Party on a nonconfidential basis from a third party that is not, to such Lender Party’s knowledge, subject to confidentiality obligations owing to the Borrowers.  Additionally, the Loan Parties agree to maintain the confidentiality of any information relating to the Reference Rate, except (a) to their Related Parties on a confidential and need-to-know basis in connection herewith, (b) as consented to by the Administrative Agent or such Reference Bank, as applicable or (c) as required by law (including securities laws and GAAP), regulation, judicial or governmental order, subpoena or other legal process or is requested or required by any governmental or regulatory authority or exchange (in which case the Borrower Representative agrees to inform the Administrative Agent or such Reference Bank, as applicable, promptly thereof prior to such disclosure, to the extent practicable and not prohibited by applicable law, rule or regulation).  For the purposes of this Section, “Information” means all information received from the Loan Parties relating to the Loan Parties or their business, other than any such information that is available to any Lender Party on a nonconfidential basis prior to disclosure by the Loan Parties.  Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information.

(b)                        EACH LENDER ACKNOWLEDGES THAT INFORMATION AS DEFINED IN SECTION 10.12(a) FURNISHED TO IT PURSUANT TO THIS AGREEMENT MAY INCLUDE MATERIAL NON-PUBLIC INFORMATION CONCERNING THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES, AND CONFIRMS THAT IT HAS DEVELOPED COMPLIANCE PROCEDURES REGARDING THE USE OF MATERIAL NON-PUBLIC INFORMATION AND THAT IT WILL HANDLE SUCH MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH THOSE PROCEDURES AND APPLICABLE LAW, INCLUDING FEDERAL AND STATE SECURITIES LAWS.

(c)                         ALL INFORMATION, INCLUDING REQUESTS FOR WAIVERS AND AMENDMENTS, FURNISHED BY THE LOAN PARTIES OR THE ADMINISTRATIVE AGENT PURSUANT TO, OR IN THE COURSE OF ADMINISTERING, THIS AGREEMENT WILL BE SYNDICATE-LEVEL INFORMATION, WHICH MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION ABOUT THE BORROWERS AND THEIR RELATED PARTIES OR THEIR RESPECTIVE SECURITIES.  ACCORDINGLY, EACH LENDER REPRESENTS TO THE BORROWER REPRESENTATIVE AND THE ADMINISTRATIVE AGENT THAT IT HAS IDENTIFIED IN ITS ADMINISTRATIVE QUESTIONNAIRE A CREDIT CONTACT WHO MAY RECEIVE INFORMATION THAT MAY CONTAIN MATERIAL NON-PUBLIC INFORMATION IN ACCORDANCE WITH ITS COMPLIANCE PROCEDURES AND APPLICABLE LAW.

Section 10.13.                   Interest Rate Limitation.  Notwithstanding anything herein to the contrary, if at any time the interest rate applicable to any Loan, together with all fees, charges and other amounts which are treated as interest on such Loan under applicable law (collectively the “Charges”), shall exceed the maximum lawful rate (the “Maximum Rate”) that may be contracted for, charged, taken, received or reserved by the Lender holding such Loan in accordance with applicable law, the rate of interest payable in respect of such Loan hereunder, together with all Charges payable in respect thereof, shall be limited to the Maximum Rate and, to the extent lawful, the interest and Charges that would have been payable in respect of such Loan but were not payable as a result of the operation of this Section shall be cumulated and the interest and Charges payable to such Lender in respect of other Loans or periods shall be increased (but not above the Maximum Rate therefor) until such cumulated amount, together with interest thereon at the Federal Funds Effective Rate to the date of payment, shall have been received by such Lender.

Notwithstanding the foregoing, and after giving effect to all adjustments contemplated thereby, if any Lender shall have received from the Borrowers an amount in excess of the maximum permitted by any applicable law, rule or regulation, then the Borrowers shall be entitled, by notice in writing to the Administrative Agent to obtain reimbursement from that Lender in an amount equal to such excess, and pending such reimbursement, such amount shall be deemed to be an amount payable by that Lender to the Borrowers.

Section 10.14.                   USA PATRIOT Act.  Each Lender that is subject to the USA PATRIOT Act and the Administrative Agent (for itself and not on behalf of any Lender) hereby notifies the Loan Parties that pursuant to the requirements of the USA PATRIOT Act, it is required to obtain, verify and record information that identifies the Loan Parties, which information includes the name and address of the Loan Parties and other information that will allow such Lender or the Administrative Agent, as applicable, to identify the Loan Parties in accordance with the USA PATRIOT Act.

Section 10.15.                   Judgment Currency.  (a) The Borrowers’ obligations hereunder and under the other Loan Documents to make payments in a specified currency

(the “Obligation Currency”) shall not be discharged or satisfied by any tender or recovery pursuant to any judgment expressed in or converted into any currency other than the Obligation Currency, except to the extent that such tender or recovery results in the effective receipt by the Administrative Agent or a Lender or an Issuing Bank of the full amount of the Obligation Currency expressed to be payable to the Administrative Agent or such Lender or such Issuing Bank under this Agreement or the other Loan Documents.  If, for the purpose of obtaining or enforcing judgment against any Loan Party in any court or in any jurisdiction, it becomes necessary to convert into or from any currency other than the Obligation Currency (such other currency being hereinafter referred to as the “Judgment Currency”) an amount due in the Obligation Currency, the conversion shall be made, at the rate of exchange at which in accordance with normal banking procedures the Administrative Agent could purchase the first currency with such other currency on the Business Day preceding that on which final judgment is given (such Business Day being hereinafter referred to as the “Judgment Currency Conversion Date”).

(b)                        If there is a change in the rate of exchange prevailing between the Judgment Currency Conversion Date and the date of actual payment of the amount due, the Borrowers covenant and agree to pay, or cause to be paid, such additional amounts, if any (but in any event not a lesser amount), as may be necessary to ensure that the amount paid in the Judgment Currency, when converted at the rate of exchange prevailing on the date of payment, will produce the amount of the Obligation Currency which could have been purchased with the amount of Judgment Currency stipulated in the judgment or judicial award at the rate of exchange prevailing on the Judgment Currency Conversion Date.

(c)                         For purposes of determining any rate of exchange or currency equivalent for this Section, such amounts shall include any premium and costs payable in connection with the purchase of the Obligation Currency.

Section 10.16.                   No Fiduciary Duty.  The Administrative Agent, each Lender and their Affiliates (collectively, solely for purposes of this paragraph, the “Lenders”), may have economic interests that conflict with those of the Loan Parties, their stockholders and/or their affiliates.  Each Loan Party agrees that nothing in the Loan Documents or otherwise will be deemed to create an advisory, fiduciary or agency relationship or fiduciary or other implied duty between any Lender, on the one hand, and such Loan Party, its stockholders or its affiliates, on the other.  The Loan Parties acknowledge and agree that (i) the transactions contemplated by the Loan Documents (including the exercise of rights and remedies hereunder and thereunder) are arm’s-length commercial transactions between the Lenders, on the one hand, and the Loan Parties, on the other, and (ii) in connection therewith and with the process leading thereto, (x) no Lender has assumed an advisory or fiduciary responsibility in favor of any Loan Party, its stockholders or its affiliates with respect to the transactions contemplated hereby (or the exercise of rights or remedies with respect thereto) or the process leading thereto (irrespective of whether any Lender has advised, is currently advising or will advise any Loan Party, its stockholders or its Affiliates on other matters) or any other obligation to any Loan Party except the obligations expressly set forth in the Loan Documents and (y) each Lender is acting solely as principal and not as the agent or fiduciary of any Loan

Party, its management, stockholders, creditors or any other Person.  Each Loan Party acknowledges and agrees that it has consulted its own legal and financial advisors to the extent it deemed appropriate and that it is responsible for making its own independent judgment with respect to such transactions and the process leading thereto.  Each Loan Party agrees that it will not claim that any Lender has rendered advisory services of any nature or respect, or owes a fiduciary or similar duty to such Loan Party, in connection with such transaction or the process leading thereto.

ARTICLE 11
LOAN PARTY GUARANTY

Section 11.01.                   Guaranty.  (a) Subject to the provisions of paragraph (b), each Guarantor hereby unconditionally and irrevocably guarantees to the Administrative Agent, for the benefit of the Lender Parties and their respective successors, indorsees, transferees and assigns, the prompt and complete payment and performance by each Borrower when due (whether at the stated maturity, by acceleration or otherwise) of the Obligations.

(b)                        This Loan Party Guaranty is a guaranty of payment when due and not of collectability and this Loan Party Guaranty is a primary obligation of each Guarantor and not merely a contract of surety.

(c)                         Anything herein or in any other Loan Document to the contrary notwithstanding, the maximum liability of each Guarantor hereunder and under the other Loan Documents shall in no event exceed the amount which can be guaranteed by such Guarantor under applicable laws relating to the insolvency of debtors.

(d)                        Each Guarantor agrees that the Obligations may at any time and from time to time exceed the amount of the liability of such Guarantor hereunder without impairing this Loan Party Guaranty or affecting the rights and remedies of the Administrative Agent or any other Lender Party hereunder.

(e)                         No payment or payments made by any Borrower, any Guarantor, any other guarantor or any other Person or received or collected by the Administrative Agent or any other Lender Party from any Borrower, any Guarantor, any other guarantor or any other Person by virtue of any action or proceeding or any set-off or appropriation or application at any time or from time to time in reduction of or in payment of the Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder, which shall, notwithstanding any such payment or payments other than payments made by such Guarantor in respect of the Obligations or payments received or collected from such Guarantor in respect of the Obligations, remain liable for the Obligations up to the maximum liability of such Guarantor hereunder until the Obligations are paid in full (other than Contingent Obligations) and the Commitments are terminated.

(f)                          Any and all payments by or on account of any obligation of any Guarantor under this Article 11 shall be governed by the terms set forth in Section 2.16 of this Agreement.

Section 11.02.                   Right of Contribution.  Each Guarantor hereby agrees that, to the extent that any Guarantor shall have paid more than its proportionate share of any payments made in respect of the Loan Party Guaranty, such Person shall be entitled to seek and receive contribution from and against the Guarantors hereunder.  Each Guarantor’s right of contribution shall be subject to the terms and conditions of Section 11.03 hereof. The provisions of this Section 11.02 shall in no respect limit the obligations and liabilities of any Guarantor to the Administrative Agent and the Lenders, and each Guarantor shall remain liable to the Administrative Agent and the Lenders for the full amount guaranteed by such Person under the Loan Party Guaranty.

Section 11.03.                   No Subrogation.  Notwithstanding any payment or payments made by any Guarantor hereunder or any set-off or application of funds of any Guarantor by any Lender, the Guarantors shall not be entitled to be subrogated to any of the rights of the Administrative Agent or any Lender against any Borrower or any other guarantor or any collateral security or guarantee or right of offset held by the Administrative Agent or any Lender for the payment of the Obligations, nor shall the Guarantors seek or be entitled to seek any contribution or reimbursement from any Borrower or any other guarantor in respect of payments made by any Guarantor hereunder, until all amounts owing to the Administrative Agent and the Lenders by the Borrowers on account of the Obligations are paid in full (other than Contingent Obligations) and the Commitments are terminated.  If any amount shall be paid to any Guarantor on account of such subrogation rights at any time when all of the Obligations shall not have been paid in full or the Commitments shall not have been terminated, such amount shall be held by such Guarantor in trust for the Administrative Agent and the Lenders, segregated from other funds of such Guarantor, and shall, promptly upon receipt by such Guarantor, be turned over to the Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to the Administrative Agent, if required), to be applied against the Obligations, whether matured or unmatured, in such order as the Administrative Agent may determine.

Section 11.04.                   Guaranty Absolute and Unconditional.  Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Obligations and notice of or proof of reliance by the Administrative Agent or any Lender upon this Loan Party Guaranty or acceptance of this Loan Party Guaranty, the Obligations, and any of them, shall conclusively be deemed to have been created, contracted or incurred, or renewed, extended, amended or waived, in reliance upon this Loan Party Guaranty; and all dealings between the Borrowers (or any of them) and the Guarantors (or any of them), on the one hand, and the Administrative Agent and the Lenders, on the other hand, likewise shall be conclusively presumed to have been had or consummated in reliance upon this Loan Party Guaranty.  Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon any Borrower or any other Guarantor or other guarantors with respect to the Obligations.  Each Guarantor understands and agrees that this Loan Party Guaranty shall be construed as a continuing, absolute and unconditional guaranty of payment without regard to (a) the validity, regularity or enforceability of this Agreement, any other Loan Document, any Letter of Credit, any of the Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by the Administrative Agent or any Lender, (b) any defense, set-off or counterclaim (other than a defense of payment or performance) which may at any time be available to or be asserted by any Guarantor against any Borrower, the Administrative Agent, any Issuing Bank or any Lender, or (c) any other circumstance whatsoever (with or without notice to or knowledge of any Borrower, any Guarantor or other guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of any Borrower for the Obligations, of any Guarantor under this Loan Party Guaranty or of any other guarantor, in bankruptcy or in any other instance.  When pursuing its rights and remedies hereunder against the Guarantor, the Administrative Agent and any Lender may, but shall be under no obligation to, pursue such rights and remedies as it may have against any Borrower, any Guarantor any other guarantor or any other Person or against any collateral security or guarantee for the Obligations or any right of offset with respect thereto, and any failure by the Administrative Agent or any Lender to pursue such other rights or remedies or to collect any payments from any such Borrower, Guarantor or other guarantor or other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of any such Borrower, Guarantor or other guarantor or other Person or any such collateral security, guarantee or right of offset, shall not relieve the Guarantors of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of the Administrative Agent and the Lenders against the Guarantors.  This Loan Party Guaranty shall remain in full force and effect and be binding in accordance with and to the extent of its terms upon the Guarantors and the respective successors and assigns thereof, and shall inure to the benefit of the Administrative Agent and the Lenders, and their respective successors, indorsees, transferees and assigns, until all the Obligations and the obligations of the Guarantors under this Loan Party Guaranty (other than Contingent Obligations) shall have been satisfied by payment in full and the Commitments shall be terminated, notwithstanding that from time to time during the term of the Credit Agreement any Borrower may be free from any Obligations.

Section 11.05.                   Reinstatement.  This Loan Party Guaranty shall continue to be effective, or be reinstated, as the case may be, if at any time payment, or any part thereof, of any of the Obligations is rescinded or must otherwise be restored or returned by the Administrative Agent or any Lender upon the insolvency, bankruptcy, administration, dissolution, liquidation or reorganization of any Borrower or any Guarantor or other guarantor, or upon or as a result of the appointment of a receiver, administrative receiver, administrator, intervenor or conservator of, or trustee or similar officer for, any Borrower or any Guarantor or other guarantor or any substantial part of the property of such Borrower, Guarantor or such other guarantor, or otherwise, all as though such payments had not been made.

Section 11.06.                   Payments.  Each Guarantor hereby guarantees that payments hereunder will be paid to the Administrative Agent without set-off or counterclaim in the relevant currency at the administrative office specified by the Administrative Agent.

Section 11.07.                   Additional Guarantors.  From time to time subsequent to the Closing Date, each entity which is required to be a Guarantor pursuant to clause (b) of the definition thereof shall become a Guarantor, with the same force and effect as if originally named as a Guarantor herein, for all purposes of this Agreement, upon execution and delivery by such entity of a Loan Party Joinder Agreement (and the delivery in connection therewith of written opinions of counsel and documents and certificates as the Administrative Agent may reasonably require).  The execution and delivery of any instrument adding an additional Guarantor as a party to this Agreement shall not require the consent of any other party hereunder.  The rights and obligations of each Guarantor hereunder shall remain in full force and effect notwithstanding the addition of any new Guarantor as a party to this Agreement.

[Remainder of page intentionally left blank.]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

KKR MANAGEMENT HOLDINGS L.P., as Borrower By: KKR Management Holdings Corp., its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Officer

KKR FUND HOLDINGS L.P., as Borrower By: KKR Fund Holdings GP Limited, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Officer

And By: KKR Group Holdings L.P., its general partner By: KKR Group Limited, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Officer

KKR INTERNATIONAL HOLDINGS L.P., as Borrower By: KKR Fund Holdings GP Limited, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Officer

And By: KKR Group Holdings L.P., its general partner By: KKR Group Limited, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Officer

KOHLBERG KRAVIS ROBERTS & CO. L.P., as Borrower By: KKR Management Holdings L.P., its general partner By: KKR Management Holdings Corp., its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Officer

KKR & CO. L.P., as Guarantor By: KKR Management LLC, its general partner

By:	/s/ William J. Janetschek
Name: William J. Janetschek
Title: Authorized Officer

HSBC BANK USA, NATIONAL ASSOCIATION, as Administrative Agent

By:	/s/ Joseph A. Lloret
Name: Joseph A. Lloret
Title: Vice President

HSBC BANK USA, NATIONAL ASSOCIATION, as Lender, Swingline Lender and as Issuing Bank

By:	/s/ Edwin Soogrim
Name: Edwin Soogrim
Title: Vice President

Citibank, N.A., as Lender

By:	/s/ Alex Duka
Name: Alex Duka
Title: Managing Director

Mizuho Bank, Ltd., as Lender

By:	/s/ James Fayen
Name: James Fayen
Title: Deputy General Manager

Bank of America, N.A., as Lender

By:	/s/ James B. Meanor, II
Name: James B. Meanor, II
Title: Managing Director

Sumitomo Mitsui Banking Corporation, as Lender

By:	/s/ David W. Kee
Name: David W. Kee
Title: Managing Director

Royal Bank of Canada, as Lender

By:	/s/ Greg DeRise
Name: Greg DeRise
Title: Authorized Signatory

BARCLAYS BANK PLC, as Lender

By:	/s/ Ronnie Glenn
Name: Ronnie Glenn
Title: Vice President

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ Bill O’Daly
Name: Bill O’Daly
Title: Authorized Signatory

CREDIT SUISSE AG, CAYMAN ISLANDS BRANCH, as Lender

By:	/s/ D. Andrew Maletta
Name: D. Andrew Maletta
Title: Authorized Signatory

GOLDMAN SACHS BANK USA, as Lender

By:	/s/ Rebecca Kratz
Name: Rebecca Kratz
Title: Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Lender

By:	/s/ Lauren Gubkin
Name: Lauren Gubkin
Title: Vice President

MORGAN STANLEY BANK, N.A., as Lender

By:	/s/ Michael King
Name: Michael King
Title: Authorized Signatory

UBS AG, STAMFORD BRANCH, as Lender

By:	/s/ Lana Gifas
Name: Lana Gifas
Title: Director

By:	/s/ Jennifer Anderson
Name: Jennifer Anderson
Title: Associate Director

Wells Fargo Bank, National Association, as Lender

By:	/s/ Luke Harbinson
Name: Luke Harbinson
Title: Vice President

BMO Harris Bank N.A., as Lender

By:	/s/ Scott Ferris
Name: Scott Ferris
Title: Managing Director

Nomura International plc, as Lender

By:	/s/ Sebastien Lhuilier
Name: Sebastien Lhuilier
Title: Managing Director

SCHEDULE 2.01

Commitments

Lender	Commitment
HSBC Bank USA, National Association	$400,000,000.00
Citibank, N.A.	$70,000,000.00
Mizuho Bank, Ltd.	$70,000,000.00
Bank of America, N.A.	$70,000,000.00
Sumitomo Mitsui Banking Corporation	$47,500,000.00
Royal Bank of Canada	$47,500,000.00
Barclays Bank PLC	$35,000,000.00
Credit Suisse AG, Cayman Islands Branch	$35,000,000.00
Goldman Sachs Bank USA	$35,000,000.00
JPMorgan Chase Bank, N.A.	$35,000,000.00
Morgan Stanley Bank, N.A.	$35,000,000.00
UBS AG, Stamford Branch	$35,000,000.00
Wells Fargo Bank, National Association	$35,000,000.00
BMO Harris Bank N.A.	$25,000,000.00
Nomura International plc	$25,000,000.00
TOTAL	$1,000,000,000

2.01-1

SCHEDULE 2.05

Existing Letters of Credit

Account Party	Issuing Bank	Expiry Date	Letter of Credit Amount	Beneficiary
Kohlberg Kravis Roberts & Co. L.P.	HSBC Bank USA, National Association	August 1, 2015	$4,305,000.00	Safety National Casualty Corporation
Kohlberg Kravis Roberts & Co. L.P.	HSBC Bank USA, National Association	August 1, 2015	$15,695,000.00	Zurich American Insurance Company

2.05-1

SCHEDULE 3.05

Disclosed Matters

All matters disclosed in KKR & Co. L.P.’s consolidated financial statements and notes to the consolidated financial statements included in filings with the Securities and Exchange Commission through the date hereof.

3.05-1

EXHIBIT A

[FORM OF] ASSIGNMENT AND ASSUMPTION

This Assignment and Assumption (the “Assignment and Assumption”) is dated as of the Effective Date set forth below and is entered into by and between [NAME OF ASSIGNOR] (the “Assignor”) and [NAME OF ASSIGNEE] (the “Assignee”).  Capitalized terms used but not defined herein shall have the meanings given to them in the Credit Agreement identified below (as amended, the “Credit Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee.  The Standard Terms and Conditions set forth in Annex 1 attached hereto are hereby agreed to and incorporated herein by reference and made a part of this Assignment and Assumption as if set forth herein in full.

For an agreed consideration, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Standard Terms and Conditions and the Credit Agreement, as of the Effective Date inserted by the Administrative Agent as contemplated below (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Credit Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of all of such outstanding rights and obligations of the Assignor under the respective Commitments identified below (including without limitation any Letters of Credit, guaranties, and Swingline Loans included under such Commitment) and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Credit Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned by the Assignor to the Assignee pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”).  Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

1.	Assignor:

2.	Assignee:

[and is an [Affiliate]/[Approved Fund of] [identify Lender]]

3.	Borrowers:

Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership and any

Additional Group Partnership that becomes a party to the Credit Agreement in accordance with Section 5.09 thereof

4.	Administrative Agent:	HSBC Bank USA, National Association, as the administrative agent under the Credit Agreement

5.	Credit Agreement:

The Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time), among Kohlberg Kravis Roberts & Co. L.P., as the Borrower Representative, KKR Fund Holdings L.P., KKR Management Holdings L.P., KKR International Holdings L.P., as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank

6.	Assigned Interest

Series of Commitment/Loans Assigned[1]	Aggregate Amount of Commitment/Loans for all Lenders	Amount of Commitment/Loans Assigned	Percentage Assigned of Commitment/Loans[2]
	$	$		%

Effective Date:                                , 20       [TO BE INSERTED BY ADMINISTRATIVE AGENT AND WHICH SHALL BE THE EFFECTIVE DATE OF RECORDATION OF TRANSFER IN THE REGISTER THEREFOR.]

The Assignee agrees to deliver to the Administrative Agent a completed Administrative Questionnaire in which the Assignee designates one or more credit contacts to whom all syndicate-level information (which may contain material non-public information about the Loan Parties and their Related Parties or their respective securities) will be made available and who

1  Fill in specific Extension Series, if applicable.

2  Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

may receive such information in accordance with the Assignee’s compliance procedures and applicable laws, including Federal and state securities laws.

The terms set forth in this Assignment and Assumption are hereby agreed to:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

ASSIGNOR

[NAME OF ASSIGNOR]

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

[Consented to and][3] Accepted:
HSBC BANK USA, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Consented to:][4]

KOHLBERG KRAVIS ROBERTS & CO.
L.P., as Borrower Representative

By: KKR Management Holdings L.P., its
general partner

By: KKR Management Holdings Corp., its
general partner

By:
Name:
Title:

Consented to:

HSBC BANK USA, NATIONAL
ASSOCIATION, as Swingline Lender

By:
Name:
Title:

3  To be added only if the consent of the Administrative Agent is required by the terms of the Credit Agreement.

4  To be added only if the consent of the Borrower Representative is required by the terms of the Credit Agreement.

[Signature Page to Assignment and Assumption]

Consented to:

[NAME OF ISSUING BANK], as Issuing
Bank:

By:
Name:
Title:

[Signature Page to Assignment and Assumption]

ANNEX 1

STANDARD TERMS AND CONDITIONS FOR
ASSIGNMENT AND ASSUMPTION

1.                                      Representations and Warranties.

1.1                               Assignor.  The Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim, (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and (iv) it is not a Defaulting Lender; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with the Credit Agreement or any other Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder, (iii) the financial condition of the Public Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Public Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2.                            Assignee.  The Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it meets all the requirements to be an assignee under Section 10.04 of the Credit Agreement (subject to such consents, if any, as may be required thereunder), (iii) from and after the Effective Date, it shall be bound by the provisions of the Credit Agreement as a Lender thereunder and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it is sophisticated with respect to decisions to acquire assets of the type represented by the Assigned Interest and either it, or the Person exercising discretion in making its decision to acquire the Assigned Interest, is experienced in acquiring assets of such type, (v) it has received a copy of the Credit Agreement, and has received or has been accorded the opportunity to receive copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, as applicable, and such other documents and information as it deems appropriate to make its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, (vi) it has, independently and without reliance upon the Administrative Agent or any other Lender and based on such documents and information as it has deemed appropriate, made its own credit analysis and decision to enter into this Assignment and Assumption and to purchase the Assigned Interest, and (vii) if it is a Foreign Lender, attached to the Assignment and Assumption is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

A-1-1

2.                                      Payments.  From and after the Effective Date, the Administrative Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date.

3.                                      General Provisions.  This Assignment and Assumption shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns.  This Assignment and Assumption may be executed in any number of counterparts, which together shall constitute one instrument.  Delivery of an executed counterpart of a signature page of this Assignment and Assumption by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment and Assumption.  This Assignment and Assumption shall be construed in accordance with and governed by the laws of the State of New York.

A-1-2

EXHIBIT B

[FORM OF] COMPLIANCE CERTIFICATE

Date:                       , 20

To:                             HSBC Bank USA, National Association, as Administrative Agent

Ladies and Gentlemen:

Reference is made to that certain Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (the “Borrower Representative”), KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank.

The undersigned hereby certifies, on behalf of the Borrower Representative and not individually, as of the date hereof that [he][she] is an Authorized Officer of the Borrower Representative, and that, as such, [he][she] is authorized to execute and deliver this Certificate to the Administrative Agent on behalf of the Borrower Representative, and that

a.                                      I have no knowledge of the existence of any condition or event which constitutes an Event of Default or Default as of the date of this Certificate[, except as set forth in a separate attachment, if any, to this Certificate, describing in reasonable detail, the nature of the condition or event and any action which the Borrower Representative has taken, is taking or proposes to take with respect thereto].

b.                                      There has been no change in GAAP or in the application thereof since the date of the financial statements referred to in Section 3.04 of the Credit Agreement[, except as set forth in a separate attachment, if any, to this Certificate, describing in reasonable detail the effect of such change on the financial statements most recently delivered pursuant to Sections 5.01(a) and (b) of the Credit Agreement].

c.                                       Set forth on Schedule 1 attached hereto are calculations of the financial covenants required by Section 6.05.

B-1

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of the date first written above.

KOHLBERG KRAVIS ROBERTS & CO.
L.P., as Borrower Representative

By: KKR Management Holdings L.P.,
its general partner

By: KKR Management Holdings Corp.,
its general partner

By:
Name:
Title:	Authorized Officer

[Signature Page to Compliance Certificate]

SCHEDULE 1

FOR THE FISCAL QUARTER ENDING [             ]. 5

The information described herein is as of [                    ], 20[   ].

[For calculation of Fee Paying Assets Under Management, please use the following table:]

Fee paying assets under management as reported in the Public Company’s segment financial reporting:	$

Required:	> $40,000,000,000

[For calculation of Leverage Ratio, please use the following table:]

Leverage Ratio: (the ratio of 1 to 2 below)	:1.0
Required:	< 4:0 to 1.0

1. Total Indebtedness: (a) the sum of the types of Indebtedness of the Public Company and its Subsidiaries described in (i) through (vi) minus (b) (i) minus (ii)[6]	$

a.

(i) all obligations for borrowed money or with respect to deposits or advances of any kind;	$

(ii) all obligations evidenced by bonds, debentures, notes or similar instruments;	$

(iii) all Guaranties of Indebtedness of others (in respect of the other types of Indebtedness specified in this	$

5  To be calculated and tested as of the last day of any fiscal quarter, commencing December 31, 2014; provided that for the period ending September 30, 2014, calculations to be provided for the fiscal quarter ended September 30, 2014.

6  If (b) is greater than (a), Total Indebtedness shall be zero.

B-1-1

item 1;

(iv) all Capital Lease Obligations;	$

(v) all obligations, contingent or otherwise, as an account party in respect of letters of credit and letters of guaranty (to the extent of drawings thereunder); and	$

(vi) all obligations, contingent or otherwise, in respect of bankers’ acceptances (to the extent of drawings thereunder)	$

b.

(i) Cash and Short-Term Investments as set forth in the Public Company’s segment financial reporting; and	$

(ii) Cash and Short-Term Investments of KFN and its subsidiaries	$

2. Fee and Yield EBITDA for the period of four consecutive fiscal quarters ended on the date hereof or most recently ended prior to the date hereof[7]	$

7  To equal to the Fee and Yield EBITDA included in the Public Company’s segment financial reporting subject to applicable pro forma adjustments.

B-1-2

EXHIBIT C

[FORM OF] LOAN PARTY JOINDER AGREEMENT

LOAN PARTY JOINDER AGREEMENT dated as of [•], 20[•], among KOHLBERG KRAVIS ROBERTS & CO. L.P., a Delaware limited partnership, as the Borrower Representative (the “Company”), [NAME OF LOAN PARTY], a [•] limited partnership (the “New Loan Party”), and HSBC BANK USA, NATIONAL ASSOCIATION, as administrative agent (the “Administrative Agent”).

Reference is hereby made to the Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among the Company, KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank.  Capitalized terms used herein but not otherwise defined herein shall have the meanings assigned to such terms in the Credit Agreement.

Under the Credit Agreement, the Lenders have agreed, upon the terms and subject to the conditions therein set forth, to make Loans to the Borrowers, and the Company and the New Loan Party are required to make such New Loan Party a [Borrower] [Guarantor] pursuant to the terms of Section 5.09 of the Credit Agreement.  The Company represents that the New Loan Party is [an Additional Group Partnership] [a guarantor under the 6.375% Senior Notes due 2020, the 5.500% Senior Notes due 2043 or the 5.125% Senior Notes due 2044, issued, respectively, by KKR Group Finance Co. LLC, KKR Group Finance Co. II LLC and KKR Group Finance Co. III LLC, each a Delaware limited liability company].  Each of the Company and the New Loan Party represent and warrant that the representations and warranties of the Company in the Credit Agreement relating to the New Loan Party and this Agreement are true and correct on and as of the date hereof (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates.  Upon execution of this Agreement by each of the Company, the New Loan Party and the Administrative Agent, the New Loan Party shall be a party to the Credit Agreement and shall constitute a [“Borrower”] [“Guarantor”] for all purposes thereof, and the New Loan Party hereby agrees to be bound by all provisions of the Credit Agreement.

This Agreement shall be construed in accordance with and governed by the laws of the State of New York.

C-1

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their authorized officers as of the date first appearing above.

KOHLBERG KRAVIS ROBERTS & CO.
L.P., as Borrower Representative

By: KKR Management Holdings L.P., its
general partner

By: KKR Management Holdings Corp., its
general partner

By:
Name:
Title:

[NAME OF NEW LOAN PARTY], as
New Loan Party

By:
Name:
Title:

HSBC BANK USA, NATIONAL
ASSOCIATION, as Administrative Agent

By:
Name:
Title:

[Signature Page to Loan Party Joinder Agreement]

EXHIBIT D

[FORM OF] LENDER JOINDER AGREEMENT

[DATE]

Reference is made to the Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, as the Borrower Representative, KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank

Upon execution and delivery of this Lender Joinder Agreement by the parties hereto, the undersigned hereby becomes a Lender under the Credit Agreement having the Commitment set forth in Schedule 1 hereto, effective as of the date hereof and agrees to be bound by the provisions of the Credit Agreement.

The undersigned (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Lender Joinder Agreement and to consummate the transactions contemplated hereby and to become a Lender under the Credit Agreement, (ii) it satisfies the requirements, if any, specified in the Credit Agreement that are required to be satisfied by it in order to become a Lender, (iii) it has received a copy of the Credit Agreement, together with copies of the most recent financial statements delivered pursuant to Section 5.01 thereof, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Lender Joinder Agreement on the basis of which it has made such analysis and decision independently and without reliance on the Administrative Agent or any other Lender and (iv) if it is a Non-U.S. Lender, attached to this Lender Joinder Agreement is any documentation required to be delivered by it pursuant to the terms of the Credit Agreement, duly completed and executed by the undersigned, and (b) agrees that (i) it will, independently and without reliance on the Administrative Agent or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

THIS LENDER JOINDER AGREEMENT SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

D-1

This Lender Joinder Agreement may be executed by one or more of the parties hereto on any number of separate counterparts, and all of said counterparts taken together shall be deemed to constitute one and the same instrument.  Delivery of an executed signature page hereof by facsimile transmission shall be effective as delivery of a manually executed counterpart hereof.

[Signature Page to Lender Joinder Agreement]

IN WITNESS WHEREOF, the parties hereto have caused this Lender Joinder Agreement to be duly executed and delivered by their proper and duly authorized officers as of the date first written above.

[LENDER], as Lender

By:
Name:
Title:

[for Lenders requiring two signature blocks]

By:
Name:
Title:

[Signature Page to Lender Joinder Agreement]

Accepted and agreed:

KOHLBERG KRAVIS ROBERTS & CO. L.P.,
as Borrower Representative

By: KKR Management Holdings L.P., its general partner

By: KKR Management Holdings Corp., its general partner

By:
Name:
Title:

HSBC BANK USA, NATIONAL ASSOCIATION,
as Administrative Agent

By:
Name:
Title:

[Signature Page to Lender Joinder Agreement]

SCHEDULE 1

COMMITMENTS AND NOTICE ADDRESS

1.	Name of Lender:
Notice Address:

Attention:
Telephone:
Facsimile:
2.	Commitment:

EXHIBIT E

[FORM OF] BORROWING REQUEST

HSBC Bank USA, National Association,

as Administrative Agent for the Lenders

party to the Credit Agreement referred to below

[address]
Attention of

Ladies and Gentlemen:

The undersigned, Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, as Borrower Representative, refers to the Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower Representative, KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section [2.03] [2.04]1 of the Credit Agreement, that the Borrower identified in clause (i) below requests a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such Borrowing (the “Proposed Borrowing”) required by Section [2.03][2.04] of the Credit Agreement:

(i)                                     The Borrower requesting the Proposed Borrowing is                     (the “Borrower”).

(ii)                                  The aggregate amount of the Proposed Borrowing is US $                         .

(iii)                               The Business Day of the Proposed Borrowing is                         , 20    .

(iv)                              The Proposed Borrowing is a[n] [ABR Borrowing] [Eurocurrency Borrowing][Swingline Borrowing].

1  2.03 for all Borrowings other than Swingline Borrowings.

(v)                                 [The currency of the Proposed Borrowing is                         .]2

(vi)                              [The initial Interest Period for each Eurocurrency Loan made as part of the Proposed Borrowing is [              month[s]].3

(vii)                           The location and number of the Borrower’s account to which the funds of the Proposed Borrowing are to be disbursed is                                .

(viii)                        The undersigned hereby certifies that the following statements are true on the date hereof, and will be true on the date of the Proposed Borrowing, before and immediately after giving effect thereto and to the application of the proceeds therefrom:

(A)                               the representations and warranties of each Loan Party set forth in the Loan Documents shall be true and correct on and as of the date of the Proposed Borrowing (except where such representations and warranties expressly relate to an earlier date, in which case such representations and warranties shall have been true and correct in all material respects as of such earlier date); provided that, any representation and warranty that is qualified as to “materiality,” “Material Adverse Effect” or similar language shall be true and correct (after giving effect to any qualification therein) in all respects on such respective dates; and

(B)                               at the time of and immediately after giving effect to the Proposed Borrowing, no Default shall have occurred and be continuing.

Very truly yours,

KOHLBERG KRAVIS ROBERTS & CO. L.P., as Borrower Representative

By: KKR Management Holdings L.P., its general partner

By: KKR Management Holdings Corp., its general partner

By:
Name:
Title:

2  For Eurocurrency Borrowings only.

3  For Eurocurrency/Borrowings only.

[cc:                       HSBC Bank USA, National Association

452 5th Avenue (8E6)

New York, New York 10018

Attention of Corporate Trust and Loan Agency]4

4  For ABR/Swingline Borrowings only.

EXHIBIT F

[FORM OF] INTEREST ELECTION REQUEST

HSBC Bank USA, National Association,

as Administrative Agent for the Lenders

party to the Credit Agreement referred to below

[address]
Attention of

Ladies and Gentlemen:

The undersigned, Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, as Borrower Representative, refers to the Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”; the terms defined therein being used herein as therein defined), among the Borrower Representative, KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank, and hereby gives you notice, irrevocably, pursuant to Section 2.07 of the Credit Agreement, that the undersigned hereby requests an election to convert or continue a Borrowing under the Credit Agreement, and in that connection sets forth below the information relating to such election (the “Proposed Election”) required by Section 2.07 of the Credit Agreement:

(i)                                     The Borrowing to which the Proposed Election applies is [specify], in the aggregate amount of US $                       .

(ii)                                  The Business Day of the Proposed Election is                      , 20   .

(iii)                               The resulting Borrowing is a[n] [ABR Borrowing] [Eurocurrency Borrowing].

(iv)                              [The Interest Period for the resulting Borrowing is [              month[s]].12

12  For Eurocurrency Borrowings only.

F-1

Very truly yours,

KOHLBERG KRAVIS ROBERTS & CO. L.P., as Borrower Representative

By: KKR Management Holdings L.P., its general partner

By: KKR Management Holdings Corp., its general partner

By:
Name:
Title:

[cc:                            HSBC Bank USA, National Association

452 5th Avenue (8E6)

New York, New York 10018

Attention of Corporate Trust and Loan Agency]13

13  For ABR Borrowings only.

F-2

EXHIBIT G-1

FORM OF

U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders that are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (the “Borrower Representative”), KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) or Letter(s) of Credit in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower Representative within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower Representative as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate (in the form hereof where applicable) in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

G-1-1

[NAME OF FOREIGN LENDER]

BY:
Name:
Title:

[Address]

Date: , 20[ ]

G-1-2

EXHIBIT G-2

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants that are Not Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (the “Borrower Representative”), KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Borrower Representative within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Borrower Representative as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate (in the form hereof where applicable) in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

G-2-1

[NAME OF FOREIGN PARTICIPANT]

BY:
Name:
Title:

[Address]

Date: , 20[ ]

G-2-2

EXHIBIT G-3

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Participants that are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (the “Borrower Representative”), KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct and indirect partners/members are the sole beneficial owners of such participation, (iii) with respect such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower Representative within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower Representative as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E, (ii) an IRS Form W-8BEN or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate (in the form hereof where applicable) in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

G-3-1

[NAME OF FOREIGN PARTICIPANT]

BY:
Name:
Title:

[Address]

Date: , 20[ ]

G-3-2

EXHIBIT G-4

FORM OF
U.S. TAX COMPLIANCE CERTIFICATE

(For Non-U.S. Lenders that are Partnerships for U.S. Federal Income Tax Purposes)

Reference is made to the Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Credit Agreement”), among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership (the “Borrower Representative”), KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank.

Pursuant to the provisions of Section 2.16(e) of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct and indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)) or Letter(s) of Credit, (iii) with respect to the extension of credit pursuant to the Credit Agreement or other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Borrower Representative within the meaning of Section 871(h)(3)(B) of the Code, and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Borrower Representative as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished Administrative Agent with IRS Form W-8IMY accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN-E, (ii) an IRS Form W-8BEN or (iii) an IRS Form W-8IMY accompanied by an IRS Form W-8BEN-E or IRS Form W-8BEN, as applicable, from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption.  By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform Borrower and the Administrative Agent in writing and (2) the undersigned shall have at all times furnished the Borrower and the Administrative Agent with a properly completed and currently effective certificate (in the form hereof where applicable) in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payment.

G-4-1

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[Signature Page Follows]

G-4-2

[NAME OF FOREIGN LENDER]

BY:
Name:
Title:

[Address]

Date: , 20[ ]

G-4-3

EXHIBIT H

[FORM OF] NOTE

[Date]

FOR VALUE RECEIVED, the undersigned (the “Borrowers”), hereby promise to pay to                                         or its permitted registered assigns (the “Lender”), in accordance with the provisions of the Agreement (as hereinafter defined), the principal amount of (a) $[                     ], or, if less, (b) the aggregate unpaid principal amount, if any, of the Loans from time to time made by the Lender to any Borrower under that certain Credit Agreement, dated as of October 22, 2014 (as amended, restated, amended and restated, supplemented or otherwise modified, refinanced or replaced from time to time, the “Agreement”; the terms defined therein being used herein as therein defined), among Kohlberg Kravis Roberts & Co. L.P., a Delaware limited partnership, KKR Fund Holdings L.P., a Cayman Islands exempted limited partnership, KKR Management Holdings L.P., a Delaware limited partnership, KKR International Holdings L.P., a Cayman Islands exempted limited partnership, as Borrowers, the other Borrowers from time to time party thereto, the Guarantors from time to time party thereto, the lending institutions from time to time party thereto, and HSBC Bank USA, National Association, as Administrative Agent, Swingline Lender and Issuing Bank (capitalized terms used but not defined herein having the meaning provided in the Agreement).

Each Borrower promises to pay interest on the unpaid principal amount of the Loans made by the Lender from the date of such Loans until such principal amount is paid in full, at such interest rates and at such times as provided in the Agreement.  All payments of principal and interest shall be made to the Administrative Agent for the account of the Lender in the currency in which such Loans are denominated (or as otherwise provided in the Agreement) in immediately available funds at the Administrative Agent’s Office or such other place as the Administrative Agent shall have specified.  If any amount is not paid in full when due hereunder, such unpaid amount shall bear interest, to be paid upon demand, from the due date thereof until the date of actual payment (and before as well as after judgment) computed at the per annum rate set forth in the Agreement.

This Note is one of the Notes referred to in the Agreement, is entitled to the benefits thereof and may be prepaid in whole or in part subject to the terms and conditions provided therein. This Note is also entitled to the benefits of the Loan Party Guaranty in Article 11 of the Agreement. Upon the occurrence and continuation of one or more of the Events of Default specified in the Agreement, all amounts then remaining unpaid on this Note shall become, or may be declared to be, immediately due and payable all as provided in the Agreement. Loans made by the Lender shall be evidenced by one or more loan accounts or records maintained by the Lender in the ordinary course of business. The Lender may also attach schedules to this Note and endorse thereon the date, amount and maturity of its Loans and payments with respect thereto.

H-1

Except as otherwise provided in the Agreement, each Borrower, for itself, its successors and assigns, hereby waives diligence, presentment, protest and demand and notice of protest, demand, dishonor and non-payment of this Note.

H-2

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

KKR MANAGEMENT HOLDINGS L.P., as Borrower

By: KKR Management Holdings Corp., its general partner

By:
Name:
Title:

KKR FUND HOLDINGS L.P., as Borrower

By: KKR Fund Holdings GP Limited, its general partner

By:
Name:
Title:

And

By: KKR Group Holdings L.P., its general partner

By: KKR Group Limited, its general partner

By:
Name:
Title:

[Signature Page to Note]

KKR INTERNATIONAL HOLDINGS L.P., as Borrower

By: KKR Fund Holdings GP Limited, its general partner

By:
Name:
Title:

And

By: KKR Group Holdings L.P., its general partner

By: KKR Group Limited, its general partner

By:
Name:
Title:

KOHLBERG KRAVIS ROBERTS & CO. L.P., as Borrower

By: KKR Management Holdings L.P., its general partner

By: KKR Management Holdings Corp., its general partner

By:
Name:
Title:

LOANS AND PAYMENTS WITH RESPECT THERETO

Date	Type of Loan Made	Amount of Loan Made	End of Interest Period	Amount of Principal or Interest Paid This Date	Outstanding Principal Balance This Date	Notation Made By